As filed with the Securities and Exchange Commission on July 10, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RING ENERGY, INC.

(Exact name of registrant as specific in its charter)

Nevada	1311	90-0406406
(State of jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification NO.)

200 N. Loraine Street, Suite 1245
Midland, Texas 79701
(432) 682-7464
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William R. Broaddrick
Chief Financial Officer
6555 S. Lewis Ave, Suite 200
Tulsa, OK 74136
(918) 499-3880
(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark L. Jones

Allison D. Jones

Burleson LLP

700 Milam Street, Suite 1100

Houston, Texas 77002

(713) 358-1791 (Phone)

(713) 358-1717 (Fax)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  X .

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	.	Accelerated filer	.
Non-accelerated filer	X . (Do not check if a smaller reporting company)	Smaller reporting company	.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value	2,000,001	$18.19 (1)	$36,380,019 (1)	$4,696

(1)

Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average high and low prices of common stock of Registrant reported on the NYSE MKT for July 7, 2014.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. NEITHER THE COMPANY NOR ANY SELLING STOCKHOLDER MAY SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to Completion, dated July 10, 2014

PRELIMINARY PROSPECTUS

2,000,001 Shares

RING ENERGY, INC.

Common Stock

The Selling Stockholders identified in this prospectus, including their donees, pledgees, transferees or other successors-in-interests (the “Selling Stockholders”), may offer and sell from time to time up to 2,000,001 outstanding shares (the “Resale Shares”) of the common stock, $.001 par value, of Ring Energy, Inc., a Nevada corporation (“Common Stock”).

Certain of the Selling Stockholders may be deemed affiliates of the Company. The Selling Stockholders are offering the Resale Shares. Because all of the shares being offered under this prospectus are Resale Shares being offered by Selling Stockholders, we cannot currently determine the price or prices at which our Common Stock may be sold under this prospectus. Any Selling Stockholder may sell all or a portion of these shares from time to time in market transactions through any market on which the Common Stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agents or as principals or by a combination of such methods of sale. The Selling Stockholders will receive all proceeds from such sales of the Resale Shares. For additional information on the methods of sale of the Resale Shares, you should refer to the section entitled “Plan of Distribution.”

We will not receive any proceeds from the sale of any Resale Shares sold by the Selling Stockholders.

Our Common Stock is traded on the NYSE MKT under the symbol “REI”. On July 9, 2014, the last reported sales price of our Common Stock was $18.23 per share.

The securities offered in this prospectus involve a high degree of risk. You should carefully consider the matters set forth in “Risk Factors” on page 11 of this prospectus in determining whether to purchase our securities.

Neither the Securities and Exchange Commission nor any regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. We have not authorized any dealer, salesperson or other person to provide you with information concerning us, except for the information contained in this prospectus. Neither we nor any of the Selling Stockholders may sell the securities until the registration statement, of which this prospectus forms a part, is filed with the Securities and Exchange Commission and is effective. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the Common Stock in any jurisdiction in which the offer or sale is not permitted.

The date of this prospectus is ___________, 2014

You should rely only on the information contained in this prospectus and in any relevant prospectus supplement or free writing prospectus, including any information incorporated herein or therein by reference. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus, any accompanying prospectus supplement, any free writing prospectus or any document incorporated by reference is accurate as of any date other than the date on its front cover. Our business, financial condition, results of operations and prospects may have changed since the date indicated on the front cover of such documents. Neither this prospectus nor any prospectus supplement or free writing prospectus constitutes an offer to sell or the solicitation of an offer to buy any securities other than the Resale Shares to which they relate, nor does this prospectus or a prospectus supplement or free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

PROSPECTUS SUMMARY

This summary contains basic information about us and the resale of the securities being offered by the Selling Stockholders. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and our financial statements and the notes to the financial statements, before making an investment decision. This summary is qualified in its entirety by the more detailed information and the financial statements and related notes.

Unless the context otherwise requires, references in this prospectus to “Ring,” “Ring Energy,” “we,” “us,” the “Company,” “our” or “ours” refer to Ring Energy, Inc. and its subsidiary.

Ring Energy, Inc.

Overview

Ring Energy is a Midland-based exploration and production company that is engaged in oil and natural gas acquisition, exploration, development and production activities. Our exploration and production interests are currently focused in Texas and Kansas. The Company takes a conventional approach to its drilling program and seeks to develop its traditional core areas, as well as look for new growth opportunities.

The Company’s primary drilling operations target the Central Basin Platform in Andrews County and Gaines County, Texas. As of December 31, 2013, Ring had 14,375 gross (8,949 net) acres in those counties. The Company also has 16,997 gross (14,232 net) acres in Kansas targeting the Mississippi Lime play. The acreage is located in Gray, Finney and Haskell counties. On October 16, 2013, Ring entered into a joint development agreement with Torchlight Energy Resources, Inc., to develop its Kansas leasehold. The Company will continue to operate the acreage and Torchlight Energy Resources, Inc., will earn an equal share in the leasehold after fulfilling the agreed upon drilling carry obligation of $6 million (the “Development Agreement”). Ring plans to drill ten vertical wells pursuant to the Development Agreement.

As of December 31, 2013, Ring’s proved reserves were 7.3 million BOE (barrel of oil equivalent). Effectively 100% of its reserves (based on the estimates above) relate to properties located in Texas. The Company’s proved reserves are oil-weighted with 94% of proved reserves consisting of oil and 6% consisting of natural gas. Of those reserves, 24% of the proved reserves are classified as proved developed producing, or “PDP,” 4% are classified as proved developed non-producing, or “PDNP,” and approximately 72% are classified as proved undeveloped, or “PUD.”

Production for the quarter ended March 31, 2014, was approximately 65,380 BOE, as compared to production of 56,825 BOE for the quarter ended December 31, 2012, a 15% increase in BOE. The stated production amount reflects only the oil and gas that was produced and shipped prior to the end of the quarter. Any oil and gas produced in the first quarter but still held on site after March 31, 2014, will be credited in the second quarter.

Ring believes that there is significant value to be created by drilling the identified undeveloped opportunities on its Texas properties. As of June 30, 2014, Ring owned interests in a total of 5,467 gross (3,537 net) developed acres and 15,280 gross (9,848 net) undeveloped acres in Texas. The Company has 192 identified proven vertical drilling locations based on the reserve report as of December 31, 2013, and an additional 1,171 identified potential vertical drilling locations based on 10-acre downspacing. Ring believes there is further downspacing opportunity based on results of neighboring operators which would add additional drilling locations to existing acreage. Ring intends to grow its reserves and production through development, drilling, exploitation and exploration activities on this multi-year project inventory of identified potential drilling locations and through acquisitions that meet the Company’s strategic and financial objectives, targeting oil-weighted reserves. Ring has identified 23 wells that are suitable candidates for re-stimulation, providing attractive returns with lower upfront costs. Ring will continue to develop its Kansas acreage through the Development Agreement with Torchlight Energy Resources, Inc. The drilling carry will cover the drilling expenses for approximately the first ten wells.

Ring Energy’s Business Strategy

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Growing production and reserves by developing our oil-rich resource base. Ring intends to actively drill and develop its acreage base in an effort to maximize its value and resource potential. Ring’s portfolio of proved oil and natural gas reserves consists of 94% oil and 6% natural gas. Of those reserves, 24% of the proved reserves are classified as proved developed producing, or “PDP,” 4% are classified as proved developed non-producing, or “PDNP,” and approximately 72% are classified as proved undeveloped, or “PUD.” Through the conversion of undeveloped reserves to developed reserves, Ring will seek to increase production, reserves and cash flow while gaining favorable returns on invested capital.

Through December 31, 2013, we increased our proved reserves to approximately 7.3 million BOE (barrel of oil equivalent). As of December 31, 2013, our estimated proved reserves had a pre-tax PV10 (present value of future net revenues before income taxes discounted at 10%) of approximately $198.4 million and a Standardized Measure of Discounted Future Net Cash Flows of approximately $133.9 million. The difference between these two amounts is the effect of income taxes. The Company presents the pre-tax PV-10 value, which is a non-GAAP financial measure, because it is a widely used industry standard which we believe is useful to those who may review this Annual Report when comparing our asset base and performance to other comparable oil and gas exploration and production companies. We spent approximately $44.5 million on acquisitions and capital projects during 2012 and 2013, and we intend to continually actively drill and develop our acreage in an effort to maximize shareholder value.

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Employ industry leading drilling and completion techniques. Ring’s executive team, which has over 100 years combined experience in the oil and gas industry, intends to utilize new and innovative technological advancements and careful geological evaluation in reservoir engineering to generate value for its stockholders and to build development opportunities for years to come. Improved efficiency through employing technological advancements can provide a significant benefit in a continuous drilling program such as the one Ring contemplates for its current inventory of drilling locations. Additionally, Ring believes that the experience of its executive team will help reduce the time and cost associated with drilling and completing both conventional and horizontal wells, while potentially increasing recovery.

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Pursue strategic acquisitions with exceptional upside potential. Ring has a history of acquiring leasehold positions that it believes to have substantial resource potential and to meet its targeted returns on invested capital. Ring has historically pursued acquisitions of properties that it believes to have exploitation and development potential comparable to its existing inventory of drilling locations. The Company has developed and refined an acquisition program designed to increase reserves and complement existing core properties. Ring’s experienced team of management and engineering professionals identify and evaluate acquisition opportunities, negotiate and close purchases and manage acquired properties. Management intends to continue to pursue strategic acquisitions that meet the Company’s operational and financial targets. The executive team, with its extensive experience in the Permian Basin, has many relationships with operators and service providers in the region. Ring believes that leveraging its contacts will be a competitive advantage in identifying acquisition targets. Management’s proven ability to evaluate resource potential will allow Ring to successfully acquire acreage and bring out more value in the assets.

Ring Energy’s Strengths

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High quality asset base in one of North America’s leading resource plays .. Ring’s acreage in the Permian Basin is all located in Andrews and Gaines Counties, which is in the heart of the Central Basin Platform. The Central Basin Platform is a NW-trending uplifted basement block that separates the Midland Basin (to the east) from the Delaware Basin (to the west). As of June 30, 2014, Ring has drilled 100 wells on its acreage and re-stimulated 23existing wells. Production for the three months ended March 31, 2014, was 99% oil and 1% natural gas. As of December 31, 2013, estimated net proved reserves were comprised of approximately 94% oil and 6% natural gas, which allow the Company to benefit from the currently more favorable pricing of oil as compared to natural gas.

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De-risked Permian acreage position with multi-year vertical drilling inventory .. As of June 30, 2014, Ring has drilled 100 gross operated wells across its leasehold position with a 100% success rate. The Company has also re-stimulated 23 existing wells with attractive well economics. Ring has identified a multi-year inventory of potential drilling locations that will drive reserves and production growth and provide attractive return opportunities. As of December 31, 2013, Ring has 192 identified proven vertical drilling locations in its proved undeveloped reserves. It believes it has an additional 1,171 potential locations based on 10-acre downspacing. The Company views this drilling inventory as de-risked because of the significant production history in the area and well-established industry activity surrounding the acreage.

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Experienced and proven management team focused on the Permian Basin .. The executive team has an average of approximately 22 years of industry experience per person, most of which has been focused in the Permian Basin. The Company believes its management and technical team is one of the principal competitive strengths due to the team’s proven ability to identify and integrate acquisitions, focus on cost efficiencies while managing a large-scale development program and disciplined allocation of capital to high-returning projects. Chief Executive Officer Kelly Hoffman has had a successful career in the Permian Basin since 1975 when he started with Amoco Production Company and found further success in West Texas when he co-founded AOCO. In addition, Chairman of the Board, Lloyd T. Rochford, and Director, Stanley M. McCabe, formed Arena Resources, Inc. (“Arena”) in 2001, which operated in the same proximate area as Ring’s Andrews and Gaines County acreage. Arena eventually sold to SandRidge Energy, Inc., in July 2010 for $1.6 billion. Ring’s management team aims to execute a similar growth strategy and development plan by leveraging its industry relationships and significant operational experience in these regions.

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Concentrated acreage position with high degree of operational control .. Ring operates approximately 99% of its Permian Basin and Kansas acreage positions. The operating control allows Ring to implement and benefit from its strategy of enhancing returns through operational and cost efficiencies. Additionally, as the operator of substantially all of acreage, Ring retains the ability to adjust its capital expenditures based on well performance and commodity price forecasts.

Recent Developments

On February 27, 2014, Ring completed an acquisition of certain assets pursuant to its previously announced Purchase and Sale Agreement, for a purchase price of approximately $6.45 million in cash. The assets acquired by Ring pursuant to the Purchase Agreement consist of approximately 2,481 gross (1,576 net) acres, located in Andrews and Gaines Counties, in the Permian Basin of Texas. The acreage, comprised of 92 separate leases, includes both “developed” and “undeveloped” parcels and is in close proximity to Ring’s existing Permian Basin assets. The “developed” area is comprised of approximately 907 net acres with current net production of 42 BOEs (Barrel of Oil Equivalent) per day from the San Andres and Glorieta formations and is over 92% oil. The “undeveloped” area is comprised of approximately 660 net acres.

On June 18, 2014, we closed an offering of 2,000,001 shares of Common Stock at $15.00 per share, aggregating $30,000,015 (the “Private Placement”). The shares were placed by SunTrust Robinson Humphrey, Inc., acting as lead placement agent and Global Hunter Securities, LLC, acting as co-placement agent in the transaction. These shares were issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), by reason of the exemption from registration afforded by the provisions of Section 4(a)(5) and/or Section 4(a)(2) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering (constituting a “Private Placement”). Each of the investors in this offering was an accredited investor as defined in Regulation D. Each investor delivered appropriate investment representations with respect to their investment, including their status as “accredited investors”. The Resale Shares are being registered with the Securities and Exchange Commission (the “SEC”) to fulfill Ring’s commitment to register such shares in connection with the Private Placement.

On July 1, 2014, the Company entered into a Credit Agreement with SunTrust Bank, as lender, issuing bank and administrative agent for several banks and other financial institutions and lenders (the “Credit Facility”). The Credit Facility provides for a senior secured revolving credit facility with a maximum borrowing amount of $150 million and an initial borrowing base of $40 million, which is subject to periodic redeterminations, mandatory reductions and further adjustments from time to time. The Credit Facility matures on July 1, 2019, and is secured by substantially all of the Company’s assets.  As of July 3, 2014, no amount was outstanding on the Credit Facility. Upon entering into this Credit Facility, the Company terminated its prior credit facility with The F&M Bank and Trust Company and has paid off all amounts outstanding under such credit facility.

Historical Background

Ring was originally organized under the name of Blanca Corp. in the State of Nevada on July 30, 2004. The name of the corporation was changed of record to Transglobal Mining Corp. on April 8, 2007. The initial purpose of the corporation was to engage in mining development operations within the United States and Canada.

On March 21, 2008, the corporation was acquired by a new majority group of stockholders. At the time of the closing of the majority share acquisition, the corporation divested itself of all mining-related assets and liabilities. On or about March 20, 2008, the corporation changed its name of record in Nevada to Ring Energy, Inc., and the purpose of the corporation changed to focus on the acquisition and development of oil and gas properties and the marketing of oil and gas products derived from those properties. In connection with the closing, the corporation approved, by majority stockholder consent resolution, a reverse split of eighteen-to-one (18:1) of its issued shares, decreasing the issued and outstanding shares.

On June 28, 2012, Ring completed the acquisition of Stanford Energy, Inc. (“Stanford”) through the closing of a stock-for-stock exchange agreement dated May 3, 2012. As a result, Stanford’s stockholders obtained control of Ring under current accounting guidance. Since the Stanford stockholders obtained a controlling interest in Ring’s Common Stock and stock options, Stanford was determined to be the accounting acquirer and its historical financial statements have been adjusted to reflect its reorganization in a manner equivalent to a 2,500-for-1 stock split.

On May 23, 2011, prior to Ring’s acquisition of Stanford, Stanford acquired developed and undeveloped properties referred to as the “Fisher I Property.” The Fisher I Property represents Stanford’s predecessor under Rule 405 of Regulation C of the Securities Act of 1933, as amended, as the Fisher I Property was Stanford’s first significant interest in producing oil and natural gas properties and Stanford’s own operations before the acquisition were insignificant relative to the operations acquired. In that regard, upon consummation of the acquisition, the historical financial statements of the Fisher I Property became the historical financial statements of Ring.

Corporate Information

Our principal executive offices are located at 200 N. Loraine Street, Suite 1245, Midland, Texas 79701, and our telephone number is (432) 682-7464. Our Internet website can be found at www.ringenergy.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 will be available through our Internet website as soon as reasonably practical after we electronically file such material with, or furnish it to, the SEC. The information on, or that can be accessed through, our website is not incorporated by reference into this prospectus and should not be considered part of this prospectus.

THE OFFERING

The following is a summary of the shares being offered by the Selling Stockholders.

Common Stock Offered by Selling Stockholders	2,000,001 shares
Common Stock Outstanding as of July 3, 2014	25,645,617 shares
Use of Proceeds	The Selling Stockholders shall receive the proceeds from the sale of the Resale Shares. Ring will receive no proceeds from the sale of the Resale Shares by the Selling Stockholders.
NYSE MKT Trading Symbol	REI
Offering Price	The Selling Stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices at their discretion.
Dividend Policy	Ring does not anticipate paying dividends on the Common Stock in the foreseeable future.
Risk Factors	Investing in the Common Stock involves a high degree of risk. You should carefully read and consider the information set forth under the heading “Risk Factors” beginning page 11 of this prospectus.

RISK FACTORS

You should carefully consider each of the risks described below, together with all of the other information contained in this prospectus, before investing in our Common Stock. If any of the following risks develop into actual events, our business, financial condition or results of operations could be materially adversely affected, the trading prices of the Common Stock could decline and you may lose all or part of your investment.

Risks Relating to the Oil and Natural Gas Industry and Our Business

A substantial or extended decline in oil and natural gas prices may adversely affect our business, financial condition or results of operations and our ability to meet our capital expenditure obligations and financial commitments.

The price we receive for our oil and natural gas production heavily influences our revenue, profitability, access to capital and future rate of growth. Oil and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile. These markets will likely continue to be volatile in the future. The prices we receive for our production, and the levels of our production, depend on numerous factors beyond our control. These factors include, but are not limited to, the following:

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changes in global supply and demand for oil and natural gas;

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the actions of the Organization of Petroleum Exporting Countries, or OPEC;

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the price and quantity of imports of foreign oil and natural gas;

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political conditions, including embargoes, in or affecting other oil-producing activity;

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the level of global oil and natural gas exploration and production activity;

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the level of global oil and natural gas inventories;

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weather conditions;

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technological advances affecting energy consumption; and

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the price and availability of alternative fuels.

Lower oil and natural gas prices may not only decrease our revenues on a per unit basis but also may reduce the amount of oil and natural gas that we can produce economically. Lower prices will also negatively impact the value of our proved reserves. A substantial or extended decline in oil or natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

A substantial percentage of our proven properties are undeveloped; therefore the risk associated with our success is greater than would be the case if the majority of our properties were categorized as proved developed producing.

Because a substantial percentage of our proven properties are proved undeveloped (approximately 78%) or proved developed behind pipe (approximately 12%), we will require significant additional capital to develop such properties before they may become productive. Further, because of the inherent uncertainties associated with drilling for oil and gas, some of these properties may never be developed to the extent that they result in positive cash flow. Even if we are successful in our development efforts, it could take several years for a significant portion of our undeveloped properties to be converted to positive cash flow.

While our current business plan is to fund the development costs with cash flow from our other producing properties, if such cash flow is not sufficient we may be forced to seek alternative sources for cash, through the issuance of additional equity or debt securities, increased borrowings or other means.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect our business, financial condition or results of operations.

Our future success will depend on the success of our exploitation, exploration, development and production activities. Our oil and natural gas exploration and production activities are subject to numerous risks beyond our control; including the risk that drilling will not result in commercially viable oil or natural gas production. Our decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Please read “—Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves” (below) for a discussion of the uncertainty involved in these processes. Our cost of drilling, completing and operating wells is often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or cancel drilling, including the following:

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delays imposed by or resulting from compliance with regulatory requirements;

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pressure or irregularities in geological formations;

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shortages of or delays in obtaining equipment and qualified personnel;

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equipment failures or accidents;

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adverse weather conditions;

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reductions in oil and natural gas prices;

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title problems; and

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limitations in the market for oil and natural gas.

If our assessments of recently purchased properties are materially inaccurate, it could have significant impact on future operations and earnings.

We have aggressively expanded our base of producing properties. The successful acquisition of producing properties requires assessments of many factors, which are inherently inexact and may be inaccurate, including the following:

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the amount of recoverable reserves;

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future oil and natural gas prices;

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estimates of operating costs;

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estimates of future development costs;

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estimates of the costs and timing of plugging and abandonment; and

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potential environmental and other liabilities.

Our assessment will not reveal all existing or potential problems, nor will it permit us to become familiar enough with the properties to assess fully their capabilities and deficiencies. As noted previously, we plan to undertake further development of our properties through the use of cash flow from existing production. Therefore, a material deviation in our assessments of these factors could result in less cash flow being available for such purposes than we presently anticipate, which could either delay future development operations (and delay the anticipated conversion of reserves into cash), or cause us to seek alternative sources to finance development activities.

Decreases in oil and natural gas prices may require us to take write-downs of the carrying values of our oil and natural gas properties, potentially requiring earlier than anticipated debt repayment and negatively impacting the trading value of our securities.

Accounting rules require that we review periodically the carrying value of our oil and natural gas properties for possible impairment. Based on specific market factors and circumstances at the time of prospective impairment reviews, and the continuing evaluation of development plans, production data, economics and other factors, we may be required to write down the carrying value of our oil and natural gas properties. Because our properties serve as collateral for advances under our existing credit facility, a write-down in the carrying values of our properties could require us to repay debt earlier than we would otherwise be required. A write-down could also constitute a non-cash charge to earnings. It is likely the cumulative effect of a write-down could also negatively impact the trading price of our securities.

Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of our reserves.

The process of estimating oil and natural gas reserves is complex. It requires interpretations of available technical data and many assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and present value of our reported reserves.

In order to prepare our estimates, we must project production rates and timing of development expenditures. We must also analyze available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. The process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Therefore, estimates of oil and natural gas reserves are inherently imprecise.

Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves most likely will vary from our estimates. Any significant variance could materially affect the estimated quantities and present value of our reported reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil and natural gas prices and other factors, many of which are beyond our control.

You should not assume that the present value of future net revenues from our reported proved reserves is the current market value of our estimated oil and natural gas reserves. In accordance with SEC requirements, we generally base the estimated discounted future net cash flows from our proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may differ materially from those used in the present value estimate. If future values decline or costs increase it could negatively impact our ability to finance operations, and individual properties could cease being commercially viable, affecting our decision to continue operations on producing properties or to attempt to develop properties. All of these factors would have a negative impact on earnings and net income, and most likely the trading price of our securities. These factors could also result in the acceleration of debt repayment and a reduction in our borrowing base under our credit facility.

Prospects that we decide to drill may not yield oil or natural gas in commercially viable quantities.

Our prospects are in various stages of evaluation, ranging from prospects that are currently being drilled, to prospects that will require substantial additional seismic data processing and interpretation. There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable. This risk may be enhanced in our situation, due to the fact that a significant percentage of our proved reserves is currently proved undeveloped reserves. The use of seismic data and other technologies and the study of producing fields in the same area will not enable us to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. We cannot assure you that the analogies we draw from available data from other wells, more fully explored prospects or producing fields will be applicable to our drilling prospects.

We cannot control the development of the properties we do not operate, which may adversely affect our production, revenues and results of operations.

We do not operate all of the properties in which we have an interest. As a result, we have limited ability to exercise influence over, and control the risks associated with, the operation of these properties. The success and timing of our drilling and development activities on those properties depend upon a number of factors outside of our control, including:

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the timing and amount of capital expenditures;

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the operators’ expertise and financial resources;

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the approval of other participants in drilling wells; and

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the selection of suitable technology.

As a result of any of the above or an operator’s failure to act in ways that are in our best interest, our allocated production revenues and results of operations could be adversely affected.

We could suffer the loss of all or part of the expenses that we prepay to the operators of our properties.

We may be required prepay to the operators of our properties our contractual share of acreage, geophysical and geological costs and other up-front expenses, and drilling and completion costs, on a well-by-well basis. Once a prepayment is made, the operator is under no requirement to keep such funds segregated from funds received by other working interest owners. As a result of any prepayment, we would become a general unsecured creditor of the operator and, therefore, could suffer the loss of all or part of the amount prepaid in the event that an operator has financial difficulties, liens are placed against the operator’s assets or the operator files for bankruptcy.

We are not insured against all risks and may incur substantial losses and be subject to substantial liability claims as a result of our oil and natural gas operations.

We are not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition or results of operations. Our oil and natural gas exploration and production activities are subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

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environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;

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abnormally pressured formations;

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mechanical difficulties, such as stuck oil field drilling and service tools and casing collapse;

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fires and explosions;

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personal injuries and death; and

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natural disasters.

Any of these risks could adversely affect our ability to conduct operations or result in substantial losses to our company. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, then it could adversely affect us.

We are subject to complex laws that can affect the cost, manner or feasibility of doing business.

Exploration, development, production and sale of oil and natural gas are subject to extensive federal, state, local and international regulation. We may be required to make large expenditures to comply with governmental regulations. Matters subject to regulation include:

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discharge permits for drilling operations;

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drilling bonds

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reports concerning operations;

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the spacing of wells;

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unitization and pooling of properties; and

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taxation.

Under these laws, we could be liable for personal injuries, property damage and other damages. Failure to comply with these laws also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws could change in ways that substantially increase our costs. Any such liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and results of operations.

Our operations may incur substantial liabilities to comply with the environmental laws and regulations.

Our oil and natural gas operations are subject to stringent federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities, limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas, and impose substantial liabilities for pollution resulting from our operations. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, incurrence of investigatory or remedial obligations or the imposition of injunctive relief. Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance, and may otherwise have a material adverse effect on our results of operations, competitive position or financial condition as well as the industry in general. Under these environmental laws and regulations, we could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether we were responsible for the release or if our operations were standard in the industry at the time they were performed.

Operating hazards, natural disasters or other interruptions of our operations could result in potential liabilities, which may not be fully covered by our insurance.

The oil and natural gas business generally, and our operations specifically, are subject to certain operating hazards such as:

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accidents resulting in serious bodily injury and the loss of life or property;

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liabilities from accidents or damage by our equipment;

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well blowouts;

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cratering (catastrophic failure);

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explosions;

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uncontrollable flows of oil, natural gas or well fluids;

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abnormally pressurized formations;

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fires;

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reservoir damage;

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oil spills;

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pollution and other damage to the environment; and

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releases of toxic gas.

In addition, our operations are susceptible to damage from natural disasters such as flooding or tornados, which involve increased risks of personal injury, property damage and marketing interruptions. The occurrence of one of these operating hazards may result in injury, loss of life, suspension of operations, environmental damage and remediation and/or governmental investigations and penalties. The payment of any of these liabilities could reduce, or even eliminate, the funds available for exploration and development, or could result in a loss of our properties. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, it could materially adversely affect our financial condition, results of operations and cash flows.

Our insurance might be inadequate to cover our liabilities. Insurance costs are expected to continue to increase over the next few years, and we may decrease coverage and retain more risk to mitigate future cost increases. If we incur substantial liability, and the damages are not covered by insurance or are in excess of policy limits, then our business, results of operations and financial condition may be materially adversely affected.

If our indebtedness increases, it could reduce our financial flexibility.

On July 1, 2014, the Company entered into the Credit Facility with SunTrust Bank. The Credit Facility provides for a senior secured revolving credit facility with a maximum borrowing amount of $150 million and an initial borrowing base of $40 million, which is subject to periodic redeterminations, mandatory reductions and further adjustments from time to time. As of July 3, 2014, no amount was outstanding on the Credit Facility. The Credit Facility matures on July 1, 2019.

If in the future we utilize our credit facility, the level of our indebtedness could affect our operations in several ways, including the following:

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a significant portion of our cash flow could be used to service the indebtedness;

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a high level of debt would increase our vulnerability to general adverse economic and industry conditions;

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the covenants contained in our credit facility limit our ability to borrow additional funds, dispose of assets, pay dividends and make certain investments; and

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a high level of debt could impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes.

In addition, the bank borrowing bases under our credit facility is subject to semi-annual redeterminations. We could be forced to repay a portion of our bank borrowings due to redeterminations of our borrowing base. If we are forced to do so, we may not have sufficient funds to make such repayments. If we do not have sufficient funds and are otherwise unable to negotiate renewals of our borrowings or arrange new financing, we may have to sell significant assets. Any such sale could have a material adverse effect on our business and financial results.

Our credit facility contains various covenants that limit our management’s discretion in the operation of our business and can lead to an event of default that may adversely affect our business, financial condition and results of operations.

The operating and financial restrictions and covenants in our credit facility, to the extent drawn upon, may adversely affect our ability to finance future operations or capital needs or to engage in other business activities. Our credit facility contains various covenants that restrict our ability to, among other things, incur liens, incur additional indebtedness, enter into mergers, sell assets, make investments and pay dividends. Various risks, uncertainties and events beyond our control could affect our ability to comply with the covenants required by the credit facility.

We are presently a small company with limited resources and personnel making it difficult to establish a comprehensive system of internal controls without more personnel or external assistance.

Effective internal control, particularly those related to revenue recognition, are necessary for use to produce reliable financial reports and are important to help prevent financial fraud. If we cannot provide reliable financial reports or prevent financial fraud, our brand and operating results could be harmed. We may in the future discover areas of our internal controls that need improvements. We cannot be certain that the measures that we have in place will ensure that we implement and maintain controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Inferior internal controls could also lead to misinformation being disseminated to the public, which could have a negative effect on our company and the trading price of our stock.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S generally accepted accounting principles. A material weakness is a deficiency, or a combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

If we are unable to successfully implement and maintain effective internal controls over financial reporting, we risk being unable to produce accurate and timely financial statements, and our stock price may be adversely affected as a result.

Unless we replace our oil and natural gas reserves, our reserves and production will decline, which would adversely affect our cash flows and income.

Unless we conduct successful development, exploitation and exploration activities or acquire properties containing proved reserves, our proved reserves will decline as those reserves are produced. Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Our future oil and natural gas reserves and production, and, therefore our cash flow and income, are highly dependent on our success in efficiently developing and exploiting our current reserves and economically finding or acquiring additional recoverable reserves. If we are unable to develop, exploit, find or acquire additional reserves to replace our current and future production, our cash flow and income will decline as production declines, until our existing properties would be incapable of sustaining commercial production.

If our access to markets is restricted, it could negatively impact our production, our income and ultimately our ability to retain our leases.

Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder our access to oil and natural gas markets or delay our production. The availability of a ready market for our oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of reserves to pipelines and terminal facilities. Our ability to market our production depends in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties. Our failure to obtain such services on acceptable terms could materially harm our business.

Currently, the majority of our production is sold to marketers and other purchasers that have access to nearby pipeline facilities. However, as we begin to further develop our properties, we may find production in areas with limited or no access to pipelines, thereby necessitating delivery by other means, such as trucking, or requiring compression facilities. Such restrictions on our ability to sell our oil or natural gas have several adverse effects, including higher transportation costs, fewer potential purchasers (thereby potentially resulting in a lower selling price) or, in the event we were unable to market and sustain production from a particular lease for an extended time, possibly causing us to lose a lease due to lack of production.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oilfield services could adversely affect our ability to execute exploration plans on a timely basis and within budget.

We are highly dependent upon third-party services. The cost of oilfield services typically fluctuates based on demand for those services. There is no assurance that we will be able to contract for such services on a timely basis or that the cost of such services will remain at a satisfactory or affordable level. Shortages or the high cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect our exploration operations, which could have a material adverse effect on our business, financial condition or results of operations.

Hedging transactions may limit our potential gains.

In order to reduce commodity price uncertainty and increase cash flow predictability relating to the marketing of our crude oil and natural gas, we may enter into crude oil and natural gas price hedging arrangements with respect to a portion of our expected production. While intended to reduce the effects of volatile crude oil and natural gas prices, such transactions may limit our potential gains if crude oil and natural gas prices rise over the price established by the arrangements.

We may have difficulty managing growth in our business, which could adversely affect our financial condition and results of operations.

Growth in accordance with our business plan, if achieved, could place a significant strain on our financial, technical, operational and management resources. As we expand our activities, increase the number of projects we are evaluating or in which we participate, there will be additional demands on our financial, technical, operational and management resources. The failure to continue to upgrade our technical, administrative, operating and financial control systems or the occurrences of unexpected expansion difficulties, including the failure to recruit and retain experienced managers, geologists, engineers and other professionals in the oil and natural gas industry, could have a material adverse effect on our business, financial condition and results of operations and our ability to timely execute our business plan.

We could lose leases on certain of our properties unless production is established and maintained on units containing the acreage or the leases are extended.

Oil and natural gas leases generally must be drilled before the end of the lease term or the leaseholder will lose the lease and any capital invested therein. In addition, leases may also be lost due to legal issues relating to the ownership of leases. Any delays in drilling or legal issues causing us to lose leases on properties could have a material adverse effect on our results of operations and reserve growth. If our leases expire, we will lose our right to develop such properties.

Our drilling plans are subject to change based upon various factors, including factors that are beyond our control. Such factors include drilling results, oil and natural gas prices, the availability and cost of capital, drilling and production costs, availability of drilling services and equipment, gathering system and pipeline transportation constraints, and regulatory approvals.

Our operations could be impacted by burdens and encumbrances on title to our properties.

Our leasehold acreage may be subject to existing oil and natural gas leases, liens for current taxes and other burdens, including other mineral encumbrances and restrictions customary in the oil and natural gas industry. Such liens and burdens could materially interfere with the use or otherwise affect the value of such properties. Additionally, any cloud on the title of the working interests, leases and other rights owned by us could have a material adverse effect on our operations.

Our operations are subject to hazards inherent in the oil and natural gas industry.

Risks inherent to our industry include the potential for significant losses associated with damage to the environment. Equipment design or operational failures, or vehicle operator error can result in explosions and discharges of toxic gases, chemicals and hazardous substances, and, in rare cases, uncontrollable flows of natural gas or well fluids into environmental media, as well as personal injury, loss of life, long-term suspension or cessation of operations and interruption of our business and/or the business or livelihood of third parties, damage to geologic formations, environmental media and natural resources, equipment and/or facilities and property. We may implement hydraulic fracturing in our operations, a process involving the injection of fluids — usually consisting mostly of water but typically including small amounts of several chemical additives — as well as sand in order to create fractures extending from the wellbore through the rock formation to enable oil or natural gas to move more easily through the rock pores to a production well. In addition, we use and generate hazardous substances and wastes in our operations and may become subject to claims relating to the release of such substances into the environment. In addition, some of our current properties are, or have been, used for industrial purposes, which could contain currently unknown contamination that could expose us to governmental requirements or claims relating to environmental remediation, personal injury and/or property damage. These conditions could expose us to liability for personal injury, wrongful death, property damage, loss of oil and natural gas production, pollution and other environmental damages and could materially impair our profitability, competitive position or viability. Depending on the frequency and severity of such liabilities or losses, it is possible that our operating costs, insurability and relationships with employees and regulators could be materially impaired.

Federal and state legislative and regulatory initiatives as well as governmental reviews relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays as well as adversely affect our level of production.

Hydraulic fracturing is a common and important practice that is used to stimulate production of hydrocarbons from tight formations. The process involves the injection of water, sand and chemicals under pressure into formations to fracture the surrounding rock and stimulate production. The process is typically regulated by state oil and gas commissions. However, the Environmental Protection Agency (“EPA”) has asserted federal regulatory authority over certain hydraulic fracturing practices. Also, legislation has been introduced, but not enacted, in Congress to provide for federal regulation of hydraulic fracturing and to require disclosure of the chemicals used in the fracturing process. Certain states, including Texas, and municipalities have adopted, or are considering adopting, regulations that have imposed, or that could impose, more stringent permitting, disclosure, disposal and well construction requirements on hydraulic fracturing operations. For example, in December 2011, the Railroad Commission of Texas finalized regulations requiring public disclosure of all the chemicals in fluids used in the hydraulic fracturing process. Local ordinances or other regulations may regulate or prohibit the performance of well drilling in general and hydraulic fracturing in particular. If new laws or regulations that significantly restrict or regulate hydraulic fracturing are adopted, such legal requirements could cause project delays and make it more difficult or costly for us to perform fracturing to stimulate production from a formation. These delays or additional costs could adversely affect the determination of whether a well is commercially viable. Restrictions on hydraulic fracturing could also reduce the amount of oil and natural gas that we are ultimately able to produce in commercial quantities.

In addition, a number of federal agencies are analyzing, or have been requested to review, a variety of environmental issues associated with hydraulic fracturing. The White House Council on Environmental Quality is coordinating an administration-wide review of hydraulic fracturing practices, and a committee of the United States House of Representatives has conducted an investigation of hydraulic fracturing practices. The EPA has commenced a study of the potential environmental effects of hydraulic fracturing on drinking water and groundwater, with final results expected to be available by 2014. Moreover, the EPA announced on October 20, 2011 that it was also launching a study regarding wastewater resulting from hydraulic fracturing activities and currently plans to propose standards by 2014 that such wastewater must meet before being transported to a treatment plant. On August 16, 2012, the EPA published final rules under the CAA that, among other things, imposed new source performance standards (“NSPS”) for completions of hydraulically fractured natural gas wells, requiring the use of reduced emission completion techniques.

In addition, the U.S. Department of Energy is conducting an investigation into hydraulic fracturing practices the agency could recommend to better protect the environment from drilling using hydraulic fracturing completion methods. Also, the U.S. Department of the Interior is considering disclosure requirements or other mandates for hydraulic fracturing on federal lands. Additionally, certain members of Congress have called upon the U.S. Government Accountability Office to investigate how hydraulic fracturing might adversely affect water resources; the SEC to investigate the natural gas industry and any possible misleading of investors or the public regarding the economic feasibility of pursuing natural gas deposits in shales by means of hydraulic fracturing; and the U.S. Energy Information Administration to provide a better understanding of that agency’s estimates regarding natural gas reserves, including reserves from shale formations, as well as uncertainties associated with those estimates. These ongoing or proposed studies, depending on their degree of pursuit and any meaningful results obtained, could spur initiatives to further regulate hydraulic fracturing under the Safe Drinking Water Act (“SDWA”) or other regulatory mechanisms. Any additional regulations of hydraulic fracturing could result in increased operation costs, which could have a material adverse effect on our cash flows and financial condition.

Our business may suffer if we lose key personnel.

We depend to a large extent on the services of our officers, including Kelly Hoffman, our Chief Executive Officer; David Fowler; our President; Daniel Wilson, our Vice President of Operations; and William Broaddrick, our Chief Financial Officer. These individuals have extensive experience and expertise in evaluating and analyzing producing oil and natural gas properties and drilling prospects, maximizing production from oil and natural gas properties and developing and executing financing strategies. The loss of any of these individuals could have a material adverse effect on our operations. We do not maintain key-man life insurance with respect to any management personnel. Our success will be dependent on our ability to continue to retain and utilize skilled technical personnel.

Risks Relating to Our Common Stock and this Offering

We have no plans to pay dividends on our Common Stock. Stockholders may not receive funds without selling their shares.

We do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including our business, financial condition, results of operations, capital requirements and investment opportunities.

Our board of directors can, without stockholder approval, cause preferred stock to be issued on terms that adversely affect Common Stockholders.

Under our Articles of Incorporation, our board of directors is authorized to issue up to 50,000,000 shares of preferred stock, of which none are issued and outstanding as of the date of this prospectus. Also, our board of directors, without stockholder approval, may determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares. If the board causes shares of preferred stock to be issued, the rights of the holders of our Common Stock could be adversely affected. The board’s ability to determine the terms of preferred stock and to cause its issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. Preferred shares issued by the board of directors could include voting rights, or even super voting rights, which could shift the ability to control the company to the holders of the preferred stock. Preferred shares could also have conversion rights into shares of Common Stock at a discount to the market price of the Common Stock which could negatively affect the market for our Common Stock. In addition, preferred shares would have preference in the event of liquidation of the corporation, which means that the holders of preferred shares would be entitled to receive the net assets of the corporation distributed in liquidation before the Common Stock holders receive any distribution of the liquidated assets. We have no current plans to issue any shares of preferred stock.

Provisions under Nevada law could delay or prevent a change in control of Ring, which could adversely affect the price of our Common Stock.

In addition to the ability of the board of directors to issue preferred stock, the existence of some provisions under Nevada law could delay or prevent a change in control of Ring, which could adversely affect the price of our Common Stock. Nevada law imposes some restrictions on mergers and other business combinations between us and any holder of 10% or more of our outstanding Common Stock.

The price of our Common Stock may fluctuate significantly, which could negatively affect us and holders of our Common Stock.

The trading price of our Common Stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. For instance, if our financial results are below the expectations of securities analysts and investors, the market price of our Common Stock could decrease, perhaps significantly. Other factors that may affect the market price of our Common Stock include:

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actual or anticipated fluctuations in our quarterly results of operations;

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liquidity;

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sales of Common Stock by our stockholders;

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changes in oil and natural gas prices;

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changes in our cash flow from operations or earnings estimates;

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publication of research reports about us or the oil and natural gas exploration and production industry generally;

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competition for, among other things, capital, acquisition of reserves, undeveloped land and skilled personnel;

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increases in market interest rates which may increase our cost of capital;

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changes in applicable laws or regulations, court rulings and enforcement and legal actions;

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changes in market valuations of similar companies;

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adverse market reaction to any indebtedness we may incur in the future;

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additions or departures of key management personnel;

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actions by our stockholders;

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commencement of or involvement in litigation;

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news reports relating to trends, concerns, technological or competitive developments, regulatory changes and other related issues in our industry;

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speculation in the press or investment community regarding our business;

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political conditions in oil and natural gas producing regions;

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general market and economic conditions; and

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domestic and international economic, legal and regulatory factors unrelated to our performance.

In addition, the U.S. securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Market fluctuations and broad market, economic and industry factors may negatively affect the price of our Common Stock, regardless of our operating performance. Any volatility or a significant decrease in the market price of our Common Stock could also negatively affect our ability to make acquisitions using Common Stock. Further, if we were to be the object of securities class action litigation as a result of volatility in our Common Stock price or for other reasons, it could result in substantial costs and diversion of our management’s attention and resources, which could negatively affect our financial results.

Additional stock offerings may dilute current stockholders.

Given our plans and our expectation that we may need additional capital and personnel, we may need to issue additional shares of Common Stock or securities convertible into or exercisable for shares of Common Stock, including preferred stock, options or warrants. The issuance of additional Common Stock may dilute the ownership of our current stockholders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact included in this prospectus regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this prospectus, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. All forward-looking statements speak only as of the date of this prospectus. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in or suggested by the forward-looking statements we make in this prospectus are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. We disclose important factors that could cause our actual results to differ materially from our expectations under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Forward-looking statements also involve risks and uncertainties. Many of these risks and uncertainties are beyond our ability to control or predict and could cause results to differ materially from the results discussed in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following:

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our ability to generate sufficient cash flow from operations, borrowings or other sources to enable us to fully develop and produce our oil and natural gas properties;

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declines or volatility in the prices we receive for our oil and natural gas;

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general economic conditions, whether internationally, nationally or in the regional and local market areas in which we do business;

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risks associated with drilling, including completion risks, cost overruns and the drilling of non-economic wells or dry holes;

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uncertainties associated with estimates of proved oil and natural gas reserves;

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the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs;

•

risks and liabilities associated with acquired companies and properties;

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risks related to integration of acquired companies and properties;

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potential defects in title to our properties;

•

cost and availability of drilling rigs, equipment, supplies, personnel and oilfield services;

•

geological concentration of our reserves;

•

environmental or other governmental regulations, including legislation of hydraulic fracture stimulation;

•

our ability to secure firm transportation for oil and natural gas we produce and to sell the oil and natural gas at market prices;

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exploration and development risks;

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management’s ability to execute our plans to meet our goals;

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our ability to retain key members of our management team;

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weather conditions;

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actions or inactions of third-party operators of our properties;

•

costs and liabilities associated with environmental, health and safety laws;

•

our ability to find and retain highly skilled personnel;

•

operating hazards attendant to the oil and natural gas business;

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competition in the oil and natural gas industry; and

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the other factors discussed under “Risk Factors.”

Forward-looking statements speak only as of the date of this prospectus. All such forward-looking statements and any subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and any other cautionary statements that may accompany such forward-looking statements. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements.

USE OF PROCEEDS

The proceeds from the sale of the Resale Shares that may be offered pursuant to this prospectus will be received directly by the Selling Stockholders. Ring will not receive any proceeds from the sale of the Resale Shares.

DILUTION

The shares of Common Stock to be sold by the Selling Stockholders pursuant to this prospectus are currently issued and outstanding. Accordingly, there will be no dilution to our existing stockholders as a result of this offering.

SELLING STOCKHOLDERS

The Selling Stockholders are offering for possible resale 2,000,001 shares of our Common Stock in this prospectus, which comprises the Resale Shares. Certain of the Selling Stockholders may be deemed affiliates of the Company. The Selling Stockholders entered into the Subscription Agreements, which were entered into at the time of the Private Placement. See “Description of Capital Stock – Subscription Agreements” for a description of the terms of the Subscription Agreements.

The resale Shares are being registered to permit public sales of such Resale Shares. The Selling Stockholders may offer the Resale Shares for resale from time to time pursuant to this prospectus. The Selling Stockholders may also sell, transfer or otherwise dispose of all or a portion of their Resale Shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares. We may from time to time include additional Selling Stockholders in amendments to this prospectus.

The following table sets forth information, as of July 3, 2014, with respect to the Resale Shares owned by each Selling Stockholder and the number of Resale Shares that may be offered pursuant to this prospectus. Unless otherwise indicated below, to our knowledge, each Selling Stockholder named in the table has sole voting and investment power with respect to the shares of Common Stock beneficially owned by it. See “Security Ownership of Certain Beneficial Owners and Management” for additional information regarding the beneficial ownership of the Selling Stockholders in securities in the Company. As used in this prospectus, the term “Selling Stockholders” has the meaning set forth in the “Plan of Distribution” section of this prospectus. The information is based on information provided by or on behalf of the Selling Stockholders.

We do not know when or in what amounts any Selling Stockholder may offer the Resale Shares for sale. Because (i) the Selling Stockholders may offer all or some of the Resale Shares pursuant to this offering, (ii) there are currently no agreements, arrangements or understandings with respect to the sale of any of the Resale Shares, (iii) the Selling Stockholders may acquire additional shares from us or in the open market in the future, no definitive estimate as to the number of shares that will be held by each Selling Stockholder after the offering can be provided. The column captioned “Shares Beneficially Owner After the Offering” in the following table has been prepared on the assumption that all Resale Shares offered under this prospectus will be sold to parties unaffiliated with the Selling Stockholders, even though the Resale Shares will continue to be owned by the Selling Stockholders after the offering until they are actually sold.

	Shares Beneficially Owned Prior to the Offering for Resale (1)		Shares	Shares Beneficially Owned After the Offering (3)
Selling Stockholder	Number	Percent of Class (4)	Offered for Resale (2)	Number	Percent of Class (4)
O’Connor Global Multi-Strategy Alpha Master Limited(5)	100,000	*	100,000	-	*
Midsummer Small Cap Master, Ltd.(6)	100,000	*	100,000	-	*
MSD Credit Opportunity Master Fund, L.P.(7)	1,333,334	5%	1,333,334	-	*
Empery Asset Master, LTD(8)	121,245	*	117,085	4,160	*
Empery Tax Efficient, LP(9)	16,248	*	16,248	-	*
GLG European Long-Short Master Fund Ltd.(10)	46,709	*	46,709	-	*
GLG Investments VI plc: sub-fund GLG European Equity Alternative(11)	87,281	*	87,281	-	*
GLG Investments Umbrella QIF plc: sub-fund ELS Master QIF(12)	95,823	*	95,823	-	*
GLG European Long-Short Fund (13)	61,721	*	61,721	-	*
GLG Global Long-Short Fund (14)	5,439	*	5,439	-	*
GLG Investments VI plc: sub-fund GLG Global Equity Alternative (15)	36,361	*	36,361	-	*

* Represents beneficial ownership of less than 1%

(1)

Shares beneficially owned by the Selling Stockholder prior to this offer to resale, including whose beneficially owned by Selling Stockholder prior to the Private Placement.

(2)

Resale Shares offered in this prospectus.

(3)

Shares beneficially owned by the Selling Stockholder assuming the Resale Shares are sold by the Selling Stockholders.

(4)

Applicable percentage ownership is based on 25,645,614 shares of Common Stock outstanding as of July 3, 2014, and on Common Stock owned by the Selling Stockholder including Common Stock owned by the Selling Stockholder that is exercisable for or convertible into shares of common stock within 60 days of July 3, 2014. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock underlying securities that are currently exercisable or convertible or exercisable or convertible within 60 days of September are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person.

(5)

The selling security holder, O'Connor Global Multi-Strategy Alpha Master Limited, is a fund which cedes investment control to UBS O’Connor LLC, its investment manager. UBS O’Connor LLC makes all of the investment and voting decisions. Jeff Putman is a portfolio manager for UBS O’Connor LLC. Mr. Putman disclaims beneficial ownership of the shares held by O’Connor Global Multi-Strategy Alpha Master Limited. UBS O’Connor LLC is a wholly-owned subsidiary of UBS AG, a company whose securities are listed on the New York Stock Exchange.

(6)

Joshua Thomas and Alan Benaim share voting and dispositive powers over these securities.

(7)

MSDC Management, L.P. is the investment manager of, and may be deemed to have or share voting and dispositive power over, and/or beneficially own securities owned by MSD Credit Opportunity Master Fund, L.P. MSDC Management (GP), LLC is the general partner of and may be deemed to have or share voting and dispositive power over, and/or beneficially own securities owned by MSDC Management, L.P. Each of Glenn R. Fuhrman, John C. Phelan and Marc R. Lisker is manager of MSDC Management (GP), LLC and may be deemed to have or share voting and/or dispositive power over, and beneficially own, the common stock beneficially owned by MSD Management (GP), LLC. Each of Mr. Fuhrman, Mr. Phelan and Mr. Lisker disclaim beneficial ownership of such common stock, except to the extent of the pecuniary interest of such person in such shares.

(8)

Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(9)

Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares.

(10)

Chris Padden has voting and dispositive powers over these securities.

(11)

Chris Padden has voting and dispositive powers over these securities.

(12)

Chris Padden has voting and dispositive powers over these securities.

(13)

Chris Padden has voting and dispositive powers over these securities.

(14)

Chris Padden has voting and dispositive powers over these securities.

(15)

Chris Padden has voting and dispositive powers over these securities.

PLAN OF DISTRIBUTION

We are registering the Resale Shares held by Selling Stockholders. As used in this prospectus, the term “Selling Stockholders” includes the named Selling Stockholders and any donees, pledgees, transferees or other successors-in-interest selling shares received from a named Selling Stockholder as a gift, distribution, foreclosure on a pledge, or other non-sale related transfer after the date of this prospectus. The Selling Stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. Sales may be made on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale. Each Selling Stockholder reserves the right, together with its agents from time to time, to accept or reject, in whole or in part, any proposed purchase of the shares of Common Stock for any reason, including if they deem the purchase price to be unsatisfactory at any particular time.

In addition, the Selling Stockholders may sell the Resale Shares from time to time by one or more of the following methods permitted pursuant to applicable law, without limitation:

•

block trades (which may involve crosses) in which a broker or dealer will be engaged to attempt to sell the shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

direct sales to purchasers;

•

purchases by a broker or dealer as principal and resale by the broker or dealer for its own account;

•

ordinary brokerage transactions and transactions in which the broker solicits purchases;

•

privately negotiated transactions;

•

bidding or auction process;

•

closing out of short sales;

•

transactions in which the broker solicits purchasers;

•

satisfying delivery obligations relating to the writing of options on the shares of Common Stock, whether or not the options are listed on an options exchange;

•

one or more underwritten offerings on a firm commitment or best efforts basis;

•

any combination of any of these methods; or

•

any other method permitted pursuant to applicable law.

The Selling Stockholders may distribute the securities from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the times of sale, at prices related to these prevailing market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. The Selling Stockholders may effect these transactions by selling the Resale Shares to market-makers acting as principals or through brokers-dealers or agents, and these persons may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the securities for whom such persons may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). Market makers and block purchasers purchasing the Common Stock will do so for their own account and at their own risk. It is possible that a Selling Stockholder will attempt to sell shares of Common Stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price.

The shares may be sold according to any one or more of the methods described above. In addition, subject to compliance with applicable law and Company policy, the Selling Stockholder may enter into option, derivative or hedging transactions with respect to the shares, and any related offers or sales of shares may be made under this prospectus. In some circumstances, for example, the Selling Stockholder may write call options, put options or other derivative instruments (including exchange-traded options or privately negotiated options) with respect to the shares, or which it settles through delivery of the shares. These option, derivative and hedging transactions may require the delivery to a broker, dealer or other financial institution of shares offered under this prospectus, and that broker, dealer or other financial institution may resell those shares under this prospectus. A Selling Stockholder or his successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of Common Stock in the course of hedging the positions they assume with a Selling Stockholder. The Selling Stockholder may offer and sell the shares under any other method permitted by applicable law.

If a material arrangement with any broker-dealer or other agent is entered into for the sale of any shares of Common Stock through a block trade, special offering, exchange distribution, secondary distribution, or a purchase by a broker or dealer, a prospectus supplement will be filed, if necessary, disclosing the material terms and conditions of these arrangements.

The Selling Stockholders may from time to time deliver all or a portion of the shares offered hereby to cover a short sale or upon the exercise, settlement or closing of a call equivalent position or a put equivalent position.

The SEC may deem a Selling Stockholder and any broker-dealers or agents who participate in the distribution of Common Stock to be “underwriters” within the meaning of Section 2(11) of the Securities Act. As a result, the SEC may deem any discounts and commissions received by such broker-dealers or agents and any profit on the resale of the Common Stock by the Selling Stockholder to be underwriting discounts or commissions under the Securities Act. Because a Selling Stockholder may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, a Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act and also may be subject to liabilities under the securities laws, including Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. To our knowledge, there are currently no plans, arrangements or understandings between any Selling Stockholder and any broker-dealer, underwriter or agent regarding the sale of the Common Stock.

In order to comply with the applicable securities laws of particular states, if applicable, the Resale Shares will be sold in the jurisdictions only through registered or licensed brokers or dealers.

In addition, if applicable, in particular states the Resale Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Each Selling Stockholder and any person participating in the distribution of Common Stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our Common Stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our Common Stock to engage in market-making activities with respect to our Common Stock. We have informed the Selling Stockholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market. These restrictions may affect the marketability of our Common Stock and the ability of any person or entity to engage in market-making activities with respect to our Common Stock.

To the extent required, this prospectus will be amended or supplemented from time to time to describe a specific plan of distribution or to disclose additional information with respect to any sale or other distribution of the shares.

The Selling Stockholder may also sell its shares in accordance with Rule 144 under the Securities Act, to the extent available, or pursuant to other available exemptions from the registration requirements of the Securities Act, rather than pursuant to this prospectus.

We will pay for all costs of the Selling Stockholders of this registration, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; except that the selling holders will pay all brokerage commissions, underwriting discounts and selling expenses, if any.

We have agreed to indemnify the Selling Stockholders against particular liabilities, including liabilities under the Securities Act, incurred in connection with the offering of the Resale Shares. We and the Selling Stockholders may agree to indemnify any underwriter, broker, dealer or agent that participates in transactions involving sales of the Resale Shares against certain liabilities, including liabilities arising under the Securities Act.

Once sold under the registration statement, of which this prospectus forms a part, the Resale Shares will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue up to 150,000,000 shares of Common Stock, par value $0.001 per share. As of July 3, 2014, there were 25,645,614 shares of our Common Stock issued and outstanding and no shares of preferred stock outstanding. All outstanding shares of Common Stock are fully paid and nonassessable.

Overview

Voting Rights

Holders of our Common Stock are entitled to one vote for each share on all matters submitted to a stockholder vote, except as matters that relate only to a series of our preferred stock. Holders of Common Stock do not have cumulative voting rights.

Each outstanding share of voting capital stock of the Company shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders, except as otherwise provided in the Articles of Incorporation of the Company. Except as otherwise provided by the general corporation laws of the State of Nevada, the Articles of Incorporation of the Company or the Bylaws of the Company, if a quorum is present: (a) directors shall be elected by a plurality of the votes of the shares of capital stock of the Company present in person or represented by proxy at the meeting and entitled to vote on the election of directors; and (b) action on any matter other than the election of directors shall be approved if the votes cast by the holders of shares represented at the meeting and entitled to vote on the subject matter favoring the action exceed the votes cast opposing such action.

Our board of directors is elected annually at the meeting of our stockholders. Each director holds office until the next annual meeting of our stockholders at which his term expires and until his successor is elected and qualified, or until his earlier death, resignation or removal.

Any action that the stockholders could take at a meeting may be taken without a meeting if one or more written consents, setting forth the action taken, shall be signed and dated, before or after such action, by the holders of outstanding stock of each voting group entitled to vote thereon having not less than the minimum number of votes with respect to each voting group that would be necessary to authorize or take such action at a meeting at which all voting groups and shares entitled to vote thereon were present and voted. The consent shall be delivered to us for inclusion in the minutes or filing with the corporate records. We will give notice of any action so taken within ten (10) days of the date of such action to those stockholders entitled to vote thereon who did not give their written consent and to those stockholders not entitled to vote thereon.

According to the Company’s Articles of Incorporation, the authority to adopt, amend or repeal bylaws is reserved exclusively to the Board of Directors.

Liquidation

In the event of a liquidation, dissolution or winding up, each outstanding share of Common Stock entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for any class of stock, if any, having preference over the Common Stock.

Dividend Rights

The board of directors may from time to time declare, and we may pay, dividends on our outstanding shares in the manner and upon the terms and conditions provided by the general corporation laws of the State of Nevada.

We have not declared or paid any cash dividends on our Common Stock during the last three years. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Redemption

Our Common Stock is not redeemable.

Conversion Rights

Our Common Stock is not convertible.

Preemptive Rights

Holders of our Common Stock do not have preemptive rights.

Other Provisions

The Common Stock offered by this prospectus has been duly and validly authorized by the Company, duly and validly issued, and is fully paid and non-assessable.

Transfer Agent

The transfer agent and registrar for our Common Stock is Standard Registrar and Transfer Company.

Listing

Our Common Stock is listed on the NYSE MKT under the symbol “REI”. Prior to September 1, 2013, our Common Stock was quoted on the OTCQB and the OTC Bulletin Board under the trading symbol “RNGE”.

This section is a summary and may not describe every aspect of our Common Stock that may be important to you. We urge you to read applicable Nevada law, our articles of incorporation and bylaws, as amended, because they, and not this description, define your rights as a holder our Common Stock. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

Anti-Takeover Provisions of Our Charter Documents and Bylaws

Sections 78.378 to 78.3793 of the Nevada Revised Statutes (“NRS”) contain provisions that may prevent any person acquiring a controlling interest in a Nevada company from exercising voting rights. Under NRS Sections 78.378 to 78.3793, an acquiring person who acquires a controlling interest in a company’s common shares may not exercise voting rights on any of these shares unless these voting rights are granted by a majority vote of our disinterested stockholders at a special stockholders' meeting held upon the request and at the expense of the acquiring person. We have expressly opted-out of, or elect not to be governed by, the “Acquisition of Controlling Interest” provisions contained in NRS Sections 78.378 through 78.3793, inclusive, or any successor statutes.

Board Vacancies are Generally Filled by Remaining Directors and Not Stockholders

Our bylaws provide that any vacancies on the board of directors may be filled by the vote of the majority of the remaining directors, although less than a quorum. Notwithstanding the immediately preceding sentence, the board of directors may by resolution determine that any such vacancies or newly created directorships shall be filled by our stockholders representing at least one-third (1/3) of the issued and outstanding shares of our capital stock that would be entitled to vote at a meeting of stockholders.

Stockholder Meetings

The bylaws provide that a special meeting of stockholders, other than those required by Nevada law, may be called only by the chairperson of the board of directors or our chief executive officer.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could make it more difficult or prevent a change of control of our company or the removal of our management.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors.

Subscription Agreements

In connection with the Private Placement, the Company entered into subscription agreements (the “Subscription Agreements”) with each of the Selling Stockholders (collectively, the “Holders”). Pursuant to the Subscription Agreements, the Holders are entitled to certain registration rights, subject to certain limitations, with respect to Resale Shares (the “Registrable Securities”). Pursuant to the Subscription Agreements, on or before the 30th calendar day following the Closing, the Company will file with the SEC a registration statement covering all of the Registrable Securities. The Company will bear the expenses incurred in connection with the filing of any such registration statement, including all reasonable expenses incurred in performing its obligations under the Subscription Agreement.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Common Stock, and we do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain our earnings for use in our business. Future dividends on our Common Stock, if any, will be at the discretion of our board of directors and will depend on, among other things, our operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as our board of directors may deem relevant.

ABOUT THE COMPANY

Overview

Ring is a Midland, Texas based energy company that is engaged in oil and natural gas acquisition, exploration, development and production activities. Our exploration and production interests are currently focused in Texas and Kansas. We primarily drill conventional wells on our properties and look for new properties capable of being developed in a conventional manner.

History

The corporation was originally organized under the name of Blanca Corp. in the State of Nevada on July 30, 2004. The name of the corporation was changed of record to Transglobal Mining Corp. on April 8, 2007. The initial purpose of the corporation was to engage in mining development operations within the United States and Canada.

On March 21, 2008, the corporation was acquired by a new majority group of stockholders. At the time of the closing of the majority share acquisition, the corporation divested itself of all mining-related assets and liabilities. On or about March 20, 2008, the corporation changed its name of record in Nevada to Ring Energy, Inc., and the purpose of the corporation changed to focus on the acquisition and development of oil and gas properties and the marketing of oil and gas products derived from those properties. In connection with the closing, the corporation approved, by majority stockholder consent resolution, a reverse split of eighteen-to-one (18:1) of its issued shares, decreasing the issued and outstanding shares.

On June 28, 2012, Ring completed the acquisition of Stanford through the closing of a stock-for-stock exchange agreement dated May 3, 2012. As a result, Stanford’s stockholders obtained control of Ring under current accounting guidance. Since the Stanford stockholders obtained a controlling interest in Ring’s Common Stock and stock options, Stanford was determined to be the accounting acquirer and its historical financial statements have been adjusted to reflect its reorganization in a manner equivalent to a 2,500-for-1 stock split.

On May 23, 2011, prior to Ring’s acquisition of Stanford, Stanford acquired developed and undeveloped properties referred to as the “Fisher I Property.” The Fisher I Property represents Stanford’s predecessor under Rule 405 of Regulation C of the Securities Act of 1933, as amended, as the Fisher I Property was Stanford’s first significant interest in producing oil and natural gas properties and Stanford’s own operations before the acquisition were insignificant relative to the operations acquired. In that regard, upon consummation of the acquisition, the historical financial statements of the Fisher I Property became the historical financial statements of Ring.

On October 16, 2013, we entered into the Development Agreement with Torchlight Energy Resources, Inc., to develop our Kansas leasehold. Ring will enter into a Joint Operating Agreement (“JOA”) with Torchlight Energy, whereby the Company will (i) be designated as “Operator” under the JOA and (ii) remain Operator as long as it owns or controls any interest in the acreage subject to such agreement.

On December 11, 2013, the Company completed the sale of 5,750,000 shares of its Common Stock in an underwritten public offering, resulting in gross proceeds of $57.5 million and estimated net proceeds of approximately $54.3 million, after deducting underwriting commissions and estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the underwritten public offering to fund drilling and development of its properties, to pay for additional leases of oil and gas properties, to pay down borrowings under its credit facility, and to pay for acquisitions of oil and gas properties in and around existing properties. The offering was made pursuant to a prospectus filed a part of an effective registration statement on Form S-1, as amended, filed with the SEC.

On February 6, 2014, the Company’s resale registration statement on Form S-1 in connection with the offering by certain selling stockholders named therein of up to 3,528,580 outstanding shares of common stock became effective. Pursuant to the registration statement, the selling stockholders named therein may sell all or a portion of these shares from time to time in market transactions through any market on which the common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agents or as principals or by a combination of such methods of sale. Such selling stockholders will receive all proceeds from such sales of the Resale Shares, and the Company will not receive any proceeds from the sale of any Resale Shares sold by the selling stockholders.

On February 27, 2014, Ring completed an acquisition of certain assets pursuant to its previously announced Purchase and Sale Agreement, for a purchase price of approximately $6.45 million in cash. The assets acquired by Ring pursuant to the Purchase Agreement consist of approximately 2,481 gross (1,576 net) acres, located in Andrews and Gaines Counties, in the Permian Basin of Texas. The acreage, comprised of 92 separate leases, includes both “developed” and “undeveloped” parcels and is in close proximity to Ring’s existing Permian Basin assets. The “developed” area is comprised of approximately 907 net acres with current net production of 42 BOEs (Barrel of Oil Equivalent) per day from the San Andres and Glorieta formations and is over 92% oil. The “undeveloped” area is comprised of approximately 660 net acres.

On June 18, 2014, we closed our offering of 2,000,001 shares of our Common Stock, aggregating $30,000,015 in the Private Placement.

Business Description and Plan of Operation

Ring is currently engaged in oil and natural gas acquisition, exploration, development and production, with activities currently in Texas and Kansas. We focus on developing our existing properties, while continuing to pursue acquisitions of oil and gas properties with upside potential.

Business Strategy

Our goal is to increase stockholder value by investing in oil and gas projects with attractive rates of return on capital employed. We plan to achieve this goal by exploiting and developing our existing oil and natural gas properties and pursuing acquisitions of additional properties. Specifically, our business strategy is to increase our stockholders value through the following:

•

Growing production and reserves by developing our oil-rich resource base. Ring intends to actively drill and develop its acreage base in an effort to maximize its value and resource potential. Ring’s portfolio of proved oil and natural gas reserves consists of 94% oil and 6% natural gas. Of those reserves, 24% of the proved reserves are classified as proved developed producing, or “PDP,” 4% are classified as proved developed non-producing, or “PDNP,” and approximately 72% are classified as proved undeveloped, or “PUD.” Through the conversion of undeveloped reserves to developed reserves, Ring will seek to increase production, reserves and cash flow while gaining favorable returns on invested capital.

Through December 31, 2013, we increased our proved reserves to approximately 7.3 million BOE (barrel of oil equivalent). As of December 31, 2013, our estimated proved reserves had a pre-tax PV10 (present value of future net revenues before income taxes discounted at 10%) of approximately $198.4 million and a Standardized Measure of Discounted Future Net Cash Flows of approximately $133.9 million. The difference between these two amounts is the effect of income taxes. The Company presents the pre-tax PV-10 value, which is a non-GAAP financial measure, because it is a widely used industry standard which we believe is useful to those who may review this Annual Report when comparing our asset base and performance to other comparable oil and gas exploration and production companies. We spent approximately $44.5 million on acquisitions and capital projects during 2012 and 2013, and we intend to continually actively drill and develop our acreage in an effort to maximize shareholder value.

•

Employ industry leading drilling and completion techniques. Ring’s executive team, which has over 100 years combined experience in the oil and gas industry, intends to utilize new and innovative technological advancements and careful geological evaluation in reservoir engineering to generate value for its stockholders and to build development opportunities for years to come. Improved efficiency through employing technological advancements can provide a significant benefit in a continuous drilling program such as the one Ring contemplates for its current inventory of drilling locations. Additionally, Ring believes that the experience of its executive team will help reduce the time and cost associated with drilling and completing both conventional and horizontal wells, while potentially increasing recovery.

•

Pursue strategic acquisitions with exceptional upside potential. Ring has a history of acquiring leasehold positions that it believes to have substantial resource potential and to meet its targeted returns on invested capital. Ring has historically pursued acquisitions of properties that it believes to have exploitation and development potential comparable to its existing inventory of drilling locations. The Company has developed and refined an acquisition program designed to increase reserves and complement existing core properties. Ring’s experienced team of management and engineering professionals identify and evaluate acquisition opportunities, negotiate and close purchases and manage acquired properties. Management intends to continue to pursue strategic acquisitions that meet the Company’s operational and financial targets. The executive team, with its extensive experience in the Permian Basin, has many relationships with operators and service providers in the region. Ring believes that leveraging its contacts will be a competitive advantage in identifying acquisition targets. Management’s proven ability to evaluate resource potential will allow Ring to successfully acquire acreage and bring out more value in the assets.

Competitive Business Conditions

We operate in a highly competitive environment for acquiring properties, marketing oil and natural gas and securing trained personnel. Some of our competitors possess and employ financial resources substantially greater than ours and some of our competitors employ more technical personnel. These factors can be particularly important in the areas in which we operate. Those companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than what our financial or technical resources permit. Our ability to acquire additional properties and to find and develop reserves in the future will depend on our ability to identify, evaluate and select suitable properties and to consummate transactions in a highly competitive environment. Also, there is substantial competition for capital available for investment in the oil and natural gas industry.

The actual price range of crude oil is largely established by major crude oil purchasers and commodities trading. Pricing for natural gas is based on regional supply and demand conditions. To this extent, we believe we receive oil and gas prices comparable to other producers. There is little risk in our ability to sell all our current production at current prices with a reasonable profit margin. The risk of domestic overproduction at current prices is not deemed significant. We view our primary pricing risk to be related to a potential decline in prices to a level which could render our current production uneconomical.

We are presently committed to use the services of the existing gathering systems of the companies that purchase our natural gas production. This commitment is tied to existing natural gas purchase contracts associated with our production This commitment potentially gives such gathering companies certain short-term relative monopolistic powers to set gathering and transportation costs, because obtaining the services of an alternative gathering company would require substantial additional costs (since an alternative gathering company would be required to lay new pipeline and/or obtain new rights of way to any lease from which we are selling production). We are not subject to third party gathering systems for our oil production. Some of our oil production is sold through a third party pipeline which has no regional competition. All other oil production is transported by the oil purchaser by trucks with competitive trucking costs in the area.

Customers and Marketing

We principally sell our oil and natural gas production to end users, marketers and other purchasers that have access to nearby pipeline facilities. In areas where there is no practical access to pipelines, oil is trucked to storage facilities. For the past three (3) fiscal years, all revenues from our clients were attributed to the United States. Our marketing of oil and natural gas can be affected by factors beyond our control, the effects of which cannot be accurately predicted.

For the fiscal year 2013, sales to one customer, HollyFrontier Refining and Marketing (“HollyFrontier”) represented 97% of oil and gas revenues. At December 31, 2013, HollyFrontier represented 99% of our accounts receivable. However, we believe that the loss of this customer would not materially impact our business, because we could readily find other purchasers for our oil and gas produced.

Existing or Probable Governmental Regulations

Regulation of Transportation of Oil

Sales of crude oil, condensate and natural gas liquids are not currently regulated and are made at negotiated prices. Nevertheless, Congress could reenact price controls in the future.

Our sales of crude oil are affected by the availability, terms and cost of transportation. The transportation of oil in common carrier pipelines is also subject to rate regulation. The Federal Energy Regulatory Commission, or the FERC, regulates interstate oil pipeline transportation rates under the Interstate Commerce Act. Intrastate oil pipeline transportation rates are subject to regulation by state regulatory commissions. The basis for intrastate oil pipeline regulation, and the degree of regulatory oversight and scrutiny given to intrastate oil pipeline rates, varies from state to state.

Insofar as effective interstate and intrastate rates are equally applicable to all comparable shippers, we believe that the regulation of oil transportation rates will not affect our operations in any way that is of material difference from those of our competitors. Further, interstate and intrastate common carrier oil pipelines must provide service on a non-discriminatory basis. Under this open access standard, common carriers must offer service to all shippers requesting service on the same terms and under the same rates. When oil pipelines operate at full capacity, access is governed by pro-rationing provisions set forth in the pipelines’ published tariffs. Accordingly, we believe that access to oil pipeline transportation services generally will be available to us to the same extent as to our competitors.

Regulation of Transportation and Sale of Natural Gas

Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated pursuant to the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and regulations issued under those Acts by the FERC. In the past, the federal government has regulated the prices at which natural gas could be sold. While sales by producers of natural gas can currently be made at uncontrolled market prices, Congress could reenact price controls in the future.

Since 1985, the FERC has endeavored to make natural gas transportation more accessible to natural gas buyers and sellers on an open and non-discriminatory basis. The FERC has stated that open access policies are necessary to improve the competitive structure of the interstate natural gas pipeline industry and to create a regulatory framework that will put natural gas sellers into more direct contractual relations with natural gas buyers by, among other things, unbundling the sale of natural gas from the sale of transportation and storage services. Although the FERC’s orders do not directly regulate natural gas producers, they are intended to foster increased competition within all phases of the natural gas industry.

We cannot accurately predict whether the FERC’s actions will achieve the goal of increasing competition in markets in which our natural gas is sold. Therefore, we cannot provide any assurance that the less stringent regulatory approach established by the FERC will continue. However, we do not believe that any action taken will affect us in a way that materially differs from the way it affects other natural gas producers.

Intrastate natural gas transportation is subject to regulation by state regulatory agencies. The basis for intrastate regulation of natural gas transportation and the degree of regulatory oversight and scrutiny given to intrastate natural gas pipeline rates and services varies from state to state. Insofar as such regulation within a particular state will generally affect all intrastate natural gas shippers within the state on a comparable basis, we believe that the regulation of similarly situated intrastate natural gas transportation in any states in which we operate and ship natural gas on an intrastate basis will not affect our operations in any way that is of material difference from those of our competitors.

Regulation of Production

The production of oil and natural gas is subject to regulation under a wide range of local, state and federal statutes, rules, orders and regulations. Federal, state and local statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. All of the states in which we own and operate properties have regulations governing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum allowable rates of production from oil and natural gas wells, the regulation of well spacing, and plugging and abandonment of wells. The effect of these regulations is to limit the amount of oil and natural gas that we can produce from our wells and to limit the number of wells or the locations at which we can drill, although we can apply for exceptions to such regulations or to have reductions in well spacing. Moreover, each state generally imposes a production or severance tax with respect to the production and sale of oil, natural gas and natural gas liquids within its jurisdiction.

The failure to comply with these rules and regulations can result in substantial penalties. Our competitors in the oil and natural gas industry are subject to the same regulatory requirements and restrictions that affect our operations.

Environmental Compliance and Risks

Our oil and natural gas exploration, development and production operations are subject to stringent federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Historically, most of the environmental regulation of oil and gas production has been left to state regulatory boards or agencies in those jurisdictions where there is significant gas and oil production, with limited direct regulation by such federal agencies as the Environmental Protection Agency. However, while we believe this generally to be the case for our production activities in Texas and Kansas, there are various regulations issued by the Environmental Protection Agency (“EPA”) and other governmental agencies that would govern significant spills, blow-outs, or uncontrolled emissions.

In Texas and Kansas, specific oil and gas regulations apply to the drilling, completion and operations of wells, and the disposal of waste oil and salt water. There are also procedures incident to the plugging and abandonment of dry holes or other non-operational wells, all as governed by the applicable governing state agency.

At the federal level, among the more significant laws and regulations that may affect our business and the oil and gas industry are: The Comprehensive Environmental Response, Compensation and Liability Act of 1980, also known as “CERCLA” or “Superfund; the Oil Pollution Act of 1990; the Resource Conservation and Recovery Act, also known as “RCRA,”; the Clean Air Act; Federal Water Pollution Control Act of 1972, or the Clean Water Act; and the Safe Drinking Water Act of 1974.

Compliance with these regulations may constitute a significant cost and effort for us. No specific accounting for environmental compliance has been maintained or projected by us at this time. We are not presently aware of any environmental demands, claims, or adverse actions, litigation or administrative proceedings in which either we or our acquired properties are involved in or subject to, or arising out of any predecessor operations.

In the event of a breach of environmental regulations, these environmental regulatory agencies have a broad range of alternative or cumulative remedies which include: ordering a clean-up of any spills or waste material and restoration of the soil or water to conditions existing prior to the environmental violation; fines; or enjoining further drilling, completion or production activities. In certain egregious situations the agencies may also pursue criminal remedies against us or our principal officers.

The following is a summary of the more significant existing environmental, health and safety laws and regulations to which our business is subject and for which compliance may have a material adverse impact on our capital expenditures, financial condition or results of operations.

Comprehensive Environmental Response, Compensation and Liability Act. Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), also known as the “Superfund” law, and comparable state statutes impose joint and several liability for costs of investigation and remediation and for natural resource damages without regard to fault or legality of the original conduct, on certain classes of persons with respect to the release into the environment of substances designated under CERCLA as hazardous substances. These classes of persons, or so-called potentially responsible parties (“PRPs”) include the current and past owners or operators of a site where the release occurred and anyone who transported or disposed or arranged for the transport or disposal of a hazardous substance found at the site. CERCLA also authorizes the Environmental Protection Agency (the “EPA”) and, in some instances, third parties to take actions in response to threats to public health or the environment and to seek to recover from the PRPs the costs of such action. Many states have adopted comparable or more stringent state statutes.

Although CERCLA generally exempts “petroleum” from the definition of hazardous substance, in the course of our operations, we will generate, transport and dispose or arrange for the disposal of wastes that may fall within CERCLA’s definition of hazardous substances. Comparable state statutes may not contain a similar exemption for petroleum. We may also be the owner or operator of sites on which hazardous substances have been released.

Solid and Hazardous Waste Handling. The Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes regulate the generation, transportation, treatment, storage, disposal and cleanup of solid and hazardous waste. Although oil and natural gas waste generally is exempt from regulations as hazardous waste under RCRA, we will generate waste as a routine part of our operations that may be subject to RCRA and not all state and local laws contain a comparable exemption. Further, there is no guarantee that the EPA or individual states will not adopt more stringent requirements for the handling of non-hazardous waste or categorize some non-hazardous waste as hazardous in the future. Any such change could result in an increase in our costs to manage and dispose of waste, which could have a material adverse effect on our financial condition and results of operations.

It is also possible that our oil and natural gas operations may require us to manage naturally occurring radioactive materials, or NORM. NORM is present in varying concentrations in sub-surface formations, including hydrocarbon reservoirs, and may become concentrated in scale, film and sludge in equipment that comes in contract with crude oil and natural gas production and processing streams. Some states have enacted regulations governing the handling, treatment, storage and disposal of NORM.

Clean Water Act. The Clean Water Act and analogous state laws impose restrictions and strict controls with respect to the discharge of pollutants, including spills and leaks of produced water and other oil and natural gas wastes, and fill materials into state waters and waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of certain permits issued by the EPA or an analogous state agency. Spill prevention, control and countermeasure (“SPCC”) requirements under federal law require appropriate containment berms and similar structures to help prevent the contamination of navigable waters in the event of a petroleum hydrocarbon tank spill, rupture or leak. In addition, the Clean Water Act and analogous state laws require individual permits or coverage under general permits for discharges of storm water runoff from certain types of facilities. The Clean Water Act also prohibits the discharge of dredge and fill material in regulated waters, including wetlands, unless authorized by a permit issued by the United States Army Corps of Engineers. Federal and state regulatory agencies can impose administrative, civil and criminal penalties, as well as require remedial or mitigation measures, for non–compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws and regulations. In the event of an unauthorized discharge of wastes, we may be liable for penalties and costs of remediation.

The Oil Pollution Act of 1990 (“OPA 90”) and its regulations impose requirements on “responsible parties” related to the prevention of oil spills and liability for damages resulting from oil spills into or upon navigable waters, adjoining shorelines or in the exclusive economic zone of the United States. A “responsible party” under the OPA 90 may include the owner or operator of an onshore facility. The OPA 90 subjects responsible parties to strict, joint and several financial liability for removal costs and other damages, including natural resource damages, caused by an oil spill that is covered by the statute. It also imposes other requirements on responsible parties, such as the preparation of an oil spill contingency plan. Failure to comply with the OPA 90 may subject a responsible party to civil or criminal enforcement action. We may conduct operations on acreage located near, or that affects, navigable waters subject to the OPA 90. We believe that compliance with applicable requirements under the OPA 90 will not have a material and adverse effect on us.

Safe Drinking Water Act. The SDWA regulates, among other things, underground injection operations. Hydraulic fracturing continues to be under intense regulatory scrutiny both at the federal level and at the state level. In past legislative sessions, the United States Congress considered two companion bills that if passed would have imposed on our hydraulic fracturing operations significantly more stringent requirements. In addition to subjecting the injection of hydraulic fracturing to the SDWA regulatory and permitting requirements, the proposed legislation would require the disclosure of the chemicals within the hydraulic fluids, which could make it easier for our competition to copy our operations and for third parties opposing hydraulic fracturing to initiate legal proceedings based on allegations that specific chemicals used in the process could adversely affect ground water. If this or similar legislation is enacted, we could incur substantial compliance costs and the requirements could negatively impact our ability to conduct fracturing activities on our assets.

Many states have considered or adopted legislation or regulations requiring the disclosure of the chemicals used in hydraulic fracturing. Texas has adopted such a program, which is administered by the Railroad Commission of Texas. The Wyoming Oil and Gas Conservation Commission also passed a rule requiring disclosure of hydraulic fracturing fluid. In addition, a number of states in which we plan to conduct, are currently conducting, or may in the future conduct, hydraulic fracturing operations regulatory reviews hydraulic fracturing and new regulations from such reviews could restrict or limit our access to shale formations or could delay our operations or make them more costly.

The BLM has proposed a comprehensive rule regulating hydraulic fracturing on federal and certain tribal lands. The rules impose disclosure requirements on the use of hydraulic fracturing chemicals. These proposed rules also require BLM approval prior to hydraulic fracturing. BLM also would require operators to meet other substantive requirements relating to well integrity and recordkeeping.

The EPA recently issued draft guidance under the SDWA, providing direction about how it will address the use of diesel in hydraulic fracturing activities. The draft guidance provides a definition of diesel fuels and discusses how the EPA’s Underground Injection Control rules will be applied to hydraulic fracturing. Further, in March 2010, the EPA announced that it would conduct a wide-ranging study on the effects of hydraulic fracturing on drinking water resources. Final results of the study are expected in 2014.

Air Emissions. Our operations are subject to federal, state and local regulations for the control of emissions from sources of air pollution under the CAA and analogous state and local programs. Federal and state laws require new and modified sources of air pollutants to obtain permits prior to commencing construction and also impose various monitoring and reporting requirements. Major sources of air pollutants are subject to more stringent, federally imposed requirements including additional permits. Federal and state laws designed to control hazardous or toxic air pollutants may require installation of additional controls. Administrative enforcement actions for failure to comply strictly with air pollution regulations or permits are generally resolved by payment of monetary fines and correction of any identified deficiencies. Alternatively, regulatory agencies could bring lawsuits for civil penalties or require us to forego construction, modification or operation of certain air emission sources.

On April 17, 2012, the EPA signed final rules under the CAA regarding emissions from oil and natural gas operations. The EPA rule subjects oil and natural gas operations to regulation under the NSPS and NESHAPS programs under the CAA, and imposes new and amended requirements under both programs. The new rules, among other things, amend standards applicable to natural gas processing plants and would expand the NSPS to include all oil and natural gas operations, imposing requirements on those operations. The EPA also imposed NSPS standards for completions of hydraulically fractured natural gas wells, requiring the use of reduced emission completion techniques. The adopted rules allow in most circumstances, until January 1, 2015, facilities to combust natural gas that would escape during completion activities as an alternative to the reduced emission completion techniques. The NESHAPS proposal includes maximum achievable control technology standards for certain glycol dehydrators and storage vessels, and revises applicability provisions, alternative test protocols and the availability of the startup, shutdown and maintenance exemption. These new requirements may result in increased operating and compliance costs, increased regulatory burdens and delays in our operations. Compliance with such rules could result in significant costs, including increased capital expenditures and operating costs, and could adversely impact our business.

Climate Change Legislation. In response to certain scientific studies suggesting that emissions of carbon dioxide, methane and other GHGs are contributing to the warming of the Earth’s atmosphere and other climatic changes, the United States Congress has considered legislation to reduce such emissions. To date, the United States Congress has failed to enact a comprehensive GHG program. Some states, either individually or on a regional level, have considered or enacted legal measures to reduce GHG emissions. Although most of the state-level initiatives have to date focused on large sources of GHG emissions, it is possible that smaller sources of emissions could become subject to GHG emission limitations. The cost of complying with these programs could be significant.

The EPA published finding that emissions of GHGs presented an endangerment to public health and the environment. These findings by the EPA allowed the agency to proceed through a rule-making process with the adoption and implementation of regulations that would restrict emissions of GHGs under existing provisions of the CAA. Consequently, the EPA adopted two sets of regulations that would require a reduction in emissions of GHGs from motor vehicles and could trigger permit review for GHG emissions from certain stationary sources. On June 3, 2010, the EPA published its final rule to address permitting of GHG emissions from stationary sources under the prevention of significant deterioration (“PSD”) and Title V permitting programs. The final rule tailors the PSD and Title V permitting programs to apply to qualifying stationary sources of GHG emissions in a multi-step process, beginning January 2, 2011, with the largest sources first subject to permitting. In addition, the EPA has adopted a rule requiring the reporting of GHG emissions from specified large GHG emission sources in the United States. On November 8, 2010, the EPA finalized its regulations to expand its final rule on GHG emissions reporting to include onshore and offshore oil and natural gas production facilities and onshore oil and natural gas processing, transmission, storage and distribution facilities. Reporting of GHG emissions from such facilities has been required since 2012 for emissions occurring in 2011. While we believe that we will be able to substantially comply with such reporting requirements without any material adverse effect to our financial condition, since such reporting requirements with respect to GHG emissions are new in the oil and natural gas industry, there can be no assurance that our reports will initially be in substantial compliance or that such requirements will not develop into more stringent and costly obligations that may have a significant impact on our operating costs. The adoption and implementation of any regulations imposing reporting obligations on, or limiting emissions of GHGs from, our equipment and operations could require us to incur costs to reduce emissions of GHGs associated with our operations or could adversely affect demand for the oil and natural gas we produce. Any one of these climate change regulatory and legislative initiatives could have a material adverse effect on our business, financial condition and results of operations.

Finally, it should be noted that some scientists have concluded that increasing concentrations of GHGs in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts and floods and other climatic events; if any such effects were to occur, they could have a material adverse effect on our business and results of operations.

OSHA and Other Laws and Regulations on Employee Health and Safety. To the extent not preempted by other applicable laws, we are subject to the requirements of the Occupational Safety and Health Act (“OSHA”) and comparable state statutes, where applicable. These laws and the implementing regulations strictly govern the protection of the health and safety of employees. The OSHA hazard communication standard, the EPA community right-to-know regulations under the Title III of CERCLA and similar state statutes, where applicable, require us to organize and maintain information about hazardous materials used or, as applicable, produced in our operations and that this information be provided to employees, state and local government authorities and, where applicable, citizens. OSHA may enforce workplace safety regulations through issuance of citations for violations of its standards, which include, but are not limited to, those regarding hazard communication, personal protective equipment, general environmental controls, and materials handling and storage. We believe that we are in substantial compliance with these requirements where applicable and with other applicable OSHA and comparable requirements.

National Environmental Policy Act. Oil and natural gas exploration and production activities on federal lands may be subject to the National Environmental Policy Act (“NEPA”) which requires federal agencies, including the U.S. Department of the Interior, to evaluate major agency actions having the potential to significantly impact the environment. In the course of such evaluations, an agency will prepare an Environmental Assessment that assesses the potential direct, indirect and cumulative impacts of a proposed project and, if necessary, will prepare a more detailed Environmental Impact Statement that may be made available for public review and comment. All of our current exploration and production activities, as well as proposed exploration and development plans, on federal lands require governmental permits that are subject to the requirements of NEPA. This process has the potential to delay or impose additional conditions upon the development of oil and natural gas projects.

Endangered Species Act. The Endangered Species Act, as amended (the “ESA”), and analogous state statutes restrict activities that may affect endangered and threatened species or their habitats. While some of our facilities may be located in areas that are designated as habitat for endangered or threatened species, we believe that we are in substantial compliance with the ESA. However, the designation of previously unidentified endangered or threatened species could cause us to incur additional costs or become subject to operating restrictions or bans in the affected areas.

Legal Proceedings

In the ordinary course of business, we may be, from time to time, a claimant or a defendant in various legal proceedings. We do not presently have any material litigation pending or threatened.

Current Employees

As of July 3, 2014, we have 18 employees, all of whom were full-time employees. Our employees are not represented by any labor union. We consider our relations with our employees to be satisfactory and have never experienced a work stoppage or strike.

We retain certain engineers, geologists, landmen, pumpers and other personnel on a contract or fee basis as necessary for our operations.

PROPERTIES

General Background

Ring is currently engaged in oil and natural gas acquisition, exploration, development and production, with activities currently in Texas and Kansas. Our focus will be on developing our existing properties, while continuing to pursue acquisitions of oil and gas properties with upside potential.

Management’s Business Strategy Related to Properties

Our goal is to increase stockholder value by investing in oil and gas projects with attractive rates of return on capital employed. We plan to achieve this goal by exploiting and developing our existing oil and natural gas properties and pursuing acquisitions of additional properties. Specifically, we have focused, and plan to continue to focus, on the following:

Developing and Exploiting Existing Properties

We believe that there is significant value to be created by drilling the identified undeveloped opportunities on our properties. The Company’s primary drilling operations target the Central Basin Platform in Andrews County and Gaines County, Texas. As of December 31, 2013, Ring had 14,375 gross (8,949 net) acres in those counties. The Company also has 16,997 gross (14,232 net) acres in Kansas targeting the Mississippi Lime play. The acreage is located in Gray, Finney and Haskell counties. On October 16, 2013, Ring entered into the Development Agreement with Torchlight Energy Resources, Inc., to develop its Kansas leasehold. The Company will continue to operate the acreage and Torchlight Energy Resources, Inc., will earn an equal share in the leasehold after fulfilling the agreed upon drilling carry obligation of $6 million. Ring plans to drill ten vertical wells pursuant to the Development Agreement.

While our focus will be toward growth through additional acquisitions and leasing, we do plan on drilling wells on our existing acreage to develop the potential contained therein.

Pursuing Profitable Acquisitions

We have historically pursued acquisitions of properties that we believe to have exploitation and development potential comparable to our existing inventory of drilling locations. We have developed and refined an acquisition program designed to increase reserves and complement our existing core properties. We have an experienced team of management and engineering professionals who identify and evaluate acquisition opportunities, negotiate and close purchases and manage acquired properties.

Summary of Oil and Natural Gas Properties and Projects

Significant Texas Operations

Andrews and Gaines County leases – Andrews County and Gaines County, Texas. In 2011, we acquired a 100% working interest and a 75% net revenue interest in the initial leases. Subsequent to the initial acquisition and through June 2014, we acquired working and net revenue interests in additional producing leases and acquired additional undeveloped acreage in and around our Andrews County leases. The working interests range from 33-100% and the net revenue interests range from 21-75%. As of December 31, 2013, we owned 20,747 acres, with 5,467 acres developed and held by production and the remaining 15,280 acres being undeveloped. We believe the Andrews County leases contain considerable remaining potential drilling. Our reserve estimate includes 192 PUD wells. Our reserve estimates include potential development expenditures.

Significant Kansas Operations

Kansas Properties – Gray, Finney and Haskell Counties, Kansas. We acquired a 100% working interest and an 80% net revenue interest in 9,541.5 net mineral acres and a 95% working interest and a 76% net revenue interest in 1,600 net mineral acres, along with all production. We acquired a 100% working interest and an 80% net revenue interest in 4,698 net mineral acres in addition to our existing acreage acquired in 2012. There are 14 total wells on the acreage, including one previous producing well and four new wells drilled under the Development Agreement. The new wells are in various stages of evaluation.

Title to Properties

We generally conduct a preliminary title examination prior to the acquisition of properties or leasehold interests. Prior to commencement of operations on such acreage, a thorough title examination will usually be conducted and any significant defects will be remedied before proceeding with operations. We believe the title to our leasehold properties is good, defensible and customary with practices in the oil and natural gas industry, subject to such exceptions that we believe do not materially detract from the use of such properties. With respect to our properties of which we are not the record owner, we rely instead on contracts with the owner or operator of the property or assignment of leases, pursuant to which, among other things, we generally have the right to have our interest placed on record.

Our properties are generally subject to royalty, overriding royalty and other interests customary in the industry, liens incident to agreements, current taxes and other burdens, minor encumbrances, easements and restrictions. We do not believe any of these burdens will materially interfere with our use of these properties.

Summary of Oil and Natural Gas Reserves

As of December 31, 2013, our estimated proved reserves had a pre-tax PV10 value of approximately $198.4 million and a Standardized Measure of Discounted Future Cash Flows of approximately $133.9 million, essentially 100% of which relate to our properties in Texas. We spent approximately $44.5 million on acquisitions and capital projects during 2012 and 2013. We expect to further develop these properties through additional drilling. We will closely manage our capital expenditures to our cash flow. As commodity prices change, we will consider the resulting impact on our cash flow and adjust our capital expenditures up or down accordingly. We have maintained a strong current cash position with no long-term debt; we will continue to seek acquisition opportunities that complement our core assets.

The following table summarizes our total net proved reserves, pre-tax PV10 value and Standardized Measure of Discounted Future Net Cash Flows as of December 31, 2013.

Geographic Area	Oil (Bbl)	Natural Gas (Mcf)	Total (Boe)	Pre-Tax PV10 Value	Standardized Measure of Discounted Future Net Cash Flows
Texas	6,838,055	2,456,043	7,247,397	$197,669,038	$33,309,068
Kansas	17,600	31,000	22,767	698,400	638,859
Total	6,855,655	2,487,043	7,270,164	$198,367,438	$133,947,927

Reserve Quantity Information

Our estimates of proved reserves and related valuations as of December 31, 2013, were based on independent third party reports and audited by Cawley, Gillespie & Associates, Inc., independent petroleum engineers. The Company’s reserve estimates and process for developing such estimates are reviewed and approved by our Vice President of Operations, Daniel Wilson, a petroleum engineer, and the Chief Executive Officer, Kelly Hoffman. Mr. Daniel Wilson has 29 years of experience in operating, evaluating and exploiting oil and gas properties. Mr. Kelly Hoffman has 38 years of well-rounded experience in the oil and gas industry.

The estimates of proved reserves are inherently imprecise and are continually subject to revision based on production history, results of additional exploration and development, price changes and other factors.

Our oil and natural gas reserves are attributable solely to properties within the United States. A summary of the changes in quantities of proved (developed and undeveloped) oil and natural gas reserves is shown below.

	Oil	Natural Gas
	(Bbls)	(Mcf)
Balance, December 31, 2011	2,493,560	1,749,100
Purchase of minerals in place	780,669	430,800
Improved recovery	149,149	30,250
Production	(20,531)	(6,480)
Revisions of estimates	243,896	(469,890)

Balance, December 31, 2012	3,646,743	1,733,780
Purchase of minerals in place	934,716	208,013
Improved recovery	282,958	62,970
Extensions and discoveries	2,393,976	532,760
Production	(109,673)	(36,047)
Sales of minerals in place	(16,100)	-
Revisions of estimates	(276,965)	(14,433)

Balance, December 31, 2013	6,855,655	2,487,043

Our proved oil and natural gas reserves are shown below:

	For the Years Ended December 31,
	2012	2013

Oil (Bbls)
Developed	812,000	1,941,367
Undeveloped	2,834,743	4,914,288

Total	3,646,743	6,855,655

Natural Gas (Mcf)
Developed	94,090	630,751
Undeveloped	1,639,690	1,856,292

Total	1,733,780	2,487,043

Total (Boe)
Developed	827,682	2,046,493
Undeveloped	3,108,025	5,223,670

Total	3,935,707	7,270,163

Standardized Measure of Discounted Future Net Cash Flows

Our standardized measure of discounted future net cash flows relating to proved oil and natural gas reserves and changes in the standardized measure as described below were prepared in accordance with generally accepted accounting principles.

Future income tax expenses are calculated by applying appropriate year-end tax rates to future pre-tax net cash flows relating to proved oil and natural gas reserves, less the tax basis of properties involved. Future income tax expenses give effect to permanent differences, tax credits and loss carryforwards relating to the proved oil and natural gas reserves. Future net cash flows are discounted at a rate of 10% annually to derive the standardized measure of discounted future net cash flows. This calculation procedure does not necessarily result in an estimate of the fair market value or the present value of our oil and natural gas properties.

The standardized measure of discounted future net cash flows relating to the proved oil and natural gas reserves are shown below.

December 31,	2013	2012
Future cash flows	$648,958,812	$331,489,046
Future production costs	(165,478,373)	(73,667,753)
Future development costs	(98,287,766)	(66,835,270)
Future income taxes	(125,104,471)	(62,412,466)
Future net cash flows	260,088,202	128,573,357
10% annual discount for estimated timing of cash flows	(126,140,575)	(57,215,111)

Standardized Measure of Discounted Cash Flows	$133,947,627	$71,358,446

The changes in the standardized measure of discounted future net cash flows relating to the proved oil and natural gas reserves are shown below.

	2013	2012
Beginning of the year	$71,358,446	$60,755,575
Purchase of minerals in place	24,631,148	19,027,746
Extensions, discoveries and improved recovery, less related costs	72,635,671	6,279,507
Development costs incurred during the year	29,103,392	6,532,898
Sales of oil and gas produced, net of production costs	(994,793)	(972,881)
Sales of minerals in place	(1,039,031)	-
Accretion of discount	8,568,497	6,524,980
Net changes in price and production costs	5,568,442	(8,004,160)
Net change in estimated future development costs	(6,499,395)	(2,968,626)
Revision of previous quantity estimates	(10,313,017)	6,364,907
Revision of estimated timing of cash flows	(29,859,746)	(19,303,858)
Net change in income taxes	(29,211,687)	(2,877,642)

End of the Year	$133,947,927	$71,358,446

Proved Reserves

Our 7,270,164 BOE of proved reserves, which consist of approximately 94% oil and 6% natural gas, are summarized below as of December 31, 2013, on a net pre-tax PV10 value and Standardized Measure of Discounted Future Net Cash Flows basis. Our reserve estimates have not been filed with any Federal authority or agency (other than the SEC).

As of December 31, 2013, our Texas proved reserves had a net pre-tax PV10 value of $197.7 million and Standardized Measure of Discounted Future Net Cash Flows of $133.3 million and our proved reserves in Kansas had a net pre-tax PV10 value of $0.7 million and Standardized Measure of Discounted Future Net Cash Flows of $0.6 million.

As of December 31, 2013, approximately 24% of the proved reserves have been classified as proved developed producing, or “PDP”. Proved developed non-producing, or “PDNP” reserves constitute approximately 4% and proved undeveloped, or “PUD”, reserves constitute approximately 72%, of the proved reserves as of December 31, 2013.

Total proved reserves had a net pre-tax PV10 value as of December 31, 2013, of approximately $198.4 million and a Standardized Measure of Discounted Future Net Cash Flows of approximately $133.9 million. Approximately $50.5 million and $34.1 million, respectively, of total proved reserves are associated with the PDP reserves, which is approximately 25.5% of total proved reserves’ pre-tax PV10 value. An additional $9.5 million and $6.4 million, respectively, are associated with the PDNP reserves, which is approximately 4.8% of total proved reserves’ pre-tax PV10 value. The remaining $138.3 million and $93.5 million, respectively, are associated with PUD reserves.

Proved Undeveloped Reserves

Our reserve estimates as of December 31, 2013, include 5.2 million BOE as proved undeveloped reserves. As of December 31, 2012, our reserve estimates included 3.1 million BOE as proved undeveloped reserves. Following is a description of the changes in our PUD reserves from December 31, 2012 to December 31, 2013.

Conversion of approximately 884,145 BOE of reserves from PUD to PDP or PDNP through capital expenditures of approximately $29.1 million.

Upward revision of approximately 2,124,202 BOE primarily through increased performance and proving of additional reserves through our infill development program.

Purchase of minerals in place through leasing of new acreage and acquisitions resulted in the addition of approximately 918,616 BOE.

Our proved reserves as of December 31, 2013 are summarized in the table below.

	Oil (Bbl)	Gas (Mcf)	Total (Boe)	% of Total Proved	Pre-tax PV10 (In thousands)	Standardized Measure of Discounted Future Net Cash Flows (In thousands)	Future Capital Expenditures (In thousands)
Texas:
PDP	1,658,098	563,385	1,751,996	24%	$50,460	$34,031	$-
PDNP	283,269	36,366	289,330	4%	9,517	6,418	2,600
PUD	4,896,688	1,856,292	5,206,070	72%	137,692	92,860	95,688

Total Proved:	6,838,055	2,456,043	7,247,396	100%	$197,669	$133,309	$98,288

Kansas:
PDP	-	31,000	5,167	0%	$48	$44	$-
PUD	17,600	-	17,600	0%	650	595	-

Total Proved:	17,600	31,000	22,767	0%	$698	$639	$-

Total:
PDP	1,658,098	594,385	1,757,163	24%	$50,508	$34,075	$-
PDNP	283,269	36,366	289,330	4%	9,517	6,418	2,600
PUD	4,914,288	1,856,292	5,223,670	72%	138,342	93,455	95,688
Total Proved:	6,855,655	2,487,043	7,270,163	100%	$198,367	$133,948	$98,288

Estimated Costs Related to Conversion of Proved Undeveloped Reserves to Proved Developed Reserves

The following table indicates projected reserves that we currently estimate will be converted from proved undeveloped or proved developed non-producing to proved developed, as well as the estimated costs per year involved in such development.

Year	Estimated Oil Reserves Developed (Bbls)	Estimated Gas Reserves Developed (Mcf)	Total Boe	Estimated Development Costs

2014	3,483,358	1,270,059	3,695,035	$59,399,966
2015	1,714,200	622,600	1,817,967	38,887,800

	5,197,558	1,892,659	5,513,001	$98,287,766

Internal Controls Over Reserves Estimates

Our reserves data and estimates were compiled, prepared and audited by third party independent consultants, Cawley, Gillespie & Associates, Inc.., as described in more detail herein, in compliance with SEC definitions and guidance and in accordance with generally accepted petroleum engineering principles. The technical persons employed by Cawley, Gillespie & Associates, Inc., met the requirements regarding qualifications, independence, objectivity and confidentiality set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Natural Gas Reserves Information promulgated by the Society of Petroleum Engineers. Our reserves estimates are prepared by examination and evaluation of production data, production decline curves, reservoir pressure data, logs, geological data, and offset analogies. The third party independent consultants are provided full access to complete and accurate information pertaining to the property, and to all applicable personnel of the Company.

Our reserves estimates and process for developing such estimates are reviewed and approved by Ring’s Vice President of Operations, Daniel D. Wilson, a petroleum engineer, and Chief Executive Officer, Kelly Hoffman, to ensure compliance with SEC disclosure and internal control requirements and to verify the independence of the third party consultants. Mr. Daniel Wilson, a petroleum engineer and businessman, has 29 years of experience in operating, evaluating and exploiting oil and gas properties. Mr. Kelly Hoffman has 38 years of well-rounded experience in the oil and gas industry. Our management is ultimately responsible for reserve estimates and reserve disclosures and ensuring that they are in accordance with the applicable regulatory requirements and industry standards and practices.

Estimates of oil and natural gas reserves are projections based on a process involving an independent third party engineering firm’s collection of all required geologic, geophysical, engineering and economic data, and such firm’s complete external preparation of all required estimates and are forward-looking in nature. These reports rely upon various assumptions, including assumptions required by the SEC, such as constant oil and natural gas prices, operating expenses and future capital costs. The process also requires assumptions relating to availability of funds and timing of capital expenditures for development of our proved undeveloped reserves. These reports should not be construed as the current market value of our reserves. The process of estimating oil and natural gas reserves is also dependent on geological, engineering and economic data for each reservoir. Because of the uncertainties inherent in the interpretation of this data, we cannot be certain that the reserves will ultimately be realized. Our actual results could differ materially.

Summary of Oil and Natural Gas Properties and Projects

Production Summary

Our estimated average daily production for the month of December 2013 is summarized below. These tables indicate the percentage of our estimated December 2013 average daily production of 631 BOE/d attributable to each state and to oil versus natural gas production.

State	Average Daily Production	Oil	Natural Gas

Texas	97.66%	100.00%	25.89%

Kansas	2.34%	-	74.11%

Total	100.00%	100.00%	100.00%

Acreage

The following table summarizes gross and net developed and undeveloped acreage at December 31, 2013 by region (net acreage is our percentage ownership of gross acreage). Acreage in which our interest is limited to royalty and overriding royalty interests is excluded.

	Developed Acreage		Undeveloped Acreage		Total Acreage
	Gross	Net	Gross	Net	Gross	Net
Texas	3,482	2,143	10,893	6,806	14,375	8,949

Kansas	640	640	16,357	13,592	16,997	14,232

Total	4,122	2,783	27,250	20,398	31,372	23,181

Production History

The following table presents the historical information about our produced natural gas and oil volumes.

	Year Ended December 31,
	2011	2012	2013
Oil production (Bbls)	5,297	20,531	109,673
Natural gas production (Mcf)	2,369	6,480	36,047
Total production (Boe)	5,692	21,611	115,681
Daily production (Boe/d)	16	59	317
Average sales price:
Oil (per Bbl)	$88.50	$84.50	$92.81
Natural gas (per Mcf)	7.11	3.50	3.82
Total (per Boe)	85.32	81.39	89.17
Average production cost (per Boe)	$43.04	$36.37	$10.44
Average production taxes (per Boe)	4.02	3.84	4.12

The average oil sales price amounts above are calculated by dividing revenue from oil sales by the volume of oil sold, in barrels “Bbl”. The average gas sales price amounts above are calculated by dividing revenue from gas sales by the volume of gas sold, in thousand cubic feet “Mcf”. The total average sales price amounts are calculated by dividing total revenues by total volume sold, in BOE. The average production costs above are calculated by dividing production costs by total production in BOE.

Productive Wells

The following table presents our ownership at December 31, 2013, in productive oil and natural gas wells by region (a net well is our percentage ownership of a gross well).

	Oil Wells		Gas wells		Total Wells
	Gross	Net	Gross	Net	Gross	Net
Texas	76	53	-	-	76	53
Kansas	-	-	1	1	1	1

Total	76	53	1	1	77	54

Drilling Activity

During 2013, we drilled and completed thirty seven (37) producing oil wells and had drilled or started to drill an additional four (4) wells that were not completed as of December 31, 2013. All thirty seven (37) wells drilled in 2013 were successful and placed in production. We drilled five producing oil wells and one salt water disposal well during 2012 and all five developmental wells were successful and completed and placed in production.

Cost Information

We conduct our oil and natural gas activities entirely in the United States. As noted previously in the table appearing under “Production History”, our average production costs, per BOE, were $43.04 in 2011, $36.37 in 2012 and $10.44 in 2013, and our average production taxes, per BOE, were $4.02 in 2011, $3.84 in 2012, and $4.12 in 2013. These amounts are calculated by dividing our total production costs or total production taxes by our total volume sold, in BOE.

Costs incurred for property acquisition, exploration and development activities during the years ended December 31, 2011, December 31, 2012 and 2013 are shown below.

	For the Year Ended December 31,
	2011	2012	2013

Acquisition of proved properties	$6,280,391	$9,873,128	$5,192,441
Acquisition of unproved properties	-	-	-
Exploration costs	-	-	-
Development costs	317,042	6,581,343	29,796,379
Total Costs Incurred	$6,597,433	$16,454,471	$34,988,820

Delivery Commitments

As of December 31, 2013, we were not committed to providing a fixed quantity of oil or gas under any existing contracts.

Other Properties and Commitments

Our principal executive offices are in leased office space in Midland, Texas. The leased office space consists of approximately 3,700 square feet. Additionally, we lease office space in Tulsa, Oklahoma which serves as our primary accounting office. The leased office space consists of approximately 3,700 square feet. We also lease office space in Andrews, Texas which is currently our only field office. The leased office space consists of approximately 2,000 square feet. We anticipate leasing or purchasing additional office space in Midland and Andrews, Texas in the near future.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our executive officers, certain other officers and directors as of July 3, 2014. The Board believes that all the directors named below are highly qualified and have the skills and experience required for effective service on the Board. The directors’ individual biographies below contain information about their experience, qualifications and skills that led the Board to nominate them.

Name	Age	Position

Kelly Hoffman	56	Chief Executive Officer, Director
David A. Fowler	55	President, Director
Daniel D. Wilson	53	Vice President of Operations
William R. Broaddrick	37	Chief Financial Officer
Lloyd T. Rochford	67	Chairman of the Board of Directors
Stanley M. McCabe	82	Director
Anthony B. Petrelli	61	Director
Clayton E. Woodrum	73	Director

Our executive officers are elected by, and serve at the pleasure of, our Board of Directors. Our directors serve terms of one year each, with the current directors serving until the next annual meeting of stockholders, and in each case until their respective successors are duly elected and qualified.

Messrs. Rochford and McCabe joined the Board in June 2012 as a part of the merger between Ring and Stanford Energy, Inc. Messrs. Hoffman, Fowler, Woodrum and Petrelli joined the Board in January 2013.

Kelly Hoffman – Chief Executive Officer and Director. Mr. Hoffman, 55, has organized the funding, acquisition and development of many oil and gas properties. He began his career in the Permian Basin in 1975 with Amoco Production Company. His responsibilities included oilfield construction, crew management, and drilling and completion operations. In the early 1990s, Mr. Hoffman co-founded AOCO and began acquiring properties in West Texas. In 1996, he arranged financing and purchased 10,000 acres in the Fuhrman Mascho field in Andrews, Texas. In the first six months, he organized a 60 well drilling and completion program resulting in a 600% increase in revenue and approximately 18 months later sold the properties to Lomak (Range Resources). In 1999, he again arranged financing and acquired 12,000 acres in Lubbock and Crosby counties. After drilling and completing 19 successful wells, unitizing the acreage, and instituting a secondary recovery project he sold his interest in the property to Arrow Operating Company. From April 2009 until December 2011, Mr. Hoffman served as President of Victory Park Resources, a privately held exploration and production company focused on the acquisition of oil and gas producing properties in Oklahoma, Texas and New Mexico. Mr. Hoffman currently serves as a director of Joes Jeans Inc. (NASDAQ: JOEZ), a reporting company.

David A. Fowler – President and Director. Mr. Fowler, 55, has served in several management positions for various companies in the insurance and financial services industries. In 1994, he joined Petroleum Listing Service as Vice President of Operations, overseeing oil and gas property listings, information packages, and marketing oil and gas properties to industry players. In late 1998, Mr. Fowler became the Corporate Development Coordinator for the Independent Producer Finance (“IPF”) group of Range Resources Corporation. Leaving Range IPF in April of 2001, he co-founded and became President of Simplex Energy Solutions, LLC (“Simplex”). Representing Permian Basin oil and gas independent operators, Simplex became known as the Permian Basin’s premier oil and gas divestiture firm, closing over 150 projects valued at approximately $675 million.

Daniel D. Wilson – Vice President of Operations. Mr. Wilson, 52, has 29 years of experience in operating, evaluating and exploiting oil and gas properties. He has experience in production, drilling and reservoir engineering. For the last 22 years, he has served as the Vice President and Manager of Operations for Breck Operating Corporation (“Breck”). He has overseen the building, operating and divestiture of two companies during this time. At Breck’s peak, Mr. Wilson was responsible for over 750 wells in seven states and had an operating staff of 27 including engineers, foremen, pumpers and clerks. Mr. Wilson personally performed or oversaw all of the economic evaluations for both acquisition and banking purposes.

William R. Broaddrick – Chief Financial Officer. Mr. Broaddrick, 36, was employed from 1997 to 2000 with Amoco Production Company, performing lease revenue accounting and state production tax regulatory reporting functions. During 2000, Mr. Broaddrick was employed by Duke Energy Field Services, LLC, performing state production tax functions. From 2001 until 2010, Mr. Broaddrick was employed by Arena Resources, Inc., as Vice President and Chief Financial Officer. During 2011, Mr. Broaddrick joined Stanford Energy, Inc., as Chief Financial Officer. Subsequent to and as a result of the merger transaction between Stanford and Ring, Mr. Broaddrick became Chief Financial Officer of Ring Energy as of July 2012.

Mr. Broaddrick received a Bachelor’s Degree in Accounting from Langston University, through Oklahoma State University – Tulsa, in 1999. Mr. Broaddrick is a Certified Public Accountant.

Lloyd T. (“Tim”) Rochford – Chairman of the Board of Directors. Mr. Rochford, 67, has been active as an individual consultant and entrepreneur in the oil and gas industry since 1973. During that time, he has been an operator of wells in the mid-continent of the United States, evaluated leasehold drilling and production projects, and arranged and raised in excess of $500 million in private and public financing for oil and gas projects and development.

Mr. Rochford has successfully formed, developed and sold/merged four natural resource companies, two of which were listed on the New York Stock Exchange. The most recent, Arena Resources, Inc. (“Arena”), was founded by Mr. Rochford and his associate Stanley McCabe in August 2000. From inception until May of 2008, Mr. Rochford served as President, Chief Executive Officer (“CEO”) and as a director of Arena. During that time, Arena received numerous accolades from publications such as Business Week (2007 Hot Growth Companies), Entrepreneur (2007 Hot 500), Fortune (2007, 2008, 2009 Fastest Growing Companies), Fortune Small Business (2007, 2008 Fastest Growing Companies) and Forbes (Best Small Companies of 2009). In May 2008, Mr. Rochford resigned the position of CEO and accepted the position of Chairman of the Board. In his role as Chairman, he continued to pursue opportunities that would enhance the then current, as well as long-term value of Arena. Through his efforts, Arena entered into a merger agreement and was acquired by another New York Stock Exchange company for $1.6 billion in July, 2010.

Stanley M. McCabe – Director. Mr. McCabe, 81, has been active in the oil and gas industry for over 30 years, primarily seeking individual oil and gas acquisition and development opportunities. In 1979, he founded and served as Chairman and CEO of Stanton Energy, Inc., a Tulsa, Oklahoma natural resource company specializing in contract drilling and operation of oil and gas wells. In 1990, Mr. McCabe co-founded with Mr. Rochford, Magnum Petroleum, Inc., serving as an officer and director. In 2000, Mr. McCabe co-founded with Mr. Rochford, Arena Resources, Inc. (“Arena”), serving as Chairman of the Board until 2008 and then as a director of Arena until 2010.

Anthony B. Petrelli – Director. Mr. Petrelli, 61, is President, member of the Board of Directors, and Director of Investment Banking of Neidiger, Tucker, Bruner, Inc., a Denver, Colorado based financial services firm founded in 1977. Beginning his career in 1972, Mr. Petrelli has had extensive experience in the areas of operations, sales, trading, management of sales, underwriting and corporate finance. He has served on numerous regulatory and industry committees including service on the FINRA Corporate Finance Committee, the NASD Small Firm Advisory Board and as Chairman of the FINRA District Business Conduct Committee, District 3. Mr. Petrelli received his BS in Business (Finance) and his Masters of Business Administration (MBA) from the University of Colorado and a Masters of Arts in Counseling from Denver Seminary.

Clayton E. Woodrum – Director. Mr. Woodrum, CPA, 73, is a founding partner of Woodrum, Tate & Associates, PLLC. His financial background encompasses over 40 years of experience from serving as a partner in charge of the tax department of a big eight accounting firm to chief financial officer of BancOklahoma Corp. and Bank of Oklahoma. His areas of expertise include business valuation, litigation support including financial analysis, damage reports, depositions and testimony, estate planning, financing techniques for businesses, asset protection vehicles, sale and liquidation of businesses, debt restructuring, debt discharge and CFO functions for private and public companies.

Family Relationships

There are no family relationships between any director, executive officer, or person nominated or chose by us to become a director or executive officer.

Involvement in Certain Legal Proceedings

During the past ten years, there have been no events under any bankruptcy act, no criminal proceedings (excluding traffic violations and other minor offenses), and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any of our directors or executive officers. None of our executive officers or directors have been involved in any judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business entity, any judicial or administrative proceedings based on violations of federal or state securities, commodities, banking or insurance laws or regulations, and any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self-regulatory organization.

Board Committees

Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and an Executive Committee, the composition and responsibilities of which are briefly described below. The charters for each of these committees shall be provided to any person without charge, upon request. The charters for such committees are available on our website at www.ringenergy.com. The information on, or that can be accessed through our website, is not incorporated by reference into this prospectus and should not be considered part of this prospectus. Requests may also be directed to Ring Energy, Inc., 6555 S. Lewis Ave., Suite 200, Tulsa, Oklahoma 74136, Attention: William R. Broaddrick, or by calling (918) 499-3880.

Audit Committee

The Audit Committee’s principal functions are to assist the Board in monitoring the integrity of our financial statements, the independent auditor’s qualifications and independence, the performance of our independent auditors and our compliance with legal and regulatory requirements. The Audit Committee has the sole authority to retain and terminate our independent auditors and to approve the compensation paid to our independent auditors. The Audit Committee is also responsible for overseeing our internal audit function. The Audit Committee is comprised of Messrs. Woodrum and Petrelli, with Mr. Woodrum acting as the chairman. Our Board of Directors determined that Mr. Woodrum qualified as “audit committee financial expert” as defined in Item 407 of Regulation S-K promulgated by the Securities and Exchange Commission (see the biographical information for Mr. Woodrum, infra, in this discussion of “Executive Officers and Directors”). Each of Messrs. Woodrum and Petrelli further qualified as “independent” in accordance with the applicable regulations of the NYSE MKT, LLC definition of independent director set forth in the Company Guide, Part 8, Section 803(A). (see the biographical information for Messrs. Woodrum and Petrelli, infra, in this discussion of “Executive Officers and Directors”).

Compensation Committee

The Compensation Committee’s principal function is to make recommendations regarding the compensation of the Company’s officers. In accordance with the rules of the NYSE MKT, LLC, the compensation of our chief executive officer is recommended to the Board (in a proceeding in which the chief executive officer does not participate) by the Compensation Committee. Compensation for all other officers is also recommended to the Board for determination, by the Compensation Committee. The Compensation Committee is comprised of Messrs. Rochford and McCabe, with Mr. Rochford acting as the chairman.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s principal functions are to (a) identify and recommend qualified candidates to the Board of Directors for nomination as members of the Board and its committees, and (b) develop and recommend to the Board corporate governance principles applicable to the Company. The Nominating and Corporate Governance Committee is comprised of Messrs. Rochford and McCabe, with Mr. Rochford acting as the chairman.

There have been no material changes to the procedures by which security holders may recommend nominees to our Board of Directors.

Executive Committee

The Executive Committee’s principal function is to exercise the powers and duties of the Board between Board meetings and while the Board is not in session, and implement the policy decisions of the Board. The Executive Committee is comprised of Messrs. Rochford and McCabe.

Code of Ethics

We have adopted a Code of Ethics that applies to our Chief Executive Officer, President, Chief Financial Officer, and Corporate Controller, as well as the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have also adopted a Code of Conduct that applies to our officers, directors, and employees. We will provide such codes to any person without charge, upon request, a copy of the Code of Ethics or Code of Conduct. Such codes are available on our website at www.ringenergy.com. The information on, or that can be accessed through our website, is not incorporated by reference into this prospectus and should not be considered part of this prospectus. Requests may also be directed to Ring Energy, Inc., 6555 S. Lewis Ave., Suite 200, Tulsa, Oklahoma 74136, Attention: William R. Broaddrick, or by calling (918) 499-3880.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Section 16(a) reports furnished to us for our most recent fiscal year, we know of no director, officer or beneficial owner of more than ten percent of our Common Stock who failed to file on a timely basis reports of beneficial ownership of the our Common Stock as required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Roles of our Compensation Committee and Chief Executive Officer in Compensation Decisions, Use of Compensation Consultants and Compensation Philosophy and Objectives

Ring strives to attract, motivate and retain high-quality executives by providing total compensation that is performance-based and competitive within the labor market in which it competes for executive talent as a public company. Our compensation program is intended to align the interests of management with the interests of stockholders by linking pay with performance, thereby incentivizing performance and furthering the ultimate goal of stockholder value.

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to all individuals serving as the smaller reporting company’s principal executive officer or acting in a similar capacity during the last completed fiscal year (“PEO”), regardless of compensation level, and our company’s two most highly compensated executive officers or employees whose total 2012 compensation exceeded $100,000. These individuals are referred to herein as the (“Named Executive Officers”).

Our current executive compensation programs are determined and approved by our Compensation Committee, after consideration of recommendations by our Chairman of the Board and our Chief Executive Officer, as to the other Named Executive Officers. None of the Named Executive Officers are members of the Compensation Committee. The Compensation Committee has the direct responsibility and authority to review and approve the Company’s goals and objectives relative to the compensation of the Named Executive Officers, and to determine and approve (either as a committee or with the other members of the Company’s Board of Directors who qualify as “independent” directors under applicable guidelines adopted by the NYSE MKT, LLC) the compensation levels of the Named Executive Officers.

Our current executive compensation programs are intended to achieve two objectives. The primary objective is to enhance the profitability of the Company, and thus, stockholder value. The second objective is to attract, motivate, reward and retain employees, including executive personnel, who contribute to the long-term success of the Company. As described in more detail below, the material elements of our current executive compensation program for Named Executive Officers include a base salary, discretionary annual bonuses and discretionary stock options grants.

We believe that each element of the executive compensation program helps to achieve one or both of the compensation objectives outlined above. The table below lists each material element of our executive compensation program and the compensation objective or objectives that it is designed to achieve.

Compensation Element	Compensation Objectives Attempted to be Achieved

Base Salary	Attract and retain qualified executives; Motivate and reward executives’ performance.

Bonus Compensation	Motivate and reward executive’s performance; Enhance profitability of Company and stockholder value.

Equity-Based Compensation – stock options and restricted stock grants	Enhance profitability of Company and stockholder value by aligning long-term incentives with stockholders’ long-term interests.

As illustrated by the table above, base salary is primarily intended to attract and retain qualified executives. This is the element of the Ring’s current executive compensation program where the value of the benefit in any given year is not wholly dependent on performance. Base salaries are intended to attract and retain qualified executives as well as being linked to performance by rewarding and/or motivating executives. Base salaries are reviewed annually and take into account: experience and retention considerations; past performance; improvement in historical performance; anticipated future potential performance; and other issues specific to the individual executive.

There are specific elements of the current executive compensation program that are designed to reward performance and enhance profitability and stockholder value, and therefore, the value of these benefits is based on performance. The Company’s discretionary annual bonus plan is primarily intended to motivate and reward Named Executive Officers’ performance to achieve specific strategies and operating objectives, as well as improved financial performance.

The Compensation Committee considers the salaries of comparable executives of peer companies for which such information is publicly available. The Compensation Committee believes that bonuses and equity compensation should fluctuate with our success in achieving financial, operating and strategic goals. The Committee’s philosophy is that we should continue to use long-term compensation such as stock options to align stockholder and executives’ interests and should allocate a portion of long-term compensation to the entire executive compensation package.

The Compensation Committee has the authority to retain and terminate compensation consultants and other experts to assist the committee in its evaluation of compensation of any of the executive officers. To date, the Compensation Committee has not retained an outside consultant in establishing its compensation program or in establishing any specific compensation for an executive officer.

Current Executive Compensation Program Elements

Base Salaries

Similar to most companies within the industry, our policy is to pay Named Executive Officers’ base salaries in cash. Effective July 1, 2012, the Compensation Committee designated a salary of $100,000 for Mr. Broaddrick. Effective September 1, 2012, the Compensation Committee recommended an increase of $25,000 for Mr. Broaddrick. In approving this salary increase, the Committee took into account factors including, peer group comparisons available to the Committee, each executive’s individual experience and increased responsibilities and improved performance for the Company.

Mr. Hoffman joined the Company effective January 1, 2013, and the Compensation Committee designated a salary of $175,000. Mr. Fowler joined the Company effective January 1, 2013, and the Compensation Committee designated a salary of $150,000. Mr. Wilson joined the Company effective January 1, 2013, and the Compensation Committee designated a salary of $150,000.

Annual Bonuses

The Company does not have a formal policy regarding bonuses, and payment of bonuses has been purely discretionary and is largely based on the recommendations of the Compensation Committee. Cash bonuses are not expected to be a significant portion of the executive compensation package. Cash bonuses were granted to all employees in December 2013. The annual discretionary bonus is reported in the “Bonus” column of the “Summary Compensation Table” for each Named Executive Officer.

Equity-Based Compensation – Options and Restricted Stock Grants

It is our policy that the Named Executive Officers’ long-term compensation should be directly linked to enhancing profitability and value provided to shareholders of the Company’s common stock. Accordingly, the Compensation Committee grants equity awards under the Company’s long term incentive plan designed to link an increase in shareholder value to compensation. Mr. Broaddrick was granted non-qualified stock options in 2012 and 2013. Messrs. Hoffman, Fowler and Wilson were granted non-qualified stock options in 2013.

Stock option grants are valued using the Black-Scholes Model and are calculated as a part of the executive compensation package for the year based on the amount of requisite service period served. Non-qualified stock options for Named Executive Officers and other key employees generally vest ratably over five years. No restricted stock was granted to any of the Named Executive Officers.’ The Compensation Committee believes that these awards encourage Named Executive Officers to continue to use their best professional skills and to retain Named Executive Officers for longer terms.

Grants are determined for Named Executive Officers based on his or her performance in the prior year, his or her expected future contribution to the performance of the Company, and other competitive data on grant values of peer companies. Awards may be granted to new key employees or Named Executive Officers on hire date. Other grant date determinations are made by the Compensation Committee, which is based upon the date the Committee met and proper communication was made to the Named Executive Officer or key employee as defined in the definition of grant date by generally accepted accounting principles. Exercise prices are equal to the value of the Company’s stock on the close of business on the determined grant date. The Company has no program or practice to coordinate timing of grants with release of material, nonpublic information.

The grant date fair value as determined under generally accepted accounting principles is shown in the “Summary Compensation Table” below.

Pension and Retirement Plans

The Company does not have any pension plans, non-qualified deferred compensation plans or severance, retirement, termination, constructive termination or change in control arrangements for any of its Named Executive Officers for the year ended December 31, 2013.

Compensation of Named Executive Officers

The “Summary Compensation Table” set forth below should be read in connection with the tables and narrative descriptions that follow. The “Outstanding Equity Awards at Fiscal Year End Table” and “Option Exercises and Stock Vested Table” provide further information on the Named Executive Officers’ potential realizable value and actual value realized with respect to their equity awards.

Summary Compensation Table
Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Option Awards(2) ($)	All Other Compensation ($)	Total ($)

Kelly Hoffman, Chief Executive Officer, effective January 1, 2013	2013	175,000	5,000	2,336,928	122,500(3)	2,639,428
	2012	-	-	-	90,833(4)	90,833

Robert S. Owens, Chief Executive Officer through August 31, 2012	2013	-	-	-	-	-
	2012	-	-	-	2,000(5)	2,000

David Fowler, President, effective January 1, 2013	2013	150,000	5,000	2,336,928	22,500(6)	2,514,428
	2012	-	-	-	-	-

Danny Wilson, Executive Vice President, effective December 17, 2013	2013	150,000	5,000	1,454,044	-	1,609,044
	2012	-	-	-	-	-

William R. Broaddrick, Chief Financial Officer, effective January 1, 2013; Interim Chief Executive Officer from September 1, 2012 through December 31, 2012	2013	125,000	5,000	207,549	-	337,549
	2012	108,333	3,000	213,711	-	325,044

(1)

Salary information for William R. Broaddrick during 2012 includes (i) compensation received from Stanford Energy, Inc., prior to the merger between Stanford and Ring and (ii) compensation received from Ring subsequent to the merger.

(2)

See discussion of assumptions made in valuing these awards in the notes to our financial statements.

(3)

2013 Other Compensation to Mr. Hoffman includes a $100,000 signing bonus and $22,500 in director’s fees.

(4)

2012 Other Compensation to Mr. Hoffman consisted of consulting fees.

(5)

Robert S. Owens received a director fee of $250 per month through the date of his resignation which was effective August 31, 2012.

(6)

David Fowler received $22,500 in director’s fees.

The Company awards stock options to key employees and the Named Executive Officers either on the initial date of employment or due to performance incentives throughout the year. The following table reflects the stock options granted during 2013.

Grants of Plan-Based Awards
Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Fair Value on Grant Date

Kelly Hoffman	1/1/2013	500,000	$4.50	$2,077,491
David Fowler	1/1/2013	500,000	4.50	2,077,491
Daniel D. Wilson	1/1/2013	300,000	4.50	1,246,495
Kelly Hoffman	12/16/2013	25,000	10.00	259,437
David Fowler	12/16/2013	25,000	10.00	259,437
Daniel D. Wilson	12/16/2013	20,000	10.00	207,549
William R. Broaddrick	12/16/2013	20,000	$10.00	$207,549

Named Executive Officers are not separately entitled to receive dividend equivalent rights with respect to each stock option. Each nonqualified stock option award described in the “Grants of Plan-Based Awards Table” above expires ten years from the grant date and vests in equal installments over the course of five years.

The following table provides certain information regarding unexercised stock options outstanding for each Named Executive Officer as of December 31, 2013.

Outstanding Equity Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Options Exercise Price ($)	Option Expiration Date

Kelly Hoffman	100,000	150,000	$2.00	12/01/21
	100,000	400,000	4.50	01/01/23
	-	25,000	10.00	12/16/23

David Fowler	100,000	400,000	4.50	01/01/23
	-	25,000	10.00	12/16/23

Daniel D. Wilson	60,000	240,000	4.50	01/01/23
	-	20,000	10.00	12/16/23

William R. Broaddrick	20,000	80,000	2.00	12/01/21
	-	50,000	4.50	09/01/22
	-	20,000	$10.00	12/16/23

There were no option exercises by Named Executive Officers during 2013.

The Company uses the Black-Scholes option pricing model to calculate the fair-value of each option grant. The expected volatility for the 2013 option grants is based on the historical price volatility of the Company’s Common Stock. We elected to use the simplified method for estimating the expected term as allowed by generally accepted accounting principles for options granted through December 31, 2013 and 2012. Under the simplified method, the expected term is equal to the midpoint between the vesting period and the contractual term of the stock option. The risk-free interest rate represents the U.S. Treasury bill rate for the expected life of the related stock options. The dividend yield represents the Company’s anticipated cash dividend over the expected life of the stock options. The following are the Black-Scholes weighted-average assumptions used for options granted during the periods ended December 31, 2013 and 2012:

	Risk free interest rate	Expected life (years)	Dividend yield	Volatility

July 1, 2012	0.67%	6.5	-	158%
September 1, 2012	0.80%	6.5	-	153%
October 1, 2012	0.25%	5.75	-	147%

January 1, 2013	0.76%	6.5	-	138%
February 13, 2013	0.92%	6.5	-	137%
March 15, 2013	0.84%	6.5	-	132%
June 25, 2013	1.49%	6.5	-	128%
December 16, 2013	1.55%	6.5	-	119%

As of December 31, 2013, there was approximately $5,250,009 of unrecognized compensation cost related to stock options that will be recognized over a weighted average period of 2.6 years. The aggregate intrinsic value of options vested and expected to vest at December 31, 2013 was $20,359,425. The aggregate intrinsic value of options exercisable at December 31, 2013 was $3,890,000. The year end intrinsic values are based on a December 31, 2013 closing price of $12.20.

During 2013, a total of 25,000 options were exercised. The aggregate intrinsic value of the options exercised was $149,000.

Director Compensation

Beginning in February 2013, all directors received a monthly stipend of $2,000. Additionally, each director received $500 for each meeting physically attended. Each outside director also received an annual bonus of $2,000. Director compensation to Messrs. Fowler and Hoffman is included here but is also included in the Executive Compensation Table above. No director receives a salary as a director.

Director Compensation Table
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Lloyd T. Rochford	24,500	-(1)	-	24,500
Stanley M. McCabe	24,500	-(2)	-	24,500
David A. Fowler	22,500	-(3)	-	22,500
Kelly Hoffman	22,500	-(4)	-	22,500
Clayton E. Woodrum	24,500	-(5)	-	24,500
Anthony B. Petrelli	24,500	-(6)	-	24,500

(1)

Lloyd T. Rochford has 100,000 options to purchase Ring stock.

(2)

Stanley McCabe has 100,000 options to purchase Ring stock.

(3)

David A. Fowler has an aggregate of 525,000 options to purchase Ring stock.

(4)

Kelly Hoffman has an aggregate of 775,000 options to purchase Ring stock.

(5)

Clayton E. Woodrum has 100,000 options to purchase Ring stock.

(6)

Anthony B. Petrelli has 100,000 options to purchase Ring stock.

Executive Stock Compensation Plans

The following table sets forth information concerning our executive stock compensation plans as of December 31, 2013.

	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under compensation plans (excluding securities in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,647,500	$4.01	2,327,500

Equity compensation plans not approved by security holders	-	-	-

Total	2,647,500	$4.01	2,327,500

Long Term Incentive Plan

On January 22, 2013, our stockholders acted by way of majority written consent action (pursuant to a solicitation of consents commenced on January 16, 2013, and in lieu of a special meeting of stockholders) to approve the Ring Energy, Inc. Long-Term Incentive Plan.

The Ring Energy, Inc. Long Term Incentive Plan (the “Plan”) was in existence with Stanford and was adopted by the Board of Directors on June 27, 2012, and assumed by the Company upon the acquisition of Stanford. The Plan was also approved by vote of a majority of stockholders on January 22, 2013. The following is a summary of the material terms of the Plan.

Shares Available

Our Plan currently authorizes 5,000,000 shares of our Common Stock for issuance under the Plan. If any shares of Stock subject to an Award are forfeited or if any Award based on shares of Stock is otherwise terminated without issuance of such shares of Stock or other consideration in lieu of such shares of Stock, the shares of Stock subject to such Award shall to the extent of such forfeiture or termination, again be available for Awards under the Plan if no participant shall have received any benefits of ownership in respect thereof The shares to be delivered under the Plan shall be made available from (a) authorized but unissued shares of Common Stock, (b) Common Stock held in the treasury of the Company, or (c) previously issued shares of Common Stock reacquired by the Company, including shares purchased on the open market, in each situation as the Board of Directors or the Compensation Committee may determine from time to time at its sole option.

Administration

The Committee shall administer the Plan with respect to all eligible individuals or may delegate all or part of its duties under the Plan to a subcommittee or any executive officer of the Company, subject in each case to such conditions and limitations as the Board of Directors may establish. Under the Plan, “Committee” can be either the Board of Directors or a committee approved by the Board of Directors.

Eligibility

Awards may be granted pursuant to the Plan only to persons who are eligible individuals at the time of the grant thereof or in connection with the severance or retirement of Eligible Individuals. Under the Plan, “Eligible Individuals” means (a) employees, (b) non-employee Directors and (c) any other person that the Committee designates as eligible for an Award (other than for Incentive Options) because the Person performs bona fide consulting or advisory services for the Company or any of its subsidiaries (other than services in connection with the offer or sale of securities in a capital raising transaction).

Stock Options

Under the Plan, the plan administrator is authorized to grant stock options. Stock options may be either designated as non-qualified stock options or incentive stock options. Incentive stock options, which are intended to meet the requirements of Section 422 of the Internal Revenue Code such that a participant can receive potentially favorable tax treatment, may only be granted to employees. Therefore, any stock option granted to consultants and non-employee directors are non-qualified stock options.

Options granted under the Plan become exercisable at such times as may be specified by the plan administrator. In general, options granted to participants become exercisable in five equal annual installments, subject to the optionee’s continued employment or service with our company. However, the aggregate value (determined as of the grant date) of the shares subject to incentive stock options that may become exercisable by a participant in any year may not exceed $100,000.

Each option will be exercisable on such date or dates, during such period, and for such number of shares of Common Stock as shall be determined by the plan administrator on the day on which such stock option is granted and set forth in the option agreement with respect to such stock option; provided, however the maximum term of options granted under the Plan is ten years.

Restricted Stock

Under the Plan, the plan administrator is also authorized to make awards of restricted stock. Before the end of a restricted period and/or lapse of other restrictions established by the plan administrator, shares received as restricted stock will contain a legend restricting their transfer, and may be forfeited in the event of termination of employment or upon the failure to achieve other conditions set forth in the award agreement.

An award of restricted stock will be evidenced by a written agreement between us and the participant. The award agreement will specify the number of shares of Common Stock subject to the award, the nature and/or length of the restrictions, the conditions that will result in the automatic and complete forfeiture of the shares and the time and manner in which the restrictions will lapse, subject to the participant’s continued employment by us, and any other terms and conditions the plan administrator imposes consistent with the provisions of the Plan. Upon the lapse of the restrictions, any legends on the shares of Common Stock subject to the award will be re-issued to the participant without such legend.

The plan administrator may impose such restrictions or conditions, to the vesting of such shares as it, in its absolute discretion, deems appropriate. Prior to the vesting of a share of restricted stock granted under the Plan, no transfer of a participant’s rights to such share, whether voluntary or involuntary, by operation of law or otherwise, will vest the transferee with any interest, or right in, or with respect to, such share, but immediately upon any attempt to transfer such rights, such share, and all the rights related thereto, will be forfeited by the participant and the transfer will be of no force or effect; provided, however, that the plan administrator may, in its sole and absolute discretion, vest in the participant all or any portion of shares of restricted stock which would otherwise be forfeited.

Fair Market Value

Under the Plan, “Fair Market Value” means, for a particular day, the value determined in good faith by the plan administrator, which determination shall be conclusive for all purposes of the Plan. For purposes of valuing incentive options, the fair market value of stock: (i) shall be determined without regard to any restriction other than one that, by its terms, will never lapse; and (ii) will be determined as of the time the option with respect to such stock is granted.

Transferability Restrictions

Notwithstanding any limitation on a holder’s right to transfer an award, the plan administrator may (in its sole discretion) permit a holder to transfer an award, or may cause the Company to grant an award that otherwise would be granted to an eligible individual, in any of the following circumstances: (a) pursuant to a qualified domestic relations order, (b) to a trust established for the benefit of the eligible individual or one or more of the children, grandchildren or spouse of the eligible individual; (c) to a limited partnership or limited liability company in which all the interests are held by the eligible individual and that person’s children, grandchildren or spouse; or (d) to another person in circumstances that the plan administrator believes will result in the award continuing to provide an incentive for the eligible individual to remain in the service of the Company or its subsidiaries and apply his or her best efforts for the benefit of the Company or its subsidiaries. If the plan administrator determines to allow such transfers or issuances of awards, any holder or eligible individual desiring such transfers or issuances shall make application therefore in the manner and time that the plan administrator specifies and shall comply with such other requirements as the plan administrator may require to assure compliance with all applicable laws, including securities laws, and to assure fulfillment of the purposes of the Plan. The plan administrator shall not authorize any such transfer or issuance if it may not be made in compliance with all applicable federal and state securities laws. The granting of permission for such an issuance or transfer shall not obligate the Company to register the shares of stock to be issued under the applicable award.

Termination and Amendments to the Plan

The Board of Directors may (insofar as permitted by law and applicable regulations), with respect to any shares which, at the time, are not subject to awards, suspend or discontinue the Plan or revise or amend it in any respect whatsoever, and may amend any provision of the Plan or any award agreement to make the Plan or the award agreement, or both, comply with Section 16(b) of the Exchange Act and the exemptions therefrom, the Internal Revenue Code, as amended (the “Code”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the regulations promulgated under the Code or ERISA, or any other law, rule or regulation that may affect the Plan. The Board of Directors may also amend, modify, suspend or terminate the Plan for the purpose of meeting or addressing any changes in other legal requirements applicable to the Company or the Plan or for any other purpose permitted by law. The Plan may not be amended without the consent of the holders of a majority of the shares of Common Stock then outstanding to increase materially the aggregate number of shares of stock that may be issued under the Plan except for certain adjustments.

MARKET PRICE AND DIVIDENDS ON REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market for our Common Stock

Our common stock is listed on the NYSE MKT under the trading symbol “REI.” Prior to September 1, 2013, our Common stock was quoted on the OTCQB and the OTC Bulletin Board under the trading symbol “RNGE”. We have only one class of common stock, and we have 50,000,000 authorized but unissued shares of preferred stock. The table below sets forth for the periods indicated the quarterly high and low bid prices of our common stock based on information provided to us by OTC Markets, and the high and low sale prices of our common stock as reported on the NYSE MKT. All over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions. At the time of the over-the-counter quotations below, we were not listed on an established trading market and the transactions in our common stock were limited and the bid prices provided below may not be indicative of prices if our common stock was trading in an established public trading market.

OTCQB/OTC Bulletin Board

Period	High Sale	Low Sale
1st Quarter 2012	$5.10	$4.01
2nd Quarter 2012	7.50	4.25
3rd Quarter 2012	7.00	5.12
4th Quarter 2012	7.00	5.82

1st Quarter 2013	$9.51	$5.85
2nd Quarter 2013	8.76	6.60
3rd Quarter 2013 (through August 31)	15.27	8.65

NYSE MKT

Period	High Sale	Low Sale
3rd Quarter 2013 (September 1 - September 30)	$15.75	$13.50
4th Quarter 2013	14.39	11.05

1st Quarter 2014	$15.26	$12.10

As of July 9, 2014, the last reported sales price of our Common Stock was $18.23 per share.

Security Holders

As of July 3, 2014, there are approximately 263 holders of record of our Common Stock. As of July 3, 2014, 5,005,438 shares, or approximately 20%, of the 25,645,614 shares issued and outstanding as of such date are held by management or affiliated parties.

Dividends and Other Distributions

We have not paid any dividends on our Common Stock during the last three years, and we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. We currently intend to retain future earnings, if any, to finance the expansion of our business. Our future dividend policy is within the discretion of our board of directors and will depend upon various factors, including our results of operations, financial condition, capital requirements and investment opportunities.

Securities Authorized for Issuance Under Equity Compensation Plans

In December 2011, our board of directors adopted a long term incentive plan which has been subsequently approved and amended by votes of our stockholders in January 2013. The Ring Energy, Inc. Long Term Incentive Plan (the “Plan”) was in existence with Stanford and was adopted by the Board of Directors on June 27, 2012, and assumed by the Company upon the acquisition of Stanford.

The following table sets forth information concerning our executive stock compensation plans as of December 31, 2013.

	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under compensation plans (excluding securities in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,647,500	$4.01	2,327,500

Equity compensation plans not approved by security holders	-	-	-

Total	2,647,500	$4.01	2,327,500

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes to our financial statements. In addition to historical financial information, the following discussion and analysis contains forward–looking statements that involve risks, uncertainties, and assumptions. Our actual results and timing of selected events may differ materially from those anticipated in these forward–looking statements as a result of many factors, including those discussed under “Risk Factors”.

Overview

Ring is a Midland-based exploration and production company that is engaged in oil and natural gas acquisition, exploration, development and production activities. Our exploration and production interests are currently focused in Texas and Kansas. We take a conventional approach to our drilling program and seek to develop our traditional core areas, as well as look for new growth opportunities.

Our goal is to increase stockholder value by investing in oil and gas projects with attractive rates of return on capital employed. We plan to achieve this goal by exploiting and developing our existing oil and natural gas properties and pursuing acquisitions of additional properties.

Business Description and Plan of Operation

Ring is currently engaged in oil and natural gas acquisition, exploration, development and production, with activities currently in Texas and Kansas. We focus on developing our existing properties, while continuing to pursue acquisitions of oil and gas properties with upside potential.

Our goal is to increase stockholder value by investing in oil and gas projects with attractive rates of return on capital employed. We plan to achieve this goal by exploiting and developing our existing oil and natural gas properties and pursuing acquisitions of additional properties. Specifically, our business strategy is to increase our stockholders value through the following:

•

Growing production and reserves by developing our oil-rich resource base. Ring intends to actively drill and develop its acreage base in an effort to maximize its value and resource potential. Ring’s portfolio of proved oil and natural gas reserves consists of 94% oil and 6% natural gas. Of those reserves, 24% of the proved reserves are classified as proved developed producing, or “PDP,” 4% are classified as proved developed non-producing, or “PDNP,” and approximately 72% are classified as proved undeveloped, or “PUD.” Through the conversion of undeveloped reserves to developed reserves, Ring will seek to increase production, reserves and cash flow while gaining favorable returns on invested capital.

Through December 31, 2013, we increased our proved reserves to approximately 7.3 million BOE (barrel of oil equivalent). As of December 31, 2013, our estimated proved reserves had a pre-tax PV10 (present value of future net revenues before income taxes discounted at 10%) of approximately $198.4 million and a Standardized Measure of Discounted Future Net Cash Flows of approximately $133.9 million. The difference between these two amounts is the effect of income taxes. The Company presents the pre-tax PV-10 value, which is a non-GAAP financial measure, because it is a widely used industry standard which we believe is useful to those who may review this Annual Report when comparing our asset base and performance to other comparable oil and gas exploration and production companies. We spent approximately $44.5 million on acquisitions and capital projects during 2012 and 2013, and we intend to continually actively drill and develop our acreage in an effort to maximize shareholder value.

•

Employ industry leading drilling and completion techniques. Ring’s executive team, which has over 100 years combined experience in the oil and gas industry, intends to utilize new and innovative technological advancements and careful geological evaluation in reservoir engineering to generate value for its stockholders and to build development opportunities for years to come. Improved efficiency through employing technological advancements can provide a significant benefit in a continuous drilling program such as the one Ring contemplates for its current inventory of drilling locations. Additionally, Ring believes that the experience of its executive team will help reduce the time and cost associated with drilling and completing both conventional and horizontal wells, while potentially increasing recovery.

•

Pursue strategic acquisitions with exceptional upside potential. Ring has a history of acquiring leasehold positions that it believes to have substantial resource potential and to meet its targeted returns on invested capital. Ring has historically pursued acquisitions of properties that it believes to have exploitation and development potential comparable to its existing inventory of drilling locations. The Company has developed and refined an acquisition program designed to increase reserves and complement existing core properties. Ring’s experienced team of management and engineering professionals identify and evaluate acquisition opportunities, negotiate and close purchases and manage acquired properties. Management intends to continue to pursue strategic acquisitions that meet the Company’s operational and financial targets. The executive team, with its extensive experience in the Permian Basin, has many relationships with operators and service providers in the region. Ring believes that leveraging its contacts will be a competitive advantage in identifying acquisition targets. Management’s proven ability to evaluate resource potential will allow Ring to successfully acquire acreage and bring out more value in the assets.

Recent Developments

On February 27, 2014, Ring completed an acquisition of certain assets pursuant to its previously announced Purchase and Sale Agreement, for a purchase price of approximately $6.45 million in cash. The assets acquired by Ring pursuant to the Purchase Agreement consist of approximately 2,481 gross (1,5767 net) acres, located in Andrews and Gaines Counties, in the Permian Basin of Texas. The acreage, comprised of 92 separate leases, includes both “developed” and “undeveloped” parcels and is in close proximity to Ring’s existing Permian Basin assets. The “developed” area is comprised of approximately 907 net acres with current net production of 42 BOEs (Barrel of Oil Equivalent) per day from the San Andres and Glorieta formations and is over 92% oil. The “undeveloped” area is comprised of approximately 660 net acres.

On June 18, 2014, we closed our offering of 2,000,001 shares of our Common Stock, aggregating $30,000,015 in the Private Placement. The shares were placed by SunTrust Robinson Humphrey, Inc., acting as lead placement agent and Global Hunter Securities, LLC, acting as co-placement agent in the transaction. These shares were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(a)(5) and/or Section 4(a)(2) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering. Each of the investors in this offering was an accredited investor as defined in Regulation D. Each investor delivered appropriate investment representations with respect to their investment, including their status as “accredited investors”. The Resale Shares are being registered with the SEC to fulfill Ring’s commitment to register such shares in connection with the Private Placement.

On July 1, 2014, the Company entered into the Credit Facility with SunTrust Bank. The Credit Facility provides for a senior secured revolving credit facility with a maximum borrowing amount of $150 million and an initial borrowing base of $40 million, which is subject to periodic redeterminations, mandatory reductions and further adjustments from time to time. The Credit Facility matures on July 1, 2019, and is secured by substantially all of the Company’s assets. As of July 3, 2014, no amount was outstanding on the Credit Facility. Upon entering into this Credit Facility, the Company terminated its prior credit facility with The F&M Bank and Trust Company and has paid off all amounts outstanding under such credit facility.

Results of Operations – For the Three Months Ended March 31, 2014 and 2013

Oil and natural gas sales. For the three months ended March 31, 2014, oil and natural gas sales revenue increased $4,818,495 to $5,970,452, compared to $1,151,957 for the same period during 2013. Oil sales increased $4,791,798 and natural gas sales increased $26,697. The increases were the result of higher production, which occurred primarily as a result of our ongoing drilling program. For the three months ended March 31, 2014, oil sales volume increased 49,698 barrels to 63,944 barrels, compared to 14,245 barrels for the same period in 2013. The average realized per barrel oil price increased 16% from $79.79 for the three months ended March 31, 2013, to $92.71 for the three months ended March 31, 2014. For the three months ended March 31, 2014, gas sales volume increased 2,860 thousand cubic feet (MCF) to 8,617 MCF, compared to 5,757 MCF for the same period in 2013. The average realized natural gas price per MCF increased 83% from $2.67 for the three months ended March 31, 2013, to $4.88 for the three months ended March 31, 2014.

Oil and gas production costs. Our lease operating expenses (LOE) increased from $141,255 or $9.29 per barrel of oil equivalent (BOE) for the three months ended March 31, 2013, to $771,100 or $11.79 per BOE for the three months ended March 31, 2014. In total, lease operating expenses increased as a result of drilling additional wells.

Production taxes. Production taxes as a percentage of oil and natural gas sales were 5% during the three months ended March 31, 2013, and remained steady at 5% for the three months ended March 31, 2014. These rates are expected to stay relatively steady unless we make acquisitions in other states with differing production tax rates or the state of Texas or Kansas change their production tax rates.

Depreciation, depletion and amortization. Our depreciation, depletion and amortization expense increased by $1,186,588 to $1,530,196 for the three months ended March 31, 2014, compared to $343,608 during the same period in 2013. The increase was the result of higher production volumes.

General and administrative expenses. General and administrative expenses were $1,564,461 for the three months ended March 31, 2014, as compared to $1,567,704 for the three months ended March 31, 2013. Compensation related expenses, both cash based and stock based, make up the majority of our general and administrative expense. As we continue to grow and hire additional personnel, this amount is likely to increase.

Net income. For the three months ended March 31, 2014, there was net income of $1,163,689, as compared to a net loss of $965,280 for the three months ended March 31, 2013. The primary reason for this change was increased revenues from increased production.

Capital Resources and Liquidity

As shown in the financial statements for the three months ended March 31, 2014, the Company had cash on hand of $37,732,846, compared to $52,350,583 as of December 31, 2013. The Company had net cash from operating activities for the three months ended March 31, 2014, of $7,525,475, compared to negative cash from operating activities of $373,422 for the same period of 2013. The most significant cash outflows during the three months ended March 31, 2014 and 2013, were capital expenditures of $22,103,993 and $1,483,066, respectively.

In August and October 2013, the Company extended its credit agreement with The F&M Bank & Trust Company that provides for a revolving line of credit of up to $10 million for borrowings and letters of credit. As of March 31, 2014, no amounts were outstanding and $9,855,000 was available to be drawn on the line of credit. The credit agreement includes a non-usage commitment fee of 0.25% per annum and covenants limiting other indebtedness, liens, transfers or sales of assets, distributions or dividends and merger or consolidation activity. The facility has an interest rate of the bank’s prime rate plus 0.25%. The maturity date on the note was extended to October 30, 2015.

To the extent possible, we intend to acquire producing properties and/or developed undrilled properties rather than exploratory properties. We do not intend to limit our evaluation to any one state. We presently have no intention to evaluate off-shore properties or properties located outside of the United States of America.

The pursuit of and acquisition of additional oil and gas properties may again require substantially greater capital than we currently have available, and obtaining additional capital would require that we enter into the sale of either short-term or long-term notes payable or the sale of our common stock. Furthermore, it may be necessary for us to retain outside consultants and others in our endeavors to locate desirable oil and gas properties. The cost to retain one or more consultants or a firm specializing in the purchase/sale of oil and gas properties will have an impact on our financial position and will impact our future cash flows.

The process of acquiring one or more additional oil and gas properties will impact our financial position and reduce our cash position. The types of costs that we may incur include travel costs relating to meeting with individuals instrumental to our acquisition of one or more oil and gas properties, obtaining petroleum engineer reports relative to the oil and gas properties that we are investigating, legal fees associated with any such acquisitions including title reports, and accounting fees relative to obtaining historical information regarding such oil and gas properties. Even though we may incur such costs, there is no assurance that we will ultimately be able to consummate a transaction resulting in our acquisition of an oil and/or gas property.

Results of Operations – For the Years Ended December 31, 2012 and 2011

We have increased our reserves significantly by investing approximately $16.5 million in acquisitions and development in 2013, following total capital expenditures of approximately $6.6 million in 2012.

Our business plan is to increase our base of proven reserves primarily through acquisition until we have acquired a sufficient core to enable us to utilize cash from existing production to fund further development activities. We believe this allows us to lessen our risks, including risks associated with borrowing funds to undertake exploration activities at an earlier time. Our focus has been on acquiring operated properties (i.e. properties with respect to which we serve as the operator on behalf of all joint interest owners) so that we can better control the timing and implementation of capital spending. However, we do plan on exploiting our existing properties and also growing reserves through development.

Our revenue, profitability and future growth rate depend substantially on factors beyond our control, such as economic, political and regulatory developments and competition from other sources of energy. Oil and natural gas prices historically have been volatile and may fluctuate widely in the future. Sustained periods of low prices for oil or natural gas could materially and adversely affect our financial position, our results of operations, the quantities of oil and natural gas reserves that we can economically produce and our access to capital.

In a worst case scenario, future drilling operations could be largely unsuccessful, oil and gas prices could further decline and/or other factors beyond our control could cause us to greatly modify or substantially curtail our development plans, which could negatively impact our earnings, cash flow and most likely the trading price of our securities, as well as the acceleration of debt repayment and a reduction in our borrowing base under our credit facility.

Results of Operations

The following table sets forth selected operating data for the periods indicated:

	For the Years Ended December 31,
	2012	2013

Net production:
Oil (Bbls)	20,531	109,673
Natural gas (Mcf)	6,480	36,047

Net sales:
Oil	$1,734,739	$10,178,176
Natural gas	22,705	137,525

Average sales price:
Oil (per Bbl)	$84.50	$92.81
Natural gas (per Mcf)	3.50	3.82

Production costs and expenses
Oil and gas production costs	$785,959	$1,207,529
Production taxes	82,995	476,964
Depreciation, depletion and
amortization expense	506,786	2,284,091
Accretion expense	20,906	53,681
General and administrative
expenses	2,392,645	6,682,760

Year Ended December 31, 2013 Compared to Year Ended December 31, 2012

Oil and natural gas sales. Oil and natural gas sales revenue increased approximately $8.6 million to $10.3 million in 2013. Oil sales increased approximately $8.5 million while natural gas sales increased by $0.1 million. The oil sales increase was the result of an increase in sales volume from 20,531 barrels of oil in 2012 to 109,673 barrels of oil in 2013 and an increase of 10% in the average realized per barrel oil price from $84.50 in 2012 to $92.81 in 2013. These per barrel amounts are calculated by dividing revenue from oil sales by the volume of oil sold, in barrels. The natural gas sales increase was the result of an increase in sales volume from 6,480 Mcf in 2012 to 36,047 Mcf in 2013 and a 9% increase in the average realized per Mcf gas price from $3.50 in 2012 to $3.82 in 2013. These per Mcf amounts are calculated by dividing revenue from gas sales by the volume of gas sold, in Mcf. The volume increases for both oil and natural gas are the result of both the acquisitions we made during the year and the result of our development of existing properties.

Oil and gas production costs. Our aggregate oil and gas production costs increased from $785,959 in 2012 to $1,207,500 in 2013, and decreased on a BOE basis from $36.37 in 2012 to $10.44 in 2013. These per BOE amounts are calculated by dividing our total production costs by our total volume sold, in BOE. This increase in the aggregate production costs is the result of additional acquisitions and development while the decrease on a per BOE basis was the result of increasing production and the results of work done previously to get wells into proper working order.

Oil and gas production taxes. Oil and gas production taxes as a percentage of oil and natural gas sales were 4.72% during 2012 and decreased slightly to 4.62% in 2013. Production taxes vary from state to state. Therefore, these taxes are likely to vary in the future depending on the mix of production we generate from various states, and on the possibility that any state may raise its production tax.

Depreciation, depletion and amortization. Our depreciation, depletion and amortization expense increased by $1,777,305 to $2,284,091 in 2013. The increase was a result of increased production volumes partially offset by a decrease in the average depreciation, depletion and amortization rate from $21.94 per BOE during 2012 to $20.27 per BOE during 2013. These per BOE amounts are calculated by dividing our total depreciation, depletion and amortization expense by our total volume sold, in BOE. The decreased depreciation, depletion and amortization rate was the result of development throughout the year and adding additional reserves.

General and administrative expenses. General and administrative expenses increased by $4,290,115 to $6,682,760 during 2013. This increase was primarily related to an increase in stock based compensation expense of $2,544,341 and an increase in salaries and wages of $1,228,778, partially offset by a decrease in contract labor of $526,125.

Interest income. Interest income was $20,397 in 2013 as compared to $4,309 in 2012. The increase was the result of higher cash on hand during 2013.

Interest expense. Interest expense decreased by $208,915 to $9,890 in 2013. The decrease was the results of having smaller amounts borrowed on our credit facility for a portion of 2013.

Net loss. Net loss decreased from $1,669,283 in 2012 to net loss of $452,209 during 2013. The primary reason for this change was increased revenues partially offset by an increase in general and administrative expenses and depreciation, depletion and amortization.

Liquidity and Capital Resources

Historical Financing. We have historically funded our operations through cash available from operations and from equity offerings of our stock.

Credit Facility. In May 2012, May 2013, August 2013 and October 2013, the Company extended a credit agreement with a bank that provides for a revolving line of credit of up to $10 million for borrowings and letters of credit. As of December 31, 2013, no amounts were outstanding and $9,905,000 was available to be drawn on the line of credit. The credit agreement includes a non-usage commitment fee of 0.20% per annum and covenants limiting other indebtedness, liens, transfers or sales of assets, distributions or dividends and merger or consolidation activity. The facility has an interest rate of the bank’s prime rate plus 0.75% with the total interest rate to be charged being no less than 4.00%. The maturity date on the note was extended to April 10, 2014.

Cash Flows. Historically, our primary source of cash has been from equity offerings and borrowings either on our credit facility or from Ring Energy, Inc. prior to the merger with Stanford. During 2013, we also had new cash inflow of $8,116,408 from operations. During the two years ended December 31, 2013, we financed $86,210,752 through proceeds from the sale of stock and $1,150,000 through borrowings. We primarily used this cash to fund our capital expenditures and development aggregating $44,513,405 over the two years end December 31, 2013 and reducing debt of $9,244,428. At December 31, 2013, we had cash on hand of $52,350,583 and working capital of $49,073,394, compared to December 31, 2012 when our cash was $5,404,167 and we had working capital of $4,691,099.

Schedule of Contractual Obligations. The following table summarizes our future estimated lease payments for periods subsequent to December 31, 2013. The leases pertain to approximately 3,700 square feet of space for our corporate headquarters in Midland, Texas, approximately 3,700 square feet of office space for our accounting offices in Tulsa, Oklahoma and approximately 2,000 square feet of office space for our field office in Andrews, Texas. The Company incurred lease expenses of $141,593 and $208,091 for the years ended December 31, 2013 and 2012, respectively. The following table reflects the future minimum lease payments under the operating leases as of December 31, 2013.

Year	Lease Obligation ($)

2014	145,665
2015	147,525
2016	73,185
2017	55,935

$422,310

Off-Balance Sheet Financing Arrangements

As of March 31, 2014, we did not have any off-balance sheet arrangements, and it is not anticipated that we will enter into any off-balance sheet arrangements.

Financial Statements and Supplementary Data

The financial statements and supplementary data required by this item are included beginning at page F-1 of this Prospectus.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING METHODS AND FINANCIAL DISCLOSURE

On September 1, 2013, Hansen, Barnett & Maxwell, P.C. (“HBM”) resigned as the Company’s independent registered public accounting firm. HBM entered into an agreement with Eide Bailly LLP (“Eide Bailly”), pursuant to which Eide Bailly acquired the operations of HBM as of September 1, 2013. In connection with such acquisition, certain of the professional staff and stockholders of HBM joined Eide Bailly either as employees or partners of Eide Bailly and will continue to practice as members of Eide Bailly. Concurrent with the resignation of HBM, the Company, through and with the approval of its Audit Committee, engaged Eide Bailly as its independent registered public accounting firm.

The reports of HBM on the Company’s financial statements for the fiscal years ended December 31, 2012 and 2011 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

Prior to engaging Eide Bailly, the Company did not consult with Eide Bailly regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by Eide Bailly on the Company’s financial statements, and Eide Bailly did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue.

In connection with the audit for the past two fiscal years and through September 1, 2013, there were no disagreements with HBM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of HBM, would have caused HBM to make reference to the subject matter of the disagreements in connection with its audit reports on the Company’s financial statements.

In accordance with Item 304(a)(3) of Regulation S-K, the Company provided to Hansen, Barnett & Maxwell, P.C. a copy of the foregoing disclosure and Hansen, Barnett & Maxwell, P.C. furnished the Company with a letter addressed to the SEC stating Hansen, Barnett & Maxwell, P.C.’s agreement with such disclosure. A copy of such letter, dated September 1, 2013, is attached as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 5, 2013.

QUANTITATIVE AND QUALITATIVE DISCLSOURES ABOUT MARKET RISKS

Interest Rate Risk

The Company is subject to market risk exposure related to changes in interest rates on its indebtedness under its revolving credit facility, which bears variable interest based upon a prime rate. Changes in interest rates affect the interest earned on the Company’s cash and cash equivalents and the interest rate paid on borrowings under its bank credit facility. If we draw funds on this credit facility, interest rate changes will impact future results of operations and cash flows.

Currently, the Company does not use interest rate derivative instruments to manage exposure to interest rate changes.

Commodity Price Risk

Our major market risk exposure is in the pricing applicable to our oil and natural gas production. Market risk refers to the risk of loss from adverse changes in oil and natural gas prices. Realized pricing is primarily driven by the prevailing domestic price for crude oil and spot prices applicable to the region in which we produce natural gas. Historically, prices received for oil and natural gas production have been volatile and unpredictable. We expect pricing volatility to continue.

The prices we receive depend on many factors outside of our control. . Oil prices we received during 2013 ranged from a low of $75.80 per barrel to a high of $105.77 per barrel, and natural gas prices we received during 2013 ranged from a low of $2.22 per Mcf to a high of $7.09 per Mcf. Oil prices we received during the three month period ended March 31, 2014, ranged from a low of $87.62 per barrel to a high of $95.90 per barrel. Natural gas prices we received during the same period ranged from a low of $3.17 per Mcf to a high of $8.24 per Mcf. A significant decline in the prices of oil or natural gas could have a material adverse effect on our financial condition and results of operations.

The Company’s revenues, profitability and future growth depend substantially on prevailing prices for oil and natural gas. Prices also affect the amount of cash flow available for capital expenditures and Ring’s ability to borrow and raise additional capital. The amount the Company can borrow under its bank credit facility is subject to periodic redetermination based in part on changing expectations of future prices. Lower prices may also reduce the amount of oil and natural gas that the Company can economically produce. Ring currently sells all of its oil and natural gas production under price sensitive or market price contracts.

Customer Credit Risk

Our principal exposures to credit risk is through receivables from the sale of our oil and natural gas production (approximately $3.9 million at December 31, 2013). We are subject to credit risk due to the concentration of our oil and natural gas receivables with our most significant customers. We do not require our customers to post collateral, and the inability of our significant customers to meet their obligations to us or their insolvency or liquidation may adversely affect our financial results.

For the fiscal year 2013, sales to one customer, HollyFrontier represented 97% of oil and gas revenues. At December 31, 2013, HollyFrontier represented 99% of our accounts receivable. For the three months ended March 31, 2014, sales to one customer, HollyFrontier represented 90% of oil and gas revenues and represented 90% of our accounts receivable.

Currency Exchange Rate Risk

Foreign sales accounted for none of the Company’s sales; further, the Company accepts payment for its commodity sales only in U.S. dollars; hence, Ring is not exposed to foreign currency exchange rate risk on these sales.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information furnished by current management and others, concerning the ownership of our Common Stock as of July 3, 2014, of (i) each person who is known to us to be the beneficial owner of more than 5 percent of our Common Stock, without regard to any limitations on conversion or exercise of convertible securities or warrants; (ii) all directors and Named Executive Officers; and (iii) our directors and executive officers as a group. The mailing address for each of the persons indicated is our corporate headquarters. The percentage ownership is based on 25,645,614 shares outstanding at July 3, 2014.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission. In general, these rules attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities and includes, among other things, securities that an individual has the right to acquire within 60 days. Unless otherwise indicated, the stockholders identified in the following table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Shares of Common Stock Beneficially Owned
Name	Number	Percent
Kelly Hoffman	206,546 (1)	1%

David A. Fowler	308,000(2)	1%

Daniel D. Wilson	175,000(3)	1%

William R. Broaddrick	110,000 (4)	*

Lloyd T. Rochford	2,294,667 (5)	9%

Stanley M. McCabe	2,311,502 (6)	9%

Anthony B. Petrelli	80,000 (7)	*

Clayton E. Woodrum	59,723 (8)	*

Robert S. Owens	0	*

All directors and executive officers as a group (9 persons)	5,585,438 (9)	22%

*

Represents beneficial ownership of less than 1%.

(1)

Includes 200,000 shares issuable upon the exercise of stock options that are currently exercisable.

(2)

Includes 100,000 shares issuable upon the exercise of stock options that are current exercisable.

(3)

Includes 60,000 shares issuable upon the exercise of stock options that are current exercisable.

(4)

Includes 50,000 shares issuable upon the exercise of stock options that are currently exercisable and 10,000 shares issuable upon the exercise of stock options that will be exercisable within 60 days.

(5)

Includes 40,000 shares issuable upon the exercise of stock options that are currently exercisable. Includes 2,220,000 shares held by a family trust controlled by Mr. Rochford.

(6)

Includes 40,000 shares issuable upon the exercise of stock options that are currently exercisable. Also includes 1,646,502 shares held by a family trust controlled by Mr. McCabe.

(7)

Includes 40,000 shares issuable upon the exercise of stock options that are currently exercisable.

(8)

Includes 40,000 shares issuable upon the exercise of stock options that are currently exercisable.

(9)

Includes 570,000 shares issuable upon the exercise of stock options that are currently exercisable and 10,000 shares issuable upon the exercise of stock options that will be exercisable within the next 60 days.

Changes in Control

There are no arrangements known to us, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the Company.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Certain Relationships and Related Transactions

The office space being leased by the Company in Tulsa, Oklahoma, is owned by Arenaco, LLC, a company that is owned by Mr. Rochford, Chairman of the Board of the Company, and Mr. McCabe, a Director of the Company. During the years ended December 31, 2013 and 2012, the Company paid $47,000 to this company.

Review, Approval or Ratification of Transactions with Related Parties

The Board of Directors will review and approve all relationships and transactions in which it and its directors, director nominees and executive officers and their immediate family members, as well as holders of more than 5% of any class of its voting securities and their family members, have a direct or indirect material interest. In approving or rejecting such proposed relationships and transactions, the Board shall consider the relevant facts and circumstances available and deemed relevant to this determination.

Director Independence

The standards relied upon the Board in determining whether a director is “independent” are those set forth in the rules of the NYSE MKT LLC (formerly, NYSE Amex). The NYSE MKT LLC generally defines “independent directors” as a person other than an executive officer or employee of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Because the Board of Directors believes it is not possible to anticipate or provide for all circumstances that might give rise to conflicts of interest or that might bear on the materiality of a relationship between a director and the Company, the Board has not established specific objective criteria, apart from the criteria set forth in the NYSE MKT, LLC rules, to determine “independence”. In addition to such criteria, in making the determination of “independence”, the Board of Directors considers such other matters including (i) the business and non-business relationships that each independent director has or may have had with the Company and its other Directors and executive officers, (ii) the stock ownership in the Company held by each such Director, (iii) the existence of any familial relationships with any executive officer or Director of the Company, and (iv) any other relevant factors which could cause any such Director to not exercise his independent judgment.

Consistent with these standards, our Board of Directors has determined that Messrs. Woodrum and Petrelli, are each “independent” directors within the meaning the NYSE MKT, LLC definition of independent director set forth in the Company Guide, Part 8, Section 803(A). The Board has also determined that Messrs. Rochford and McCabe are “independent” directors under the same definitions.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Our Bylaws provide that we may indemnify our officers, directors, employees or agents. The general effect of the foregoing is to indemnify such persons from liability, thereby making us responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or control persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

Burleson LLP has provided its opinion on the validity of the Common Stock offered by this prospectus.

EXPERTS

Eide Bailly LLP, our independent registered public accounting firm, has audited our balance sheet as of December 31, 2013, and the related consolidated statements of operations, statements of stockholders’ equity and cash flows for the year then ended. We have included our financial statements in this prospectus and elsewhere in the registration statement of which it is a part in reliance on Eide Bailly LLP’s report, given on their authority as experts in accounting and auditing.

Hansen, Barnett & Maxwell, P.C., an independent registered public accounting firm, has audited our balance sheet as of December 31, 2012, and the related consolidated statements of operations, statements of stockholders’ equity and cash flows for the year then ended. We have included our financial statements in this prospectus and elsewhere in the registration statement of which it is a part in reliance on Hansen, Barnett & Maxwell, P.C.’s report, given on their authority as experts in accounting and auditing.

The information regarding estimated quantities of oil and natural gas reserves and the discounted present value of future pre-tax cash flows therefrom is based upon estimates of such reserves and present values prepared by or derived from estimates included in this prospectus, prepared by independent third party engineers and audited by Cawley, Gillespie & Associates, Inc., independent petroleum engineers. The information contained in this prospectus regarding the estimated quantities of oil and natural gas reserves and the discounted present value of future pre-tax cash flows therefrom is based upon estimates of such reserves and present values as of December 31, 2013, prepared by or derived from the “Evaluation Summary” dated March 7, 2014, prepared by Cawley, Gillespie & Associates, Inc. All such information in this prospectus has been included in reliance on the authority of said firm as experts in petroleum engineering.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act and in accordance therewith, file reports and other information with the SEC. Such reports and other information filed by us can be inspected and copied at the public reference facilities of the SEC at 100 F Street N.E., Washington, D.C. 20549. Requests for copies should be directed to the SEC’s Public Reference Section, Judiciary Plaza, 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1–800–SEC–0330 for more information on the public reference rooms. The SEC maintains a web site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically.

We have filed with the SEC a Registration Statement on Form S–1 (the “Registration Statement”) of which this prospectus constitutes a part, under the Securities Act. For further information pertaining to us, reference is made to the Registration Statement. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. Copies of the Registration Statement are on file at the offices of the SEC and may be inspected without charge at the offices of the SEC, the addresses of which is set forth above, and copies may be obtained from the SEC at prescribed rates. The Registration Statement has been filed electronically through the SEC’s Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the Commission’s web site (www.sec.gov).

RING ENERGY, INC.

INDEX TO FINANCIAL STATEMENTS

Unaudited Condensed Consolidated Financial Statements

Unaudited Condensed Consolidated Balance Sheet as of March 31, 2014	F-2

Unaudited Condensed Consolidated Statements of Operations for the three months ended
March 31, 2014	F-3

Unaudited Condensed Consolidated Statement of Cash Flows for the nine months ended March 31, 2014	F-4

Notes to Unaudited Condensed Consolidated Financial Statements	F-5

Audited Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm	F-9

Consolidated Balance Sheets as of December 31, 2013 and 2012	F-11

Condensed Statements of Operations for the years ended December 31, 2013 and 2012	F-12

Condensed Statements of Stockholders Equity for the years ended December 31, 2013 and 2012	F-13

Consolidated Statements of Cash Flows for the years ended December 31, 2013 and 2012	F-14

Notes to Consolidated Financial Statements	F-15

Supplemental Information on Oil and Gas Producing Activities	F-24

RING ENERGY, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	March 31,	December 31,
	2014	2013
ASSETS
Current Assets
Cash	$37,732,846	$52,350,583
Accounts receivable	2,881,127	3,888,402
Prepaid expenses and retainers	47,213	66,051
Total Current Assets	40,661,186	56,305,036
Properties and Equipment
Oil and natural gas properties subject to amortization	80,615,298	58,040,724
Office equipment	381,762	257,911
Total Properties and Equipment	80,997,060	58,298,635
Accumulated depreciation, depletion and amortization	(4,410,449)	(2,880,253)
Net Properties and Equipment	76,586,611	55,418,382
Total Assets	$117,247,797	$111,723,418

LIABILITIES AND STOCKHOLDERS' EQUITY
(DEFICIT)
Current Liabilities
Accounts payable	$7,346,378	$6,229,490
Other accrued liabilities	2,323,456	1,002,153
Total Current Liabilities	9,669,834	7,231,643
Noncurrent Liabilities
Deferred income taxes	1,387,087	703,651
Asset retirement obligations	1,801,224	1,182,410
Total Noncurrent Liabilities	3,188,311	1,886,061
Stockholders' Equity (Deficit)
Preferred stock - $0.001 par value; 50,000,000 shares	-	-
authorized; no shares issued or outstanding
Common stock - $0.001 par value; 150,000,000 shares	23,601	23,576
authorized; 23,601,674 shares and 23,576,313 shares outstanding, respectively
Additional paid-in capital	109,638,389	109,018,165
Accumulated deficit	(5,272,338)	(6,436,027)
Total Stockholders' Equity (Deficit)	104,389,652	102,605,714
Total Liabilities and Stockholders' Equity (Deficit)	$117,247,797	$111,723,418

The accompanying notes are an integral part of these consolidated financial statements.

RING ENERGY, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For The Three Months
	Ended March 31,
	2014	2013

Oil and Gas Revenues	$5,970,452	$1,151,957

Costs and Operating Expenses
Oil and gas production costs	771,100	141,255
Oil and gas production taxes	275,961	5,3217
Depreciation, depletion and amortization	1,530,196	343,608
Accretion expense	24,382	11,453
General and administrative expense	1,564,461	1,567,704

Total Costs and Operating Expenses	4,166,100	2,117,237

Other Income
Interest income	42,773	-

Net Other Expense	42,773	-

Income (loss) before tax provision	$1,847,125	$(965,280)

Income tax provision	(683,436)	-

Net income (loss)	$1,163,689	$(965,280)

Basic Earnings (Loss) per Share	$0.05	$(0.07)
Diluted Earnings (Loss) per Share	$0.05	$(0.07)

The accompanying notes are an integral part of these consolidated financial statements.

RING ENERGY, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For The Three Months
	Ended March 31,
	2014	2013
Cash Flows From Operating Activities
Net income (loss)	$1,163,689	$(965,280)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation, depletion and amortization	1,530,196	343,608
Accretion expense	24,382	11,453
Share-based compensation	659,468	815,763
Provision for income taxes	683,436	-
Changes in assets and liabilities:
Accounts receivable	1,007,275	(66,356)
Prepaid expenses	18,838	(2,635)
Accounts payable	2,438,191	(509,975)
Net Cash Provided by (Used in) Operating Activities	7,525,475	(373,422)
Cash Flows from Investing Activities
Payments to purchase oil and natural gas properties	(8,121,630)	(114,074)
Payments to develop oil and natural gas properties	(13,858,512)	(1,368,992)
Purchase of equipment and vehicles	(123,851)	-
Net Cash Used in Investing Activities	(22,103,993)	(1,483,066)
Cash Flows From Financing Activities
Proceeds from option exercise	22,500	-
Payment of offering costs	(61,719)	-
Proceeds from issuance of common stock	-	450,000
Net Cash Provided by (Used in) Financing Activities	(39,219)	450,000
Net Increase (Decrease) in Cash	(14,617,737)	(1,406,488)
Cash at Beginning of Period	52,350,583	5,404,167
Cash at End of Period	$37,732,846	$3,997,679
Noncash Investing and Financing Activities
Revision of asset retirement obligation estimate	$-	$211,691
Asset retirement obligation acquired	294,772	-
Asset retirement obligation incurred during development	299,660	-

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1 – BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Condensed Financial Statements – The accompanying condensed consolidated financial statements prepared by Ring Energy, Inc. and its subsidiary (the “Company” or “Ring”) have not been audited by an independent registered public accounting firm. In the opinion of the Company’s management, the accompanying unaudited financial statements contain all adjustments necessary for fair presentation of the results of operations for the periods presented, which adjustments were of a normal recurring nature, except as disclosed herein. The results of operations for the three months ended March 31, 2014, are not necessarily indicative of the results to be expected for the full year ending December 31, 2014.

Certain notes and other disclosures have been omitted from these interim financial statements. Therefore, these financial statements should be read in conjunction with the Company’s 2013 Annual Report on Form 10-K.

Organization and Nature of Operations – The Company is a Nevada corporation that owns interests in oil and natural gas properties located in Texas and Kansas. The Company’s oil and natural gas sales, profitability and future growth are dependent upon prevailing and future prices for oil and natural gas and the successful acquisition, exploration and development of oil and natural gas properties. Oil and natural gas prices have historically been volatile and may be subject to wide fluctuations in the future. A substantial decline in oil and natural gas prices could have a material adverse effect on the Company’s financial position, results of operations, cash flows and quantities of oil and natural gas reserves that may be economically produced.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Changes in the future estimated oil and natural gas reserves or the estimated future cash flows attributable to the reserves that are utilized for impairment analysis could have a significant impact on the Company’s future results of operations.

Consolidation – The accompanying consolidated financial statements include the accounts, operations and cash flows of Stanford Energy, Inc. (“Stanford”) for all periods presented and the consolidated operations and cash flows of Ring Energy, Inc. from June 28, 2012. All significant intercompany balances and transactions have been eliminated in consolidation.

Concentration of Credit Risk and Major Customer – The Company had cash in excess of federally insured limits at March 31, 2014. During the three months ended March 31, 2014, sales to one customer represented 90% of the Company’s oil and gas revenues. At March 31, 2014, this customer made up 90% of the Company’s accounts receivable.

Oil and Gas Properties – The Company uses the full cost method of accounting for oil and gas properties. Under this method, all costs associated with the acquisition, leasing, exploration, and development of oil and gas reserves are capitalized. Costs capitalized include acquisition costs, estimated future costs of abandonment and site restoration, geological and geophysical expenditures, lease rentals on undeveloped properties and costs of drilling and equipping productive and non-productive wells. Drilling costs include directly related overhead costs. Capitalized costs are generally categorized either as being subject to amortization or not subject to amortization. All of our costs are subject to amortization.

All capitalized costs of oil and gas properties, plus estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves as determined by independent engineers. The Company evaluates oil and gas properties for impairment at least annually. Amortization expense for the three months ended March 31, 2014, was $1,530,196, based on depletion at the rate of $23.07 per barrel of oil equivalent compared to $343,608 for the three months ended March 31, 2013, based on depletion at the rate of $21.84 per barrel of oil equivalent. These amounts include $21,686 and $11,504, respectively, of depreciation for the three months ended March 31, 2014 and 2013, respectively.

In addition, capitalized costs are subject to a ceiling test which limits such costs to the estimated present value of future net revenues from proved reserves, discounted at a 10% interest rate, based on current economic and operating conditions, plus the lower of cost or fair value of unproved properties. Consideration received from sales or transfers of oil and gas property is accounted for as a reduction of capitalized costs. Revenue is not recognized in connection with contractual services performed on properties in which the Company holds an ownership interest.

Office Equipment – Office equipment is valued at historical cost adjusted for impairment loss less accumulated depreciation. Historical costs include all direct costs associated with the acquisition of office equipment and placing such equipment in service. Depreciation is calculated using the straight-line method based upon an estimated useful life of 5 to 7 years.

Asset Retirement Obligation – The Company records a liability in the period in which an asset retirement obligation (“ARO”) is incurred, in an amount equal to the discounted estimated fair value of the obligation that is capitalized. Thereafter, this liability is accreted up to the final estimated retirement cost. An ARO is a future expenditure related to the disposal or other retirement of certain assets. The Company’s ARO relates to future plugging and abandonment expenses of its oil and natural gas properties and related facilities disposal.

Revenue Recognition – The Company predominantly derives its revenues from the sale of produced oil and natural gas. Revenue is recorded in the month the product is delivered to the purchasers. At the end of each month, the Company recognizes oil and natural gas sales based on estimates of the amount of production delivered to purchasers and the price to be received. Variances between the Company’s estimated oil and natural gas sales and actual receipts are recorded in the month the payments are received.

Share-Based Employee Compensation – The Company has outstanding stock option grants to directors and employees, which are described more fully in Note 7. The Company recognizes the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award and recognizes the related compensation expense over the period during which an employee is required to provide service in exchange for the award, which is generally the vesting period.

Share-Based Compensation to Non-Employees – The Company accounts for share-based compensation issued to non-employees as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The measurement date for these issuances is the earlier of (i) the date at which a commitment for performance by the recipient to earn the equity instruments is reached or (ii) the date at which the recipient’s performance is complete.

Recent Accounting Pronouncements – The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoptions of any such pronouncements are expected to cause a material impact on the Company’s financial condition or the results of operations.

Basic and Diluted Earnings (Loss) per Share – Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per share reflects the potential dilution that could occur if all contracts to issue common stock were converted into common stock, except for those that are anti-dilutive. The dilutive effect of stock options and other share-based compensation is calculated using the treasury method with an offset from expected proceeds upon exercise of the stock options and unrecognized compensation expense.

NOTE 2 – EARNINGS (LOSS) PER SHARE INFORMATION

	For the Three Months Ended March 31,
	2014	2013
Net Income (Loss)	$1,163,689	$(965,280)
Basic Weighted-Average Shares Outstanding	23,581,357	14,229,166
Effect of dilutive securities:
Stock options	1,123,295	-
Diluted Weighted-Average Shares Outstanding	24,704,652	14,229,166
Basic Earnings (Loss) per Share	$0.05	$(0.07)
Diluted Earnings (Loss) per Share	$0.05	$(0.07)

Stock options to purchase 100,000 shares of common stock were excluded from the computation of diluted earnings per share during the three months ended March 31, 2014, as their effect would have been anti-dilutive. Stock options to purchase 1,600,000 shares of common stock were excluded from the computation of diluted loss per share during the three months ended March 31, 2013, as their effect would have been anti-dilutive.

NOTE 3 – ACQUISITIONS

In February 2014, Ring acquired additional proved developed and undeveloped oil and natural gas reserves (the “RAW Properties”) located in the Permian Basin, Andrews County, Texas. The RAW Properties consist of varied working interests (81% to 93%) and net revenue interests (61% to 70%) in eleven producing leases which included 907 net acres. The transaction also included 660 net acres of non-producing leasehold. Consideration given consisted of cash payments totaling $6,510,791. The Company incurred $20,003 in acquisition-related costs, which were recognized in general and administrative expense during the three months ended March 31, 2014.

The acquisition was recognized as a business combination whereby Ring recorded the assets acquired and the liabilities assumed at their fair values as of February 27, 2014, which is the date the Company obtained control of the properties and was the acquisition date for financial reporting purposes. The estimated fair value of RAW Properties approximated the consideration paid, which the Company concluded approximated the fair value that would be paid by a typical market participant. The following table summarizes the fair values of the assets acquired and the liabilities assumed:

Proved Oil and natural gas properties	$6,805,563
Asset retirement obligations	(294,772)
Total Identifiable Net Assets	$6,510,791

NOTE 4 – REVOLVING LINE OF CREDIT

In August and October 2013, the Company extended a credit agreement with a bank that provides for a revolving line of credit of up to $10 million for borrowings and letters of credit. As of March 31, 2014, no amounts were outstanding and $9,855,000 was available to be drawn on the line of credit. The credit agreement includes a non-usage commitment fee of 0.25% per annum and covenants limiting other indebtedness, liens, transfers or sales of assets, distributions or dividends and merger or consolidation activity. The facility has an interest rate of the bank’s prime rate plus 0.25%. The maturity date on the note was extended to October 30, 2015.

NOTE 5 – ASSET RETIREMENT OBLIGATION

The Company provides for the obligation to plug and abandon oil and gas wells at the dates properties are either acquired or the wells are drilled. The asset retirement obligation is adjusted each quarter for any liabilities incurred or settled during the period, accretion expense and any revisions made to the estimated cash flows. The asset retirement obligation incurred upon each of the acquisitions or at the time of drilling was computed using the annual credit-adjusted risk-free discount rate at the applicable dates, which rates were 7.09% per annum. Changes in the asset retirement obligation were as follows:

Balance, December 31, 2013	$1,182,410
Liabilities Acquired	294,772
Liabilities incurred	299,660
Accretion expense	24,382
Balance, March 31, 2014	$1,801,224

NOTE 6 – STOCKHOLDERS’ EQUITY

Common Stock Issued in Option Exercise – In January 2014, the Company issued 5,000 shares of common stock as the result of an option exercise. The Company received the exercise price of $4.50 per share for an aggregate amount of $22,500.

Also, in January 2014, the Company issued 20,361 shares of common stock as the result of the cashless exercise of 20,000 stock options with an exercise price of $2.00 and 5,000 stock options with an exercise price of $5.50. The Company withheld 4,639 shares, valued at $67,500 or $14.55 per share.

NOTE 7 – EMPLOYEE STOCK OPTIONS

Compensation expense charged against income for share-based awards during the three months ended March 31, 2014, was $659,468 as compared to $815,763 for the three months ended March 31, 2013. These amounts are included in general and administrative expense in the accompanying financial statements.

In 2011, Stanford’s Board of Directors and stockholders approved and adopted a long-term incentive plan which allows for the issuance of up to 2,500,000 shares of common stock through the grant of qualified stock options, non-qualified stock options and restricted stock. In 2013, the Company’s stockholders approved an amendment to the long-term incentive plan, increasing the number of shares eligible under the plan to 5,000,000 shares. As of March 31, 2014, there were 2,327,500 shares remaining eligible for issuance under the plan.

A summary of the stock option activity as of March 31, 2014, and changes during the three months then ended is as follows:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
Outstanding, December 31, 2013	2,647,500	$4.01
Exercised	(30,000)	3.00
Outstanding, March 31, 2014	2,617,500	$4.02	8.3	$29,420,550
Exercisable, September 30, 2013	670,500	$3.27	6.0 Years	$-

The intrinsic value was calculated using the closing price on March 31, 2014 of $15.26. As of March 31, 2014, there was approximately $4,590,451 of unrecognized compensation cost related to stock options that is expected be recognized over a weighted-average period of 2.5 years. The total intrinsic value of options exercised during the three months ended March 31, 2014, was $341,700.

NOTE 8 – CONTINGENCIES AND COMMITMENTS

Standby Letters of Credit – A commercial bank issued standby letters of credit on behalf of the Company to the states of Texas and Kansas totaling $145,000 to allow the Company to do business in those states. The standby letters of credit are valid until cancelled or matured and are collateralized by the revolving credit facility with the bank. The terms of these letters of credit are extended for a term of one year at a time. The Company intends to renew the standby letters of credit for as long as the Company does business in the states of Texas and Kansas. No amounts have been drawn under the standby letters of credit.

NOTE 9 – SUBSEQUENT EVENTS

On May 7, 2014, the Company amended a credit agreement with Prosperity Bank, successor by merger to The F&M Bank and Trust Company; that provides for a revolving line of credit with a borrowing base increased to $25 million for borrowings and letters of credit effective May 1, 2014. All other terms and conditions of the credit facility remain the same.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Ring Energy, Inc.

We have audited the accompanying balance sheet of Ring Energy, Inc. as of December 31, 2013, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2013. Ring Energy’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ring Energy Inc. as of December 31, 2013, and the results of its operations and its cash flows for the year ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

/s/ EideBailly LLP

Salt Lake City, Utah

March 20, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Shareholders

Ring Energy, Inc.

We have audited the accompanying consolidated balance sheet of Ring Energy, Inc. and subsidiary (the “Company”) as of December 31, 2012, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ring Energy, Inc. and subsidiary as of December 31, 2012, and the results of their operations and their cash flows for the year ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

/s/ HANSEN, BARNETT & MAXWELL, P.C.

Salt Lake City, Utah

April 1, 2013

RING ENERGY, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

As of December 31,	2013	2012
ASSETS
Current Assets
Cash	$52,350,583	$5,404,167
Accounts receivable	3,888,402	417,965
Prepaid expenses and retainers	66,051	60,398
Total Current Assets	56,305,036	5,882,530
Properties and Equipment
Oil and natural gas properties subject to amortization	58,040,724	23,051,904
Office equipment	257,911	175,106
Total Properties and Equipment	58,298,635	23,227,010
Accumulated depreciation, depletion and amortization	(2,880,253)	(596,162)
Net Properties and Equipment	55,418,382	22,630,848
Total Assets	111,723,418	28,513,378

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$6,229,490	$1,191,431
Other accrued liabilities	1,002,153	-
Total Current Liabilities	7,231,643	1,191,431
Noncurrent Liabilities
Deferred income taxes	703,651	625,950
Asset retirement obligation	1,182,410	496,286
Total Noncurrent Liabilities	1,886,061	1,122,236
Stockholders' Equity
Preferred stock - $0.001 par value; 50,000,000 shares authorized;
no shares issued or outstanding	-	-
Common stock - $0.001 par value; 150,000,000 shares authorized;
23,576,313 shares and 14,166,011 shares outstanding, respectively		14,166
Additional paid-in capital	109,018,165	32,169,363
Accumulated deficit	(6,436,027)	(5,983,818)
Total Stockholders' Equity	102,605,714	26,199,711
Total Liabilities and Stockholders' Equity	$111,723,418	$28,513,378

The accompanying notes are an integral part of these consolidated financial statements.

RING ENERGY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31,	2013	2012

Oil and Gas Revenues	$10,315,701	$1,757,444

Costs and Operating Expenses
Oil and gas production costs	1,207,529	785,959
Oil and gas production taxes	476,964	82,995
Depreciation, depletion and amortization	2,284,091	506,786
Accretion expense	53,681	20,906
General and administrative expense	6,682,760	2,392,645

Total Costs and Operating Expenses	10,705,025	3,789,291

Other Income (Expense)
Gain on derivative put options	-	276,736
Interest income	24,706	4,309
Interest expense	(9,890)	(218,805)

Net Other Income	14,816	62,240

Loss Before Provision for Income Taxes	(374,508)	(1,969,607)

Provision for Income Taxes	(77,701)	300,324

Net Loss	$(452,209)	$(1,669,283)

Basic and Diluted Loss per Share	$(0.03)	$(0.21)

The accompanying notes are an integral part of these consolidated financial statements.

RING ENERGY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

			Additional		Total Stockholders'
	Common Stock		Paid-in	Accumulated	Equity
Successor	Shares	Amount	Capital	Deficit	(Deficit)
Balance, December 31, 2011	3,440,000	$3,440	$204,585	$(4,314,535)	$(4,106,510)
Share-based compensation	-	-	944,681	-	944,681
Common stock issued to purchase
Ring Energy, Inc.	6,579,808	6,580	13,525,180	-	13,531,760
Common stock issued for cash	3,148,425	3,148	13,005,914	-	13,009,062
Common stock issued in property acquisitions	997,778	998	4,489,003	-	4,490,001
Net loss	-	-	-	(1,669,283)	(1,669,283)
Balance, December 31, 2012	14,166,011	$14,166	$32,169,363	$(5,983,818)	$26,199,711
Share-based compensation	-	-	3,489,022	-	3,489,022
Common stock issued for cash	9,378,580	9,378	73,192,312	-	73,201,690
Common stock issued for services	10,000	10	99,990	-	100,000
Options exercised (cashless exercise)	6,722	7	(7)	-	-
Options exercised	15,000	15	67,485	-	67,500
Net loss	-	-	-	(452,209)	(452,209)
Balance, December 31, 2013	23,576,313	$23,576	$109,018,165	$(6,436,027)	$102,605,714

The accompanying notes are an integral part of these consolidated financial statements.

RING ENERGY, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31,	2013	2012
Cash Flows From Operating Activities
Net loss	$(452,209)	$(1,669,283)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation, depletion and amortization	2,284,091	506,786
Accretion expense	53,681	20,906
Share-based compensation	3,489,022	944,681
Stock issued as finders fee	100,000	-
Gain on derivative put options	-	(276,736)
Provision for income taxes	77,701	(300,324)
Changes in assets and liabilities:
Accounts receivable	(3,470,437)	(326,943)
Prepaid expenses	(5,653)	87,845
Accounts payable	6,040,212	1,081,217
Accrued compensation	-	(100,000)
Net Cash Provided by (used in) Operating Activities	8,116,408	(31,851)
Cash Flows from Investing Activities
Payments to purchase oil and natural gas properties	(5,192,441)	(3,684,674)
Payments to develop oil and natural gas properties	(29,103,392)	(6,532,898)
Purchase of office equipment	(82,805)	(159,977)
Plugging and abandonment cost incurred	(60,544)	-
Net Cash Used in Investing Activities	(34,439,182)	(10,377,549)
Cash Flows From Financing Activities
Proceeds from borrowings from Ring Energy, Inc.	-	1,150,000
Proceeds from issuance of common stock	73,201,690	13,009,062
Proceeds from option exercise	67,500	-
Proceeds from issuance of common stock to
Ring Energy, Inc. shareholders	-	10,887,561
Principal payments on revolving line of credit	-	(9,244,428)
Net Cash Provided by Financing Activities	73,269,190	15,802,195
Net Increase in Cash	46,946,416	5,392,795
Cash at Beginning of Period	5,404,167	11,372
Cash at End of Period	$52,350,583	$5,404,167
Supplemental Cash Flow Information
Cash paid for interest	$9,890	$221,927
Noncash Investing and Financing Activities
Oil and gas properties acquired	$-	$9,689,488
Deferred tax liability assumed (net)	-	(1,362,665)
Asset retirement obligation assumed	-	(152,148)
Revision of asset retirement obligation estimate	211,691	-
Asset retirement obligation incurred during development	481,296	(14,214)
Payments with Ring Energy, Inc. shares	-	(4,490,001)

Issuance of common stock to Ring Energy, Inc. shareholders	$-	$13,531,760
Accounts payable assumed	-	9,893
Less: Tax benefit	-	(436,391)
Less: Elimination of note payable to Ring Energy, Inc.	-	(2,003,122)
Less: Prepaid expenses acquired	-	(26,942)
Less: Property and equipment acquired	-	(187,637)
Proceeds from issuance of common stock to
Ring Energy, Inc. shareholders	$-	$10,887,561

The accompanying notes are an integral part of these consolidated financial statements.

RING ENERGY, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operations – Ring Energy, Inc. is a Nevada corporation. Ring Energy, Inc. and Stanford Energy, Inc., its wholly-owned subsidiary, are referred to herein as the “Company.” The Company owns interests in oil and gas properties located in Texas and Kansas and is engaged primarily in the acquisition, exploration and development of oil and gas properties and the production and sale of oil and natural gas.

Reorganization into Ring Energy, Inc. – On June 28, 2012, Ring Energy, Inc. (“Ring”) completed the acquisition of Stanford Energy, Inc. (“Stanford”) through the closing of a stock-for-stock exchange agreement dated May 3, 2012. As a result, Stanford became a wholly-owned subsidiary of Ring. At the closing, the Stanford shareholders exchanged their 1,376 shares of Stanford common stock for 3,440,000 shares of Ring common stock. In addition, Ring assumed and adopted Stanford’s equity compensation plan and its outstanding options to purchase 450 shares of Stanford common stock, which represented the right to purchase 1,125,000 shares of Ring common stock at $2.00 per share. On February 6, 2012, the date the terms of the exchange agreement were agreed to and announced, Ring has 5,786,884 shares of common stock outstanding, of which Stanford shareholders held 793,317 shares. In addition, Stanford’s shareholders obtained the right to appoint to a majority of the members of the Ring board of directors and senior management of the combined company.

Under current accounting guidance, as a result of the number of shares and stock options to acquire shares issued to the Stanford shareholders and option holders, Stanford was determined to be the accounting acquirer and its historical financial statements have been adjusted to reflect its reorganization in a manner equivalent to a 2,500-for-1 stock split. The accompanying historical financial statements prior to the reorganization into Ring are Stanford’s financial statements, adjusted to reflect the authorized capital and par value of Ring and to reflect the effects of the stock split for all periods presented.

Consolidation – The basis of presentation of the predecessor carve-out financial statements is presented above. Except for the predecessor carve-out financial statements, the accompanying consolidated financial statements include the accounts, operations and cash flows of Stanford for all periods presented and the consolidated operations and cash flows of Ring from June 28, 2012. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Changes in the future estimated oil and natural gas reserves or the estimated future cash flows attributable to the reserves that are utilized for impairment analysis could have a significant impact on the future results of operations.

Fair Values of Financial Instruments – The carrying amounts reported for the revolving line of credit approximates fair value because the underlying instruments are at interest rates which approximate current market rates.

Concentration of Credit Risk and Accounts Receivable – Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash and accounts receivable. The Company has cash in excess of federally insured limits of $52,100,583 at December 31, 2013. The Company places its cash with a high credit quality financial institution.

Substantially all of the Company’s accounts receivable is from purchasers of oil and gas. Oil and gas sales are generally unsecured. The Company has not had any significant credit losses in the past and believes its accounts receivable are fully collectable. Accordingly, no allowance for doubtful accounts has been provided. The Company also has a joint interest billing receivable. Joint interest billing receivables are collateralized by the pro rata revenue attributable to the joint interest holders and further by the interest itself.

Cash – The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Oil and Gas Properties – The Company uses the full cost method of accounting for oil and gas properties. Under this method, all costs associated with acquisition, exploration, and development of oil and gas properties are capitalized. Costs capitalized include acquisition costs, geological and geophysical expenditures, lease rentals on undeveloped properties and costs of drilling and equipping productive and non-productive wells. Drilling costs include directly related overhead costs. Capitalized costs are categorized either as being subject to amortization or not subject to amortization.

The Company records a liability in the period in which an asset retirement obligation (“ARO”) is incurred, in an amount equal to the discounted estimated fair value of the obligation that is capitalized. Thereafter this liability is accreted up to the final retirement cost. An ARO is a future expenditure related to the disposal or other retirement of certain assets. The Company’s ARO relate to future plugging and abandonment expenses of its oil and gas properties and related facilities disposal.

All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves and estimated future costs to plug and abandon wells and costs of site restoration, less the estimated salvage value of equipment associated with the oil and gas properties, are amortized on the unit-of-production method using estimates of proved reserves as determined by independent engineers. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized. The following table shows total depletion and depletion per barrel-of-oil-equivalent rate, for the years ended December 31, 2013 and 2012.

	For the Years Ended December 31,
	2013	2012

Depletion	$2,223,477	$474,056
Depletion rate, per barrel-of-oil-equivalent (BOE)	$20.27	$21.94

In addition, capitalized costs less accumulated amortization and related deferred income taxes shall not exceed an amount (the full cost ceiling) equal to the sum of:

1)

the present value of estimated future net revenues discounted ten percent computed in compliance with SEC guidelines;

2)

plus the cost of properties not being amortized;

3)

plus the lower of cost or estimated fair value of unproven properties included in the costs being amortized;

4)

less income tax effects related to differences between the book and tax basis of the properties.

Land, Buildings, Equipment and Leasehold Improvements – Land, buildings, equipment and leasehold improvements are valued at historical cost, adjusted for impairment loss less accumulated depreciation. Historical costs include all direct costs associated with the acquisition of land, buildings, equipment and leasehold improvements and placing them in service.

Depreciation of buildings and equipment is calculated using the straight-line method based upon the following estimated useful lives:

Buildings and improvements	30 years
Office equipment and software	5-7 years
Machinery and equipment	5-7 years

Depreciation expense was $60,574 and $35,369 for the years ended December 31, 2013 and 2012, respectively.

Revenue recognition – The Company predominantly derives its revenue from the sale of produced crude oil and natural gas. Revenue is recorded in the month the product is delivered to the purchaser. At the end of each month, the Company estimates the amount of production delivered to purchasers and the price received. Variances between the Company’s estimated revenue and actual payment are recorded in the month the payment is received; however, differences have been insignificant.

Income Taxes – Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes. Deferred taxes are provided on differences between the tax bases of assets and liabilities and their reported amounts in the financial statements, and tax carry forwards. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Earnings Per Share – Basic earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding during the year. Diluted earnings per share are calculated to give effect to potentially issuable dilutive common shares.

Major Customers – During the year ended December 31, 2013, sales to one customer represented 97% of total sales, respectively. At December 31, 2013, this one customer made up 99% of accounts receivable. During the year ended December 31, 2012, sales to three customers represented 50% 25% and 23% of total sales, respectively. At December 31, 2012, one of these customers made up 94% of accounts receivable. The loss of this customer would not have a material adverse effect on the Company as there is an available market for its crude oil and natural gas production from other purchasers.

Stock-Based Employee and Non-Employee Compensation – The Company has outstanding stock options to directors, employees and contract employees, which are described more fully in Note 8. The Company accounts for its stock options grants in accordance with generally accepted accounting principles. Generally accepted accounting principles require the recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements and is measured based on the grant date fair value of the award. Generally accepted accounting principles also requires stock option compensation expense to be recognized over the period during which an employee is required to provide service in exchange for the award (the vesting period).

Stock-based employee compensation incurred for the years ended December 31, 2013 and 2012 was $3,489,022 and $944,681, respectively.

Recently Adopted Accounting Pronouncement – In December 2011, the FASB issued Accounting Standards Update 2011-11, “Disclosures about Offsetting Assets and Liabilities” (“ASU 2011-11”), and in January 2013 issued Accounting Standards Update 2013-01, “Clarifying the Scope of Disclosures about Offsetting Assets and Liabilities” (“ASU 2013-01”). These updates require disclosures about the nature of an entity’s rights of offset and related arrangements associated with its recognized derivatives contracts. The guidance is effective for interim and annual periods beginning on or after January 1, 2013. The implementation of ASU 2011-11 and ASU 2013-01 had no impact on the Company’s financial position or results of operations.

NOTE 2 – EARNINGS PER SHARE INFORMATION

For the years ended December 31,	2013	2012
Net Loss	$(452,209)	$(1,669,283)
Basic and Diluted Weighted-Average Shares Outstanding	16,376911	8,073,176
Basic and Diluted Loss per Share	$(0.03)	$(0.21)

Stock options to purchase 2,647,500 and 1,125,000 shares of common stock were excluded from the computation of diluted earnings (loss) per share during the year ended December 31, 2013 and 2012, respectively, as their effect would have been anti-dilutive.

NOTE 3 – OIL AND GAS PROPERTIES

On October 16, 2013, Ring Energy, Inc. (“Ring”) entered into a Joint Development Agreement (the “Agreement”), effective immediately, with Torchlight Energy Resources, Inc. (“Torchlight”), to develop Ring’s existing Kansas leasehold, consisting of approximately 17,000 acres in Gray, Haskell and Finney counties.

Pursuant to the Agreement, Ring will operate the Kansas leasehold acreage. In consideration of entering into the Agreement, Torchlight will pay 100% of all drilling and completion costs until an amount equal to Ring’s total costs related to the Kansas leases has been met (approximately $6.2 million). After Torchlight has matched Ring’s total costs related to the Kansas leases, Ring and Torchlight will equally share all drilling and development costs related to the continued ongoing development of the leases. Ring and Torchlight will share equally in any production and revenue in connection with the development of the Kansas leasehold acreage from the commencement of the first well pursuant to the terms of the Agreement.

NOTE 4 – OIL AND GAS PRODUCING ACTIVITIES

Set forth below is certain information regarding the aggregate capitalized costs of oil and gas properties and costs incurred by the Company for its oil and gas property acquisitions, development and exploration activities:

Capitalized Costs Relating to Oil and Natural Gas Producing Activities

	As of	As of
	December 31,	December 31,
	2013	2012
Proved oil and natural gas properties	$58,040,724	$23,051,904
Office equipment	257,911	175,106
Total capitalized costs	58,298,635	23,227,010
Accumulated depletion, depreciation and amortization	(2,880,253)	(596,162)

Net Capitalized Costs	$55,418,382	$22,630,848

Net Costs Incurred in Oil and Gas Producing Activities

	For the Year Ended	For the Year Ended
	December 31,	December 31,
	2013	2012
Acquisition of proved properties	$5,192,441	$9,873,128
Development costs	29,796,379	6,581,343

Total Net Costs Incurred	$34,988,820	$16,454,471

NOTE 5 – NOTES PAYABLE

Notes Payable – In May 2012, May 2013, August 2013 and October 2013, the Company extended a credit agreement with a bank that provides for a revolving line of credit of up to $10 million for borrowings and letters of credit. As of December 31, 2013, no amounts were outstanding and $9,855,000 was available to be drawn on the line of credit. The credit agreement includes a non-usage commitment fee of 0.20% per annum and covenants limiting other indebtedness, liens, transfers or sales of assets, distributions or dividends and merger or consolidation activity. The facility has an interest rate of the bank’s prime rate plus 0.75% with the total interest rate to be charged being no less than 4.00%. The maturity date on the note was extended to April 10, 2014.

NOTE 6 – ASSET RETIREMENT OBLIGATION

A reconciliation of the asset retirement obligation for the years ended December 31, 2012 and 2013 is as follows:

Balance, December 31, 2011	$274,788
Liabilities incurred	200,593
Accretion expense	20,906
Balance, December 31, 2012	$496,286
Liabilities incurred	481,296
Revision of estimate	211,691
Liabilities settled	(60,544)
Accretion expense	53,681
Balance, December 31, 2013	$1,182,410

NOTE 7 – STOCKHOLDERS’ EQUITY

The Company is authorized to issue 150,000,000 common shares, with a par value of $0.001 per share and 50,000,000 shares of Preferred Stock.

Reorganization into Ring Energy, Inc. – On June 28, 2012 Ring completed the acquisition of Stanford Energy, Inc. through the closing of a stock-for-stock exchange agreement dated May 3, 2012. As a result, Stanford’s shareholders obtained control of Ring under current accounting guidance. Since the Stanford shareholders obtained a controlling interest in Ring’s common stock and stock options Stanford was determined to be the accounting acquirer and its historical financial statements have been adjusted to reflect its reorganization in a manner equivalent to a 2,500-for-1 stock split. This treatment results in 3,440,000 shares held by Stanford shareholders. As a result of the Stanford being determined to be the accounting acquirer, the transaction was accounted for as the issuance by Stanford of the 6,579,808 common shares of Ring that remained outstanding.

Common Stock Issued in Private Offering – In January 2013, the Company issued 100,000 shares of common stock, valued at $450,000, or $4.50 per share, in a private placement. There were no related offering costs.

In June 2013, the Company issued 3,528,580 shares of common stock, valued at $19,407,190, or $5.50 per share, in a private placement. Proceeds from the offering totaled $18,522,657, net of offering costs and expenses paid of $884,533.

Common Stock Issued in Public Offering – In December 2013, the Company issued 5,750,000 shares of common stock, valued at $57,500,000, or $10.00 per share, in a public offering. Proceeds from the offering totaled $54,229,033, net of underwriters fees, offering costs and expenses paid totaling $3,270,967.

Common Stock Issued for Services – In October 2013, the Company issued 10,000 shares of common stock, valued at $100,000, or $10.00 per share, as compensation for services provided.

Common Stock Issued as a Result of Option Exercises – In January 2013, the Company issued 6,722 shares of common stock as the result of the cashless exercise of 10,000 stock options with an exercise price of $2.00. The Company withheld 3,278 shares, valued at $20,000 or $6.10 per share, as the exercise price.

In December 2013, the Company issued 15,000 shares of common stock as the result of an option exercise. The options had an exercise price of $4.50 per share. The company received the $67,500 exercise price.

NOTE 8 – EMPLOYEE STOCK OPTIONS AND RESTRICTED STOCK AWARD PLAN

In 2011, the Company’s Board of Directors approved and adopted a long term incentive plan, which was subsequently approved and amended by the shareholders. There are 2,327,500 shares eligible for grant, either as options or as restricted stock, at December 31, 2013.

Employee Stock Options – Following is a table reflecting the issuances during 2012 and 2013 and their related exercise prices:

Grant date	# of options	Exercise price
July 1, 2012	75,000	$4.50
September 1, 2012	50,000	4.50
October 1, 2012	40,000	4.50

January 1, 2013	1,400,000	4.50
March 15, 2013	150,000	5.50
June 25, 2013	35,000	7.50
December 16, 2013	100,000	$10.00

	1,850,000

All granted options vest at the rate of 20% each year over five years beginning one year from the date granted and expire ten years from the grant date. A summary of the status of the stock options as of December 31, 2013 and changes during the years ended December 31, 2013 and 2012 is as follows:

	2013		2012
	Options	Weighted-Average Exercise Price	Options	Weighted-Average Exercise Price
Outstanding at beginning of the year	1,125,000	$2	1,125,000	2
Issued	1,685,000	5	165,000	5
Forfeited	(137,500)	3	(165,000)	2
Exercised	(25,000)	4	-	-

Outstanding at end of year	2,647,500	$4	1,125,000	2

Exercisable at end of year	662,500	$3	200,000	2

Weighted average fair value of
options granted during the year		$4		4

The Company uses the Black-Scholes option pricing model to calculate the fair-value of each option grant. The expected volatility is based on the historical price volatility of the Company’s common stock. We elected to use the simplified method for estimating the expected term as allowed by generally accepted accounting principles for options granted through December 31, 2013 and 2012.

Under the simplified method, the expected term is equal to the midpoint between the vesting period and the contractual term of the stock option. The risk-free interest rate represents the U.S. Treasury bill rate for the expected life of the related stock options. The dividend yield represents the Company’s anticipated cash dividend over the expected life of the stock options. The following are the Black-Scholes weighted-average assumptions used for options granted during the periods ended December 31, 2013 and 2012:

	Risk free interest rate	Expected life (years)	Dividend yield	Volatility

July 1, 2012	0.67%	6.5	-	158%
September 1, 2012	0.80%	6.5	-	153%
October 1, 2012	0.25%	5.75	-	147%

January 1, 2013	0.76%	6.5	-	138%
February 13, 2013	0.92%	6.5	-	137%
March 15, 2013	0.84%	6.5	-	132%
June 25, 2013	1.49%	6.5	-	128%
December 16, 2013	1.55%	6.5	-	119%

As of December 31, 2013, there was approximately $5,250,009 of unrecognized compensation cost related to stock options that will be recognized over a weighted average period of 2.6 years. The aggregate intrinsic value of options vested and expected to vest at December 31, 2013 was $20,359,425. The aggregate intrinsic value of options exercisable at December 31, 2013 was $3,890,000. The year end intrinsic values are based on a December 31, 2013 closing price of $12.20.

During 2013, a total of 25,000 options were exercised. The aggregate intrinsic value of the options exercised was $149,000.

The following table summarizes information related to the Company’s stock options outstanding at December 31, 2013:

	Options Outstanding
Exercise price	Number Outstanding	Weighted-Average Remaining Contractual Life (in years)	Number Exercisable
2.00	842,500	7.92	362,500
4.50	1,520,000	8.96	300,000
5.50	150,000	9.29	-
7.50	35,000	9.48	-
10.00	100,000	9.96	-

-	2,647,500	8.69	662,500

Any excess tax benefits from the exercise of stock options will not be recognized in paid-in capital until the Company is in a current tax paying position. Presently, the company has a net loss and therefore not yet subject to income taxes. Accordingly, no excess tax benefits have been recognized for the years ended December 31, 2013 or 2012.

NOTE 9 – RELATED PARTY TRANSACTIONS

The company is leasing office space from Arenaco, LLC, a company that is owned by two of stockholders’ of the company, Mr. Rochford, Chairman of the Board of the Company, and Mr. McCabe, a Director of the Company. During the years ended December 31, 2013 and 2012, the Company paid $47,000 to this company.

The Company entered into a promissory note for $1,000,000 in January 2012 to cover $850,000 in advances from Ring Energy, Inc. to Stanford Energy, Inc. in 2011 and $150,000 in advances made during early 2012. This was settled as part of the merger.

NOTE 10 – COMMITMENTS AND CONTINGENT LIABILITIES

Standby Letters of Credit – A commercial bank has issued standby letters of credit on behalf of the Company to the states of Texas and Kansas totaling $145,000 to allow the Company to do business in those states. The Company intends to renew the standby letters of credit for as long as the Company does business in those states. No amounts have been drawn under the standby letters of credit.

Operating leases – The following table summarizes our future estimated lease payments for periods subsequent to December 31, 2013. The leases pertain to approximately 3,700 square feet of space for our corporate headquarters in Midland, Texas, approximately 3,700 square feet of office space for our accounting offices in Tulsa, Oklahoma and approximately 2,000 square feet of office space for our field office in Andrews, Texas. The Company incurred lease expense of $141,593 and $208,091 for the years ended December 31, 2013 and 2012, respectively. The following table reflects the future minimum lease payments under the operating lease as of December 31, 2013.

Year	Lease Obligation

2014	$133,515
2015	143,475
2016	73,185
2017	55,935

$406,110

NOTE 11 – INCOME TAXES

For the year ended December 31, 2013 and 2012, the Company calculated a net tax benefit of $516,531 and $300,324, respectively. The benefit from income taxes consisted of the following:

Provision for Income Taxes	2013	2012
Deferred	$77,701	$(707,270)
Effect of offset from Kansas property acquisition	-	406,946
	$77,701	$(300,324)

The following is a reconciliation of income taxes computed using the U.S. federal statutory rate to the provision for income taxes:

Rate Reconciliation	2013	2012
Tax at federal statutory rate (34%)	$(127,333)	$(669,666)
Non-deductible expenses	4,450	1,098
True-up prior return	213,431	406,946
States taxes, net of Federal benefit	17,864	(93,950)
Effect of tax rates lower than statutory rate	5,017	55,248
	$77,701	$(300,324)

As of December 31, 2013, the Company had net operating loss carry forwards for federal income tax reporting purposes of approximately $17.8 million which, if unused, will expire in 2033.

The net deferred tax liability consisted of the following at December 31, 2013 and 2012:

Deferred Taxes:	2013	2012
Deferred tax liabilities
Property and equipment	$9,009,106	$3,094,811

Deferred tax assets
Stock-based compensation	1,682,601	386,541
Operating loss and IDC carryforwards	6,622,853	2,082,319
Deferred tax assets	8,305,439	2,468,860
Net deferred income tax liability	$703,651	$625,951

Accounting for Uncertainty in Income Taxes – In accordance with generally accepted accounting principles, the Company has analyzed its filing positions in all jurisdictions where it is required to file income tax returns for the open tax years in such jurisdictions. The Company has identified its federal income tax return and its state income tax returns in Texas and Kansas in which it operates as “major” tax jurisdictions. The Company’s federal income tax returns for the years ended December 31, 2010 through 2012 remain subject to examination. The Company’s income tax returns in Kansas remain subject to examination for years ended December 31, 2010 through 2012. The Company’s income tax returns in Texas remain subject to examination for years ended 2009 through 2012. The Company currently believes that all significant filing positions are highly certain and that all of its significant income tax filing positions and deductions would be sustained upon audit. Therefore, the Company has no significant reserves for uncertain tax positions and no adjustments to such reserves were required by generally accepted accounting principles. No interest or penalties have been levied against the Company and none are anticipated; therefore, no interest or penalty has been included in our provision for income taxes in the consolidated statements of operations.

NOTE 12 – SUBSEQUENT EVENTS

On February 3, 2014 the Company received the second payment from Torchlight regarding the joint development agreement on the Kansas acreage. The payment was $2,089,801, bringing the amount received from Torchlight to $3,089,801 or one half of the total to be received from Torchlight per the joint development agreement.

On February 6, 2014, the Company’s resale registration statement on Form S-1 in connection with the offering by certain selling stockholders named therein of up to 3,528,580 outstanding shares of common stock (the “Resale Shares”) became effective. Pursuant to the registration statement, such selling stockholders may sell all or a portion of these shares from time to time in market transactions through any market on which the common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agents or as principals or by a combination of such methods of sale. The selling stockholders will receive all proceeds from such sales of the Resale Shares, and the Company will not receive any proceeds from the sale of any Resale Shares sold by the selling stockholders.

On February 27, 2014, the Company completed the Acquisition, in which it acquired certain assets pursuant to its previously announced Purchase and Sale Agreement, for a purchase price of approximately $6.45 million in cash. The assets acquired by the Company pursuant to the Purchase Agreement consist of approximately 2,481 gross (1,5767 net) acres, located in Andrews and Gaines Counties, in the Permian Basin of Texas. The acreage, comprised of 92 separate leases, includes both “developed” and “undeveloped” parcels and is in close proximity to the Company’s existing Permian Basin assets. The “developed” area is comprised of approximately 907 net acres with current net production of 42 BOEs (Barrel of Oil Equivalent) per day from the San Andres and Glorieta formations and is over 92% oil. The “undeveloped” area is comprised of approximately 660 net acres.

RING ENERGY, INC.

SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES

(Unaudited)

Results of Operations from Oil and Gas Producing Activities – The Company’s results of operations from oil and gas producing activities exclude interest expense, gain from change in fair value of put options, and other financing expense. Income taxes are based on statutory tax rates, reflecting allowable deductions.

For the years ended December 31,	2013	2012
Oil and gas sales	$10,315,701	$1,757,444
Production costs	(1,207,529)	(785,959)
Production taxes	(476,964)	(82,995)
Depreciation, depletion, amortization and accretion	(2,337,772)	(527,692)
General and administrative (exclusive of corporate overhead)	(646,625)	(322,821)
Results of Oil and Gas Producing Operations	$5,646,811	$37,977

Reserve Quantities Information – The following estimates of proved and proved developed reserve quantities and related standardized measure of discounted net cash flow are estimates only, and do not purport to reflect realizable values or fair market values of the Company’s reserves. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available. All of the Company’s reserves are located in the United States of America.

Proved reserves are estimated reserves of crude oil (including condensate and natural gas liquids) and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment and methods.

The standardized measure of discounted future net cash flows is computed by applying the price according to the SEC guidelines for oil and gas to the estimated future production of proved oil and gas reserves, less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expenses (based on year-end statutory tax rates) to be incurred on pretax net cash flows less tax basis of the properties and available credits, and assuming continuation of existing economic conditions. The estimated future net cash flows are then discounted using a rate of 10 percent per year to reflect the estimated timing of the future cash flows.

For the Year Ended December 31,	2013		2012
	Oil (1)	Natural Gas (1)	Oil (1)	Natural Gas (1)
Proved Developed and Undeveloped Reserves
Beginning of year	3,646,743	1,733,780	2,493,560	1,749,100
Purchases of minerals in place	934,716	208,013	780,669	430,800
Improved recovery and extensions	2,676,934	595,729	149,149	30,250
Sale of minerals in place	(16,100)	-	-	-
Production	(109,673)	(36,047)	(20,531)	(6,480)
Revision of previous estimate	(276,965)	(14,433)	243,896	(469,890)

End of year	6,855,655	2,487,042	3,646,743	1,733,780

Proved Developed at end of year	1,941,367	630,751	364,110	63,840

1

Oil reserves are stated in barrels; gas reserves are stated in thousand cubic feet.

December 31,	2013	2012
Future cash flows	$648,958,812	$331,489,046
Future production costs	(165,478,373)	(73,667,753)
Future development costs	(98,287,766)	(66,835,270)
Future income taxes	(125,104,471)	(62,412,466)
Future net cash flows	260,088,202	128,573,357
10% annual discount for estimated timing of cash flows	(126,140,275)	(57,215,111)

Standardized Measure of Discounted Cash Flows	$133,947,927	$71,358,446

2013		2012
Beginning of the year	$71,358,446	$60,755,575
Purchase of minerals in place	24,631,148	19,027,746
Extensions, discoveries and improved recovery, less related costs	72,635,671	6,279,507
Development costs incurred during the year	29,103,392	6,532,898
Sales of oil and gas produced, net of production costs	(994,793)	(972,881)
Sales of minerals in place	(1,039,031)	-
Accretion of discount	8,568,497	6,524,980
Net changes in price and production costs	5,568,442	(8,004,160)
Net change in estimated future development costs	(6,499,395)	(2,968,626)
Revision of previous quantity estimates	(10,313,017)	6,364,907
Revision of estimated timing of cash flows	(29,859,746)	(19,303,858)
Net change in income taxes	(29,211,687)	(2,877,642)

End of the Year	$133,947,927	$71,358,446

RING ENERGY, INC.

PROSPECTUS

_________________, 2014

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is a list of estimated expenses in connection with the issuance and distribution of the securities being registered, with the exception of underwriting discounts and commissions:

SEC Registration Fee	$4,696
Printing costs	-
Legal fees and expenses	50,000
Accounting fees and expenses	10,000
Transfer agent fees	0
Miscellaneous	0

Total	$64,696

All of the above expenses are estimates (except for the SEC registration fee). All of the above expenses will be borne by the Company.

Item 14. Indemnification of Directors and Officers.

Under the provisions of Section 78.7502 of the Nevada Revised Statutes (the “Nevada Act”), the Registrant is required to indemnify any present or former officer or director against expenses arising out of legal proceedings in which the director or officer becomes involved by reason of being a director or officer, if the director or officer is successful in the defense of such proceedings. Section 78.7502 also provides that the Registrant may indemnify a director or officer in connection with a proceeding in which he is not successful in defending if it is determined that he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant or, in the case of a criminal action, if it is determined that he had no reasonable cause to believe his conduct was unlawful, and in either event, provided the director is not liable for a breach of the duties set out in Section 78.138 of the Nevada Act. Liabilities for which a director or officer may be indemnified include amounts paid in satisfaction of settlements, judgments, fines and other expenses (including attorneys’ fees incurred in connection with such proceedings). In a stockholder derivative action, no indemnification may be paid in respect of any claim, issue or matter as to which the director or officer has been adjudged to be liable to the Registrant (except for expenses allowed by a court).

The Registrant’s Articles of Incorporation and By-Laws provide for indemnification of directors and officers of the Registrant to the full extent permitted by applicable law. Under the provisions of the Registrant’s By-laws, the Registrant is required to indemnify officers or directors (while the current provisions of Section 78.7502 of the Nevada Act provide for “permissive” indemnification. Except with respect to stockholder derivative actions, the By-law provisions generally state that the director or officer will be indemnified against expenses, amounts paid in settlement and judgments, fines, penalties and/or other amounts incurred with respect to any threatened, pending or completed proceeding, provided that (i) such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant, and (ii) with respect to any criminal action or proceeding, such person had no reasonable cause to believe his or her conduct was unlawful.

The foregoing standards also apply with respect to the indemnification of expenses incurred in a stockholder derivative suit. However, a director or officer may only be indemnified for settlement amounts or judgments incurred in a derivative suit to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

In accordance with the Nevada Act, the Registrant’s Articles of Incorporation contain a provision to limit the personal liability of the directors of the Registrant for violations of their fiduciary duty. This provision eliminates each director’s liability to the Registrant or its stockholders, for monetary damages except (i) for acts or omissions not in good faith or which involve intentional or reckless misconduct or a knowing violation of law, and (ii) under Section 78.300 of the Nevada Act providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty including any such actions involving gross negligence.

Item 15. Recent Sales of Unregistered Securities and Use of Proceeds from Registered Securities.

Recent Sales of Unregistered Securities

In December 2011, the Company sold 1,167,504 shares at $4.00 per share for gross proceeds of $4,670,016. Each of the investors was an accredited investor at the time of the sale. The shares were sold without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(6) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder for sales of unregistered securities. No selling commissions were paid in connection with the sale of the shares.

In January 2012, the Company sold 1,083,180 shares at $4.00 per share for gross proceeds of $4,334,720. The shares were sold without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) and/or Section 4(5) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder for sales of unregistered securities. No selling commissions were paid in connection with the sale of the shares.

In April 2012, the Company sold 823,524 shares at $4.25 per share for gross proceeds of $3,499,977. The shares were sold without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) and/or Section 4(5) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder for sales of unregistered securities. No selling commissions were paid in connection with the sale of the shares.

On June 28, 2012, the Company issued 3,440,000 shares of its common stock pursuant to Stock-for-Stock Exchange Agreement dated May 3, 2012, between the Company and Stanford Energy, Inc. (“Stanford”). In addition, the Company assumed and adopted Stanford’s equity compensation plan and its outstanding options to purchase 450 shares of Stanford common stock, which now represents the right to purchase up to 1,125,000 shares of our common stock at $2.00 per share. The options vest at the rate of 20% each year over five years beginning one year from December 1, 2011, the date they were originally granted, and expire ten years beginning from that date. The investors were accredited investors at the time of the sale. The shares were sold without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) and/or Section 4(5) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering. No selling commissions were paid in connection with the sale of the shares.

During the quarter ended June 30, 2012, the Company sold 32,920 common shares at $4.25 per share to two accredited investors for gross proceeds of $139,910. Each of the investors was an accredited investor at the time of the sale. The shares were sold without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(6) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering. No selling commissions were paid in connection with the sale of the shares.

On July 1, 2012, the Company granted 75,000 options to Raymond H. Estep, also known as Hoyt Estep, under the 2011 Long-Term Incentive Plan for services. The options vest 20% each year for five years from the grant date and expire 10 years from the grant date. The exercise price of the options is $4.50. Mr. Estep was accredited investors at the time of the issuances. The options were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(a)(2) and/or Section 4(a)(5) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering. No selling commissions were paid in connection with the sale of the shares.

In August 2012, the Company sold 1,695,000 shares at $4.50 per share for gross proceeds of $7,627,500. The shares were sold without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) and/or Section 4(5) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder for sales of unregistered securities. No selling commissions were paid in connection with the sale of the shares.

On September 1, 2012, the Company issued 50,000 options to its Chief Financial Officer, William R. Broaddrick, under the 2011 Long-Term Incentive Plan. The options vest 20% each year five years from the grant date and expire 20 years from the grant date. The exercise price of the options is $4.50. Mr. Broaddrick was an accredited investor at the time of the sale. The shares were sold without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(a)(5) and/or Section 4(a)(2) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering. No selling commissions were paid in connection with the sale of the shares.

In October 2012, the Company sold 1,384,905 shares at $4.50 per share for gross proceeds of $6,232,072.50. The shares were sold without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) and/or Section 4(5) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder for sales of unregistered securities. No selling commissions were paid in connection with the sale of the shares.

On September 28, 2012, the Company issued 152,778 shares of its common stock to four investors in connection with the purchase of certain oil and gas leases. The investors were accredited investors at the time of the sale. The shares were sold without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) and/or Section 4(5) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering. No selling commissions were paid in connection with the sale of the shares.

On October 1, 2012, the Company granted 40,000 options to Michael Arguijo under the 2011 Long-Term Incentive Plan for services. The options vest 12.5% each quarter for two years from the grant date and expire 10 years from the grant date. The exercise price of the options is $4.50. Mr. Arguijo was accredited investors at the time of the issuances. The options were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(a)(2) and/or Section 4(a)(5) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering. No selling commissions were paid in connection with the sale of the shares.

On November 19, 2012, the Company issued 625,000 shares of its common stock in connection with the acquisition of certain oil and gas leases pursuant to an Agreement and Plan of Merger dated November 7, 2012. The investors were accredited investors at the time of the sale. The shares were sold without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) and/or Section 4(5) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering. No selling commissions were paid in connection with the sale of the shares.

On January 1, 2013, the Company granted (i) 500,000 options to its Chief Executive Officer, Kelly Hoffman, (ii) 500,000 options to its President, David Fowler, (iii) 300,000 options to its Vice President of Operations, Daniel Wilson, and (iv) 100,000 options to two employees, under the 2011 Long-Term Incentive Plan. The exercise price of the options is $4.50. The options were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(a)(2), as a transaction by an issuer not involving any public offering.

On January 2, 2013, the Company sold 100,000 common shares at $4.50 per share to Mr. Daniel Wilson for gross proceeds of $450,000. Mr. Wilson was an accredited investor at the time of the sale. Mr. Wilson is the Vice President of Operations of the Company. The shares were sold without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(a)(2) and/or Section 4(a)(5) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering. No selling commissions were paid in connection with the sale of the shares.

On March 15, 2013, the Company granted (i) 100,000 options to its Vice President of Land, Ryan Roberts, and (ii) a total of 50,000 options to an employee and a contract employee of the Company, under the 2011 Long-Term Incentive Plan. The exercise price of the options is $5.50. The options were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(a)(2), as a transaction by an issuer not involving any public offering.

On June 25, 2013, the Company granted a total of 35,000 options to four of its employees under the 2011 Long-Term Incentive Plan. The exercise price of the options is $7.50. The options were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(a)(2), as a transaction by an issuer not involving any public offering.

On June 28, 2013, the Company completed an offering of 3,528,580 shares of common stock at $5.50 in the Private Placement. The shares were sold without registration under the Securities Act by reason of the exemption from the registration afforded by the provisions of Section 4(a)(2) and/or Section 4(a)(5) of the Securities Act of 1933, as amended, and Rule 506 promulgated thereunder for sales of unregistered securities. Commissions in the amount of $866,366 were paid to registered sales agents for shares placed by the agents. The Company has filed a registration statement with the SEC with respect to the Resale Shares.

On November 20, 2013, the Company issued 10,000 shares of common stock to IWR Partners, LLC, as a finder’s fee in connection with the Development Agreement with Torchlight Energy Resources, Inc., to develop its Kansas leasehold. The issuance of common stock described above was (i) made in reliance of the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(a)(2) thereof and (ii) conducted without general solicitation or general advertising. IWR Partners, LLC, was an accredited investor at the time of the issuance and prior to this issuance owned shares of common stock.

On December 16, 2013, the Company granted a total of 100,000 options to five of its employees under the 2011 Long-Term Incentive Plan. The exercise price of the options is $10.00. The options were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(a)(2), as a transaction by an issuer not involving any public offering.

On June 18, 2014, the Company closed an offering of 2,000,001 shares of Common Stock, aggregating $30,000,015 in the Private Placement. These shares were issued without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(a)(5) and/or Section 4(a)(2) thereof, and Rule 506 promulgated thereunder, as a transaction by an issuer not involving any public offering. Each of the investors in this offering was an accredited investor as defined in Regulation D. Each investor delivered appropriate investment representations with respect to their investment, including their status as “accredited investors”. The Resale Shares are being registered with the SEC to fulfill Ring’s commitment to register such shares in connection with the Private Placement.

Use of Proceeds from Registered Securities.

On December 11, 2013, the Company closed an underwritten public offering of 5,000,000 shares of its common stock, as well as the exercise of the full over-allotment option by the underwriters of an additional 750,000 shares of its common stock, pursuant to a prospectus filed as part of an effective registration statement on Form S-1 (Registration No. 333-191482), as amended (effective as of December 5, 2013). The shares were sold at the public offering price of $10.00 per share.

The gross proceeds from the offering were $57.5 million, and the Company net proceeds from the offering were $54.2 million, after deducting underwriting commissions and offering expenses payable by the Company of $3.3 million. The $3.3 million in offering costs included $2.9 million in underwriting discounts with the remainder of the offering expenses being various legal, accounting, travel and other costs. No amounts were paid, directly or indirectly, to any director, officer or 10% owner. As of March 31, 2014, $3.5 million of the net proceeds was used to pay down the outstanding amount on our credit facility, approximately $9.6 million was used for acquisitions and leasing and approximately $13.9 million was used for development of existing properties.

Securities Repurchases

We did not make any repurchases of our equity securities during the quarter ending March 31, 2014.

Item 16. Exhibits.

The exhibits listed in the accompanying Exhibit Index are filed (except where otherwise indicated) as part of this Registration Statement.

		Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Here-with
2.1	Stock for Stock Exchange Agreement dated May 3, 2012	8-K	000-53920	2.1	7/5/12
2.2	Merger Agreement dated November 7, 2012	8-K	000-53920	2.1	11/26/12
3.1	Articles of Incorporation (as amended February 6, 2013)	10-K	000-53920	3.1	4/1/13
3.2	Current Bylaws	8-K	000-53920	3.2	1/24/13
4.1	Form of Subscription Agreement	10-Q	001-36057	4.1	11/7/13
4.2	Form of Subscription Agreement	8-K	001-36057	4.1	6/20/14
5.1	Opinion of Burleson LLP					X
10.1	Letter Agreement with Patriot Royalty & Land, LLC entered into on March 1, 2012	10-K	000-53920	10.1	3/20/12
10.2	Ring Energy Inc. Long Term Incentive Plan, as Amended	8-K	000-53920	99.3	1/24/13
10.3	Form of Option Grant for Long-Term Incentive Plan	10-Q	000-53920	10.2	8/14/12
10.4	Stanford Energy Promissory Note dated March 28, 2012	8-K	000-53920	99.1	4/3/12
10.5	Stanford Energy Promissory Note dated May 15, 2012	8-K	000-53920	99.1	5/17/12
10.6	Revolver Loan Agreement with the F&M Bank &Trust Company Dated May 12, 2011	10-Q	000-53920	10.3	8/14/12
10.7	First Amendment dated May 12, 2012, to Revolver Loan Agreement with F&M Bank & Trust Company	10-Q	000-53920	10.4	8/14/12
10.8	Second Amendment to Loan Agreement with F&M Bank & Trust Company	8-K	000-53920	99.1	1/24/13
10.9	Executive Committee Charter	10-K	000-53920	3.1	4/1/13
10.10	Audit Committee Charter	10-K	000-53920	3.1	4/1/13
10.11	Compensation Committee Charter	10-K	000-53920	3.1	4/1/13
10.12	Nominating and Corporate Governance Committee Charter	10-K	000-53920	3.1	4/1/13
10.13	Development Agreement	8-K	001-36057	10.1	10/18/13
10.14	Third Amendment to Revolver Loan Agreement with F&M Bank & Trust Company	10-Q	001-36057	10.2	11/7/13
10.15	Fourth Amendment to Revolver Loan Agreement with F&M Bank & Trust Company	10-Q	001-36057	10.2	11/7/13
10.16	Purchase and Sale Agreement, dated February 4, 2014, between Ring Energy, Inc. and Raw Oil & Gas, Inc., JDH Raw LC, and Smith Energy Company.	8-K	001-36057	10.1	2/7/14
10.17	First Amendment to First Amended and Restated Revolver Loan Agreement dated May 1, 2014, with Prosperity Bank, successor by merger to The F&M Bank & Trust Company	10-Q	001-36057	10.17	5/8/14
10.18	Credit Agreement, dated as of July 1, 2014, by and among Ring Energy, Inc., the several banks and other financial institutions and lenders from time to time party thereto, and SunTrust Bank, as administrative agent for the lenders and as issuing bank.	8-K	001-36057	10.1	7/3/14
16.1	Letter dated 9/4/13, from Hansen, Barnett & Maxwell, P.C.	8-K	000-53920	99.1	9/5/13
23.1	Consent of Eide Bailly LLP					X
23.2	Consent of Hansen, Barnett & Maxwell, P.C.					X
23.3	Consent of Cawley, Gillespie & Associates, Inc.					X
23.4	Consent of Burleson (included in Exhibit 5.1)					X
99.1	Reserve Report of Cawley, Gillespie & Associates, Inc.	10-K	001-36057	99.1	3/20/2014
101.INS	XBRL Instance Document					X
101.SCH	XBRL Taxonomy Schema Linkbase Document					X
101.CAL	XBRL Taxonomy Calculation Linkbase Document					X
101.DEF	XBRL Taxonomy Definition Linkbase Document					X
101.LAB	XBRL Taxonomy Labels Linkbase Document					X
101.PRE	XBRL Taxonomy Presentation Linkbase Document					X

Item 17. Undertakings.

(a)

The undersigned registrant hereby undertakes:

(1)

For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(2)

For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter); (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(3)

To file, during any period in which offers or sales are being made, a post–effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post–effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(4)

That, for the purpose of determining any liability under the Securities Act of 1933, each post–effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)

To remove from registration by means of a post–effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(6)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(7)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(h)(3)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Glossary of Oil and Natural Gas Terms

The terms defined in this section are used throughout this prospectus:

“Bbl” —One stock tank barrel, of 42 U.S. gallons liquid volume, used herein in reference to crude oil, condensate or NGLs.

“Boe” —Barrels of oil equivalent, with 6,000 cubic feet of natural gas being equivalent to one barrel of oil.

“Boe/d” —Barrels of oil equivalent per day.

“Completion” —The process of treating a drilled well followed by the installation of permanent equipment for the production of oil or natural gas, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

“Condensate” —Liquid hydrocarbons associated with the production of a primarily natural gas reserve.

“Developed acreage” —The number of acres that are allocated or assignable to productive wells or wells capable of production.

“Developed reserves” —Reserves of any category that can be expected to be recovered (i) through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor when compared to the cost of a new well; and (ii) through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

“Development well” —A well drilled within the proved area of a natural gas or oil reservoir to the depth of a stratigraphic horizon known to be productive.

“Dry hole” —A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production do not exceed production expenses and taxes.

“Economically producible” —A resource which generates revenue that exceeds, or is reasonably expected to exceed, the costs of the operation.

“Exploratory well” —A well drilled to find and produce oil or natural gas reserves not classified as proved, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir or to extend a known reservoir.

“Field” —An area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition.

“Formation” —A layer of rock which has distinct characteristics that differ from nearby rock.

“Gross acres or gross wells” —The total acres or well, as the case may be, in which a working interest is owned.

“Horizontal drilling” —A drilling technique used in certain formations where a well is drilled vertically to a certain depth and then drilled at a right angle within a specified interval.

“Mcf” —One thousand cubic feet of natural gas.

“Net acres or net wells” —The sum of the fractional working interest owned in gross acres or gross wells. An owner who has 50% interest in 100 acres owns 50 net acres.

“Net revenue interest” —An owner's interest in the revenues of a well after deducting proceeds allocated to royalty and overriding interests.

“Productive well” —A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of the production exceed production expenses and taxes.

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“Prospect” —A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is considered to have potential for the discovery of commercial hydrocarbons.

“Proved developed non-producing” or “PDNP” —Proved oil and natural gas reserves that are developed behind pipe or shut-in or that can be recovered through improved recovery only after the necessary equipment has been installed, or when the costs to do so are relatively minor. Shut-in reserves are expected to be recovered from (1) completion intervals which are open at the time of the estimate but which have not started producing, (2) wells that were shut-in for market conditions or pipeline connections, or (3) wells not capable of production for mechanical reasons. Behind-pipe reserves are expected to be recovered from zones in existing wells that will require additional completion work or future re-completion prior to the start of production. The hydrocarbons are classified as proved but non-producing reserves.

“Proved developed reserves”—Proved reserves that can be expected to be recovered through existing wells and facilities and by existing operating methods.

“Proved reserves” —Reserves of oil and natural gas that have been proved to a high degree of certainty by analysis of the producing history of a reservoir and/or by volumetric analysis of adequate geological and engineering data.

“Proved undeveloped reserves (PUD)” —Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

“PV-10” When used with respect to natural gas and oil reserves, PV-10 means the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production, future development and abandonment costs, using prices and costs in effect at the determination date, before income taxes, and without giving effect to non-property-related expenses, discounted to a present value using an annual discount rate of 10% in accordance with the guidelines of the SEC. PV-10 is not a financial measure calculated in accordance with generally accepted accounting principles, or GAAP, and generally differs from standardized measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. Neither PV-10 nor standardized measure represents an estimate of the fair market value of our natural gas and oil properties. We and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies without regard to the specific tax characteristics of such entities.

“Reserves” —Estimated remaining quantities of oil and natural gas and related substances anticipated to be economically producible as of a given date by application of development projects to known accumulations.

“Reservoir” —A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

“Spacing” —The distance between wells producing from the same reservoir. Spacing is often expressed in terms of acres, e.g., 40-acre spacing, and is often established by regulatory agencies.

“Standardized measure of discounted future net cash flows” —The present value of estimated future net revenues to be generated from the production of proved reserves, determined in accordance with the regulations of the Securities and Exchange Commission, without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expenses or depreciation, depletion and amortization; discounted using an annual discount rate of 10%.

“Undeveloped acreage” —Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas, regardless of whether such acreage contains proved reserves.

“Working interest” —The right granted to the lessee of a property to explore for and to produce and own oil, gas, or other minerals and receive a share of the production. The working interest owners bear the exploration, development, and operating costs of the property.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Midland, state of Texas, on July 10, 2014.

Ring Energy, Inc.

By: /s/ Kelly Hoffman

Mr. Kelly Hoffman

Chief Executive Officer and Director

Date: July 10, 2014

By: /s/ William R. Broaddrick

Mr. William R. Broaddrick

Chief Financial Officer

Date: July 10, 2014

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ Kelly Hoffman	By: /s/ William R. Broaddrick
Mr. Kelly Hoffman	Mr. William R. Broaddrick
Chief Executive Officer and Director (Principal Executive Officer)	Chief Financial Officer (Principal Financial and Accounting Officer)

Date: July 10, 2014	Date: July 10, 2014

/s/ Lloyd T. Rochford	/s/ Anthony B. Petrelli
Mr. Lloyd T. Rochford	Mr. Anthony B. Petrelli
Chairman of the Board and Director	Director

Date: July 10, 2014	Date: July 10, 2014

/s/ Stanley McCabe	/s/ David A. Fowler
Mr. Stanley McCabe	Mr. David A. Fowler
Director	President and Director

Date: July 10, 2014	Date: July 10, 2014

/s/ Clayton E. Woodrum
Mr. Clayton E. Woodrum
Director

Date: July 10, 2014

Signature Page